Exhibit 10.1

CONFORMED COPY

SUPPLEMENTAL AGREEMENT

DATED 28 AUGUST 2013

BETWEEN

INNOSPEC INC.

AND

OTHERS

with

BARCLAYS BANK PLC

CLYDESDALE BANK PLC TRADING AS YORKSHIRE BANK

CREDIT SUISSE AG

THE ROYAL BANK OF SCOTLAND PLC ACTING AS AGENT FOR NATIONAL

WESTMINSTER BANK

LLOYDS TSB BANK PLC

and

WELLS FARGO BANK N.A.

acting as Mandated Lead Arrangers

and

LLOYDS TSB BANK PLC

acting as Agent and Security Agent

relating to a Credit Agreement

dated 14 December 2011

Allen & Overy LLP

THIS AGREEMENT is dated 28 August 2013 and made

BETWEEN:

(1)	INNOSPEC INC. (the Parent);

(2)	THE OBLIGORS as defined in the Amended Credit Agreement (as defined below);

(3)	BARCLAYS BANK PLC, CLYDESDALE BANK PLC TRADING AS YORKSHIRE BANK, CREDIT SUISSE AG, THE ROYAL BANK OF SCOTLAND PLC ACTING AS AGENT FOR NATIONAL WESTMINSTER BANK, LLOYDS TSB BANK PLC and WELLS FARGO BANK N.A. as mandated lead arrangers (whether acting individually or together in this capacity, the Arrangers);

(4)	THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 (The Original Parties) to the Amended Credit Agreement as original lenders (in this capacity, the Original Lenders);

(5)	THE FINANCIAL INSTITUTIONS listed in Part 4 of Schedule 1 (The Original Parties) to the Amended Credit Agreement as hedging banks (in this capacity, the Original Hedging Banks);

(6)	LLOYDS TSB BANK PLC as agent for and on behalf of the other Finance Parties under and as defined in the Credit Agreement defined below (in this capacity, the Agent); and

(7)	LLOYDS TSB BANK PLC as security agent and trustee for and on behalf of the other Finance Parties under and as defined in the Credit Agreement defined below (in this capacity, the Security Agent).

BACKGROUND

This Agreement is supplemental to and amends a credit agreement dated 14 December 2011 between, among others, the Parent and the Agent (the Credit Agreement).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

(a)	In this Agreement:

Acceding Guarantor means:

(a)	Innospec Oil Field Chemicals LLC;

(b)	Innospec Strata Holdings LLC; and

(c)	Strata Control Services, Inc..

Amended Credit Agreement means the Credit Agreement as amended and restated by this Agreement.

Confirmatory Key Property Debenture means a confirmatory security agreement between Innospec (Plant) Limited and the Security Agent in respect of the English law governed key property debenture dated 14 December 2011.

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Confirmatory Security Agreement means:

(a)	a confirmatory security agreement between, among others, Innospec Limited and the Security Agent in respect of the English law governed debenture dated 14 December 2011;

(b)	the Confirmatory Key Property Debenture;

(c)	a confirmatory security agreement between Innospec Inc. and the Security Agent in respect of the English law governed share security agreement dated 14 December 2011;

(d)	a confirmatory security agreement between Innospec Inc. and the Security Agent in respect of the Swiss law governed share pledge agreement relating to the pledge over the shares in Innospec GmbH dated 14 December 2011;

(e)	a confirmatory security agreement between Innospec GmbH and the Security Agent in respect of the Swiss law governed share pledge agreement relating to the pledge over the shares in Alcor Chemie Vertriebs GmbH dated 14 December 2011;

(f)	a confirmatory security agreement between OBOAdler Company Limited and the Security Agent in respect of the Swiss law governed share pledge agreement relating to the pledge over the shares in Alcor Chemie Vertriebs GmbH dated 14 December 2011; and

(g)	a confirmatory security agreement between Alcor Chemie Vertriebs GmbH and the Security Agent in respect of the Swiss law governed assignment agreement relating to the assignment of certain assets dated 14 December 2011.

Disclosure Letter means the disclosure letter delivered by the Parent to the Agent prior to the date of this Agreement in relation to Clause 19.22 (Sanctions), Clause 19.23 (Anti-Money Laundering) and Clause 19.24 (Anti-Corruption) of the Amended Credit Agreement.

Project Shine Acquisition means the business acquisition described as Project Shine within the “Project Thunder & other opportunities—Information for Banks” dated July 2013.

Restatement Date means the date upon which the Agent issues the notification referred to in Clause 2(a) (Conditions precedent).

Supplemental Fee Letter means the letter dated the date of this Agreement between the Parent and the Arrangers setting out the amount of the fee referred to in Clause 7 (Fees).

Supplemental Finance Document means:

(a)	this Agreement;

(b)	the Amended Credit Agreement;

(c)	the Supplemental Fee Letter;

(d)	a Confirmatory Security Agreement; or

(e)	any other Finance Document dated on or about the date of this Agreement.

(b)	Capitalised terms defined in the Credit Agreement have, unless expressly defined in this Agreement, the same meaning in this Agreement.

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1.2	Construction

The provisions of clause 1.2 (Construction), 1.4 (Third Party Rights) and 41 (Enforcement) of the Credit Agreement apply to this Agreement as though they were set out in full in this Agreement except that references to the Credit Agreement are to be construed as references to this Agreement.

2.	CONDITIONS PRECEDENT

(a)	Clauses 3 (Amendments) and 4 (Accessions) shall not take effect unless the Agent notifies the Parent and the Lenders that it has received all of the documents and evidence set out in Schedule 1 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent must give this notification as soon as reasonably practicable.

(b)	If the Agent does not give the notification under paragraph (a) above by 30 September 2013 or such later date as the Borrowers and the Agent may agree, Clauses 3 (Amendments) and 4 (Accessions) shall not take effect.

3.	AMENDMENTS

Subject as set out in Clause 2 (Conditions precedent) above, the Credit Agreement will be amended from the Restatement Date so that it reads as if it were restated in the form set out in Schedule 3 (Amended Credit Agreement).

4.	ACCESSIONS

Subject as set out in Clause 2 (Conditions precedent) above, on and from the Restatement Date, the Acceding Guarantors shall be bound by the terms of the Amended Credit Agreement as Guarantors.

5.	WAIVER

The Lenders hereby waive any breach of clause 22.16 (Acquisitions and investments) of the Credit Agreement which may result from the completion of the Project Shine Acquisition with effect from the date of this Agreement until the Restatement Date.

6.	REPRESENTATIONS

6.1	Representations

The representations and warranties set out in this Clause are made on the date of this Agreement and on the Restatement Date to each Finance Party by each Obligor for itself and on behalf of each Subsidiary of that Obligor. References in this Clause to it or its include, unless the context otherwise requires, each Obligor and each Subsidiary of that Obligor.

6.2	Binding obligations

The obligations expressed to be assumed by it in each Supplemental Finance Document are legal, valid, binding and (subject to the Legal Reservations) enforceable obligations.

6.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Supplemental Finance Documents do not and will not:

(a)	conflict with any law or regulation applicable to it or any of its Subsidiaries;

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(b)	contravene constitutional documents; or

(c)	breach (in a manner or to an extent which could reasonably be expected to have a Material Adverse Effect) any agreement or instrument which is binding on it or any member of the Group or any member of the Group’s assets; or

(d)	oblige it, or any of its Subsidiaries, to create any Security or result in the creation of any Security over its or their respective assets other than under the Security Documents.

6.4	Power and authority

It has the power to enter into and perform, and has taken all necessary action to authorise its entry into and performance of, the Supplemental Finance Documents and the transactions contemplated by the Supplemental Finance Documents.

6.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Supplemental Finance Documents to which it is a party; and

(b)	to make the Supplemental Finance Document to which it is a party admissible in evidence in its jurisdiction of incorporation (save for any filings or registrations required in relation to the Security constituted by the Security Documents, which filings and registrations will be made promptly after the execution of the relevant Security Documents and in any event within applicable time limits); and

(c)	to create the Security constituted by the Security Documents to which it is a party and, subject to the Legal Reservations, to ensure that such Security has the meaning specified therein,

have been obtained or effected and are in full force and effect.

6.6	Credit Agreement

Each Obligor confirms to each Finance Party that on the date of this Agreement and on the Restatement Date, the Repeating Representations:

(a)	are true; and

(b)	would also be true if references to the Credit Agreement are construed as references to the Amended Credit Agreement.

In each case, each Repeating Representation is applied to the circumstances then existing and in the case of the confirmation made on the date of this Agreement, as if the Restatement Date had occurred.

7.	FEES

(a)	The Parent must on the date of this Agreement, pay to each Arranger for its own account an arrangement fee in an amount referred to in the Supplemental Fee Letter.

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(b)	The commitment fees referred to in clause 12 (Fees) of the Amended Credit Agreement will become payable on and from the date of this Agreement as if the Restatement Date had occurred on the date of this Agreement.

8.	GUARANTEE

On the Restatement Date, each Obligor:

(a)	confirms its acceptance of the Amended Credit Agreement;

(b)	agrees that it is bound as an Obligor by the terms of the Amended Credit Agreement; and

(c)	(if a Guarantor) confirms that its guarantee:

(i)	continues in full force and effect on the terms of the Amended Credit Agreement; and

(ii)	extends to the obligations of the Obligors under the Finance Documents (including the Amended Credit Agreement),

in each case, subject to any limitations set out in clauses 18.11 (Specific limitations for Swiss Guarantors), 18.12 (Specific provisions for U.S. Guarantors) and 18.13 (Keepwell) of the Amended Credit Agreement.

9.	SECURITY

On the Restatement Date, each Obligor confirms that:

(a)	any Security created by it under the Security Documents extends to the obligations of the Obligors under the Finance Documents (including the Amended Credit Agreement) subject to any limitations set out in the Security Documents;

(b)	the obligations of the Obligors arising under the Amended Credit Agreement are included in the Indebtedness or Secured Obligations (as applicable) (each as defined in the applicable Security Documents) subject to any limitations set out in the Security Documents; and

(c)	the Security (as defined in the Security Documents) created under the Security Documents continue in full force and effect on the terms of the respective Security Documents.

10.	MISCELLANEOUS

(a)	Each of the Supplemental Finance Documents is a Finance Document.

(b)	Subject to the terms of this Agreement, the Credit Agreement will remain in full force and effect and, from the Restatement Date, the Credit Agreement and this Agreement will be read and construed as one document.

11.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

CONDITIONS PRECEDENT

1.	Corporate documentation

(a)	A copy of the constitutional documents of each Obligor or, if the Agent already has a copy, a certificate of an authorised signatory of the relevant Obligor confirming that the copy in the Agent’s possession is still correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(b)	A copy of a resolution of the board of directors (or equivalent thereof) of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Supplemental Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Supplemental Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Supplemental Finance Documents to which it is a party.

(c)	A copy of a resolution signed by all the holders of the issued shares in each Original Guarantor (other than any US Guarantor), approving the terms of, and the transactions contemplated by, the Supplemental Finance Documents to which that Original Guarantor is a party.

(d)	If applicable, a copy of a resolution of the board of directors of each corporate shareholder in each Original Guarantor, approving the terms of the resolution referred to in paragraph (c) above.

(e)	In respect of each Swiss Obligor a copy of a resolution of its general meeting of quotaholders approving the execution and the terms of, and the transactions contemplated by, the Supplemental Finance Documents.

(f)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(g)	A certificate of each Obligor (signed by a member of Management or director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded (each certificate to remain true and correct up to and on the Restatement Date (unless notified to the contrary by the relevant Obligor)).

(h)	A certificate of an authorised signatory of each Obligor certifying that each copy document specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(i)	To the extent not otherwise provided above, the constitutive documents of any member of the Group incorporated in England and Wales or the U.S. whose shares are subject to Security under any of the Security Documents together with any resolutions of the shareholders of such member of the Group adopting such changes to the constitutive documents of such member of the Group as the Agent shall have reasonably required (prior to the date of this Agreement) to, among other things, remove any restriction on any transfer of shares or partnership interests (or equivalent) in such member of the Group pursuant to any enforcement of any of such Security Documents.

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(j)	A copy of a good standing certificate with respect to each U.S. Group Member which is a Guarantor or an Acceding Guarantor, issued as of a recent date by the Secretary of State or other appropriate official of such U.S. Group Member’s jurisdiction of incorporation or organisation.

(k)	With respect to each Group Member which is an Obligor formed in any state of the United States of America, a certificate of solvency signed by the Chief Financial Officer, or equivalent officer, of such Obligor and a copy of a good standing certificate with respect to that Obligor issued as of a recent date by the Secretary of State or other appropriate official of that Obligor’s jurisdiction of formation.

2.	Security

Each Confirmatory Security Document.

3.	Perfection of Security

(a)	The results of HM Land Registry searches in favour of the Agent on the appropriate forms against all of the registered titles comprising each Key Property (as defined in the Confirmatory Key Property Debenture) giving not less than 21 days priority beyond the date each Key Property (as defined in the Confirmatory Key Property Debenture) became subject to the terms of the relevant Supplemental Finance Documents and showing no adverse entries.

(b)	An undertaking from DWF LLP (legal counsel to the Parent) to hold any title deeds that come into their possession to the order of the Security Agent.

4.	Legal opinions

(a)	A legal opinion of Allen & Overy LLP, legal advisers to the Arranger and the Agent in England as to English law, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of Bär & Karrer AG, legal advisers to the Arranger and the Agent in Switzerland as to Swiss law, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	A legal opinion of SGR, legal advisers to the Obligors in Delaware, Georgia and Louisiana, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

5.	Other documents and evidence

(a)	The Supplemental Fee Letter.

(b)	Evidence that the process agent specified in clause 41.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the Acceding Guarantors.

(c)	If available, the latest audited financial statements of each Acceding Guarantor.

(d)	A copy of the acquisition documents relating to the Project Shine Acquisition evidencing that the acquisition has occurred.

(e)	An updated Disclosure Letter.

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(f)	Documentation and other evidence as is reasonably requested by the Agent or the Lenders in order for the Agent and the Lenders to carry out and be satisfied with the results of all necessary “know you customer” or other checks on each Obligor pursuant to the transactions contemplated by the Supplemental Finance Documents.

(g)	In relation to the Parent, the audited consolidated financial statements of the Group for the financial year ended 2012 and, in relation to each Obligor other than the Parent, the audited Financial Statements for its financial year ended 31 December 2012.

(h)	An updated Group Structure Chart.

(i)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Parent accordingly) in connection with the entry into and performance of the transactions contemplated by, this Agreement or for the validity and enforceability of this Agreement.

(j)	Evidence that all fees, costs and expenses then due and payable from the Parent under this Agreement have been paid or will be paid on or before the Restatement Date.

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SCHEDULE 2

CONFIRMATORY SECURITY

1.	A confirmatory security agreement between, among others, Innospec Limited and the Security Agent in respect of the English law governed debenture dated 14 December 2011.

2.	A confirmatory security agreement between Innospec (Plant) Limited and the Security Agent in respect of the English law governed key property debenture dated 14 December 2011.

3.	A confirmatory security agreement between Innospec Inc. and the Security Agent in respect of the English law governed share security agreement dated 14 December 2011.

4.	A confirmatory security agreement between Innospec Inc. and the Security Agent in respect of the Swiss law governed share pledge agreement relating to the pledge over the shares in Innospec GmbH dated 14 December 2011.

5.	A confirmatory security agreement between Innospec GmbH and the Security Agent in respect of the Swiss law governed share pledge agreement relating to the pledge over the shares in Alcor Chemie Vertriebs GmbH dated 14 December 2011.

6.	A confirmatory security agreement between OBOAdler Company Limited and the Security Agent in respect of the Swiss law governed share pledge agreement relating to the pledge over the shares in Alcor Chemie Vertriebs GmbH dated 14 December 2011.

7.	A confirmatory security agreement between Alcor Chemie Vertriebs GmbH and the Security Agent in respect of the Swiss law governed assignment agreement relating to the assignment of certain assets dated 14 December 2011.

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SCHEDULE 3

AMENDED CREDIT AGREEMENT

MULTICURRENCY REVOLVING FACILITY AGREEMENT

US$150,000,000

FACILITY AGREEMENT

originally dated

14 DECEMBER 2011

as amended and restated by a supplemental agreement dated 28 AUGUST 2013

INNOSPEC INC.

and

OTHERS

with

BARCLAYS BANK PLC

CLYDESDALE BANK PLC TRADING AS YORKSHIRE BANK

CREDIT SUISSE AG

THE ROYAL BANK OF SCOTLAND PLC ACTING AS AGENT FOR NATIONAL

WESTMINSTER BANK

LLOYDS TSB BANK PLC

and

WELLS FARGO BANK N.A.

acting as Mandated Lead Arrangers

and

LLOYDS TSB BANK PLC

acting as Agent and Security Agent

Allen & Overy LLP

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THIS AGREEMENT is dated 14 December 2011 and made

BETWEEN:

(1)	INNOSPEC INC. (the Parent);

(2)	THE SUBSIDIARIES of the Parent listed in Part 1 of Schedule 1 (The Original Parties) as original borrowers (together with the Parent, the Original Borrowers);

(3)	THE SUBSIDIARIES of the Parent listed in Part 1 of Schedule 1 (The Original Parties) as original guarantors (together with the Parent, the Original Guarantors);

(4)	BARCLAYS BANK PLC, CLYDESDALE BANK PLC TRADING AS YORKSHIRE BANK, CREDIT SUISSE AG, THE ROYAL BANK OF SCOTLAND PLC ACTING AS AGENT FOR NATIONAL WESTMINSTER BANK, LLOYDS TSB BANK PLC and WELLS FARGO BANK N.A. as mandated lead arrangers (whether acting individually or together the Arrangers);

(5)	THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 (The Original Parties) as lenders (the Original Lenders);

(6)	THE FINANCIAL INSTITUTIONS listed in Part 3 of Schedule 1 (The Original Parties) as bilateral lenders (the Original Bilateral Banks);

(7)	THE INSTITUTIONS listed in Part 4 of Schedule 1 (The Original Parties) as hedging banks (the Original Hedging Banks);

(8)	LLOYDS TSB BANK PLC as agent of the Lenders (the Agent); and

(9)	LLOYDS TSB BANK PLC as security agent and trustee for the Finance Parties (the Security Agent).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Accession Letter means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

Accordion Lender has the meaning give to it in Clause 2.5 (Voluntary increase).

Additional Borrower means a company which becomes an Additional Borrower in accordance with Clause 25 (Changes to the Obligors).

Additional Guarantor means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

Additional Obligor means an Additional Borrower or an Additional Guarantor.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company. Notwithstanding the foregoing, in relation to The Royal Bank of Scotland plc, the term Affiliate shall not include:

(a)	the UK government or any member or instrumentality thereof, including Her Majesty’s Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof); or

(b)	any persons or entities controlled by or under common control with the UK government or any member or instrumentality thereof (including Her Majesty’s Treasury and UK Financial Investments Limited),

and which are not part of The Royal Bank of Scotland Group plc and its Subsidiaries.

Agent’s Spot Rate of Exchange means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11.00 a.m. on a particular day.

Alcor Chemie means Alcor Chemie Vertriebs GmbH, a company incorporated in Switzerland with registered number CH-170.4.002.974-7.

Approved Accounting Principles means those accounting principles, standards and practices which were used in the Original Financial Statements of the Parent.

Approved Lenders means any bank or financial institution:

(a)	which is listed on the list of approved banks agreed by the Agent from time to time and identified by the Agent as such list for the purposes of this Agreement;

(b)	which has a long term credit rating assigned to it by Standard and Poor’s of not less than A or A- by Fitch or A-3 by Moody’s; or

(c)	approved in writing by the Majority Lenders, provided that such approval shall not be unreasonably withheld or delayed.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, or registration.

Availability Period means the period from and including the date of this Agreement to and including the day falling one month prior to the Termination Date. If the Availability Period ends on a day which is not a Business Day, then the Availability Period shall be shortened to end on the Business Day before it would otherwise end.

Available Commitment means, a Lender’s Commitment under the Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

Available Facility means, the aggregate for the time being of each Lender’s Available Commitment.

Base Currency means dollars.

Base Currency Amount means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.

Bilateral Bank means:

(a)	any Original Bilateral Bank;

(b)	any Lender or Lenders; and

(c)	any Approved Lender which has acceded to this Agreement as a Bilateral Bank,

and in the case of (b) and (c) above, in each case as selected as a Bilateral Bank by the Parent by notice to the Agent. The Original Bilateral Banks are Bilateral Banks as at the date of this Agreement.

Bilateral Borrower means any Group Company to which a Bilateral Bank has provided a Bilateral Facility.

Bilateral Commitment means, in relation to a Bilateral Bank, the maximum amount from time to time of the Bilateral Facilities made available by such Bilateral Bank to the extent not cancelled.

Bilateral Facility means any of the following facilities (or a combination thereof) provided by a Bilateral Bank to any Group Company and identified by such Bilateral Bank and the Parent as a Bilateral Facility for the purpose of this Agreement and confirmed by the Agent in writing to such Bilateral Bank and the Parent that such facility is a Bilateral Facility for the purpose of the Finance Documents:

(a)	overdraft, cash pooling and similar facilities and spot and forward foreign exchange facilities; and

(b)	guarantee, bonding, documentary or demand letter of credit facilities.

The Agent hereby confirms by its signature to the Supplemental Agreement that the following are Bilateral Facilities at the date of the Supplemental Agreement:

(i)	the £4,500,000 sterling composite accounting facility made between Barclays Bank PLC and various Borrowers evidenced by a letter dated 9 July 2013;

(ii)	the $8,600,000 United States dollar composite accounting facility made between Barclays Bank PLC and various Borrowers evidenced by a letter dated 9 July 2013;

(iii)	the €6,000,000 euro composite accounting facility made between Barclays Bank PLC and various Borrowers evidenced by a letter dated 9 July 2013;

(iv)	the $3,500,000 bond/guarantee facility made between, among others, Barclays Bank PLC and Innospec Limited and evidenced by a letter dated 9 July 2013;

(v)	the $5,000,000 bond issuance facility made between National Westminster Bank Plc and Innospec Limited evidenced by a letter dated 19 May 2009;

(vi)	the $15,000,000 bond/guarantee and documentary credit facility made between Lloyds TSB Bank plc and Innospec Limited evidenced by a letter dated 27 June 2013; and

(vii)	the $1,000,000 bond/guarantee and documentary credit facility made between Credit Suisse AG and Alcor Chemie Vertriebs GmbH evidenced by an agreement dated 23 December 2011.

The Agent will confirm that any facility is a Bilateral Facility if it is satisfied that such facility falls within (a) or (b) above and that the provisions of paragraph (f) of Clause 22.10 (Indebtedness) are not breached as a result of such facility being confirmed as a Bilateral Facility.

Bilateral Facility Documents means those documents relating to or evidencing the terms of any Bilateral Facility.

Bilateral Outstandings means, at any time, the dollar equivalent of the aggregate of the following amounts outstanding at such time under any Bilateral Facility:

(a)	all amounts of principal then outstanding under any overdraft facilities determined on the same basis as that for determination of any limit on such facilities imposed by the terms thereof;

(b)	the maximum potential liability (excluding any cash cover) under all guarantees, bonds and letters of credit issued by the relevant Bilateral Bank which are then outstanding under the relevant Bilateral Facility; and

(c)	in relation to any other Bilateral Facilities, the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Bilateral Bank under each other type of accommodation provided under that Bilateral Facility as determined by such Bilateral Bank in accordance with the relevant Bilateral Facility Document or market practice.

Bilateral Utilisation means an advance made or guarantee, bond or letter of credit issued under a Bilateral Facility.

Borrower means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 25 (Changes to the Obligors).

Break Costs means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business means the octane additives, fuel specialties, active chemicals, oilfield chemicals and related businesses carried on by Parent and other members of the Group.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

Capital Expenditure means expenditure which should be treated as capital expenditure in the audited consolidated accounts of the Group in accordance with the Approved Accounting Principles.

Capital Stock of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

Cash Equivalents means:

(a)	marketable direct obligations issued by, or unconditionally guaranteed by, the United Kingdom Government or Swiss Government or issued by any agency of either such government and backed by the full faith and credit of the United Kingdom or Switzerland (as applicable), in each case maturing within one year from the date of acquisition thereof by a member of the Group;

(b)	commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard and Poor’s Corporation or at least P-1 from Moody’s Investors Service Inc.;

(c)	certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank having a rating of at least A-1 from Standard and Poor’s Corporation or at least P-1 from Moody’s Investors Service Inc.;

(d)	any investments in marketable direct obligations of the United States government (or any agency thereof) or in obligations fully and unconditionally guaranteed by the United States government (or any agency thereof), in each case maturing within one year from the date of acquisition thereof by a member of the Group; and

(e)	investments in money market funds which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above.

Charged Property means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

Code means the US Internal Revenue Code of 1986.

Commitment means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading Commitment in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement or assumed by it pursuant to Clause 2.4 (Increase – Defaulting Lender) or 2.5 (Voluntary increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

Compliance Certificate means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

Confirmatory Security Agreement means:

(a)	a confirmatory security agreement between, among others, Innospec Limited and the Security Agent in respect of the English law governed debenture dated 14 December 2011;

(b)	a confirmatory security agreement between Innospec (Plant) Limited and the Security Agent in respect of the English law governed key property debenture dated 14 December 2011;

(c)	a confirmatory security agreement between Innospec Inc. and the Security Agent in respect of the English law governed share security agreement dated 14 December 2011;

(d)	a confirmatory security agreement between Innospec Inc. and the Security Agent in respect of the Swiss law governed share pledge agreement relating to the pledge over the shares in Innospec GmbH dated 14 December 2011;

(e)	a confirmatory security agreement between Innospec GmbH and the Security Agent in respect of the Swiss law governed share pledge agreement relating to the pledge over the shares in Alcor Chemie Vertriebs GmbH dated 14 December 2011;

(f)	a confirmatory security agreement between OBOAdler Company Limited and the Security Agent in respect of the Swiss law governed share pledge agreement relating to the pledge over the shares in Alcor Chemie Vertriebs GmbH dated 14 December 2011; and

(g)	a confirmatory security agreement between Alcor Chemie Vertriebs GmbH and the Security Agent in respect of the Swiss law governed assignment agreement relating to the assignment of certain assets dated 14 December 2011.

Confidential Information means all information relating to the Parent, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party; or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Parent and the Agent.

Contribution Notice means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

Credit Participation means, in relation to a Lender, Bilateral Bank or Hedging Bank, the aggregate of:

(a)	its Commitment (if any); and

(b)	its aggregate Bilateral Commitments (if any); and

(c)	the amount, if any, which would be payable to it under any Hedging Agreement calculated in accordance with Section 6(e)(i)(3) of the relevant ISDA 1992 Master Agreement, or, as the case may be, Section 6(e)(ii) of the relevant ISDA 2002 Master Agreement if the date on which the calculation is made was deemed to be an Early Termination Date for which the relevant Borrower party to such Hedging Agreement is the Defaulting Party (and for this purpose Early Termination Date and Defaulting Party shall have the meanings given to them in the ISDA 1992 Master Agreement or, as the case may be, the ISDA 2002 Master Agreement), such amount to be certified by the relevant Lender in accordance with the ISDA 1992 Master Agreement or the ISDA 2002 Master Agreement as the case may be.

Debenture means each debenture entered into by each of the Original Obligors which is incorporated in England in favour of the Security Agent and dated on or about the date of this Agreement and prior to first Utilisation.

Default means an Event of Default or any event or circumstance specified in Clause 23 (Events of default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Defaulting Lender means any Lender:

(a)	which has failed to make its participation in a Loan available (or has notified the Agent or the Parent (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with regard to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraphs (a) and (c) above:

(i)	its failure to pay is caused by:

(A)	a technical or administrative error; or

(B)	a Disruption Event; and

payment is made within 5 Business Days of its due date;

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question;

(iii)	it is unlawful in any relevant jurisdiction for the Lender to make that payment; or

(iv)	the Agent is an Impaired Agent, and the Parent has provided the Lender with details of an account into which the Lender is required to make the payment in question directly to the required recipient in accordance with Clause 29.5 (Impaired Agent) and payment is made within 5 Business Days of that notification.

Default Rate means the rate at which default interest is payable under Clause 9.4 (Default interest).

Delegate means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

Disclosure Letter means, before the date of the Supplemental Agreement, the disclosure letter delivered by the Parent to the Agent prior to the date of this Agreement in relation to Clause 19.22 (Sanctions), Clause 19.23 (Anti-Money Laundering) and Clause 19.24 (Anti-Corruption) and, on and from the date of the Supplemental Agreement, the disclosure letter delivered by the Parent to the Agent in relation to Clause 19.22 (Sanctions), Clause 19.23 (Anti-Money Laundering) and Clause 19.24 (Anti-Corruption) as a condition precedent to the Supplemental Agreement.

Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Dormant Company means a member of the Group (other than Innospec (Plant)) which:

(a)	during the most recently ended financial year of the Group was dormant within the meaning of section 1169 of the Companies Act 2006 (which, for the purposes of this definition, shall be deemed to apply to any body corporate, wherever incorporated);

(b)	has not entered into any significant accounting transaction (for the purposes of that section) since the end of that financial year; and

(c)	does not own assets with an aggregate realisable value greater than $50,000 (or its equivalent in other currencies) and has no material liabilities.

EBITDA has the meaning ascribed to it in Clause 21 (Financial covenants).

Embargoed Person means:

(a)	a person that is listed on, owned or controlled by a person listed on, or acting on behalf of a person listed on the Specially Designated Nationals and Blocked Persons List (the SDN List) maintained by OFAC or any similar list maintained by United Nations Security Council, any United Nations Security Council Sanction Committee, HM Treasury, the Swiss State Secretariat for Economic Affairs, or the European Union, or is otherwise the target of the Sanctions Regulations;

(b)	a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Sanctions Regulations; or

(c)	a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Sanctions Regulations or that has otherwise engaged or engages in conduct or transactions that could result in it being listed on the SDN List or becoming a target of the Sanctions Regulations, including but not limited to investments or sales related to petroleum or refined petroleum that are sanctionable under the Iran Sanctions Act of 1996, as amended.

Employee Share Scheme means any arrangement or scheme for the remuneration or incentivisation of employees and/or officers of any member of the Group by way of issue of stock of the Parent or the grant of any rights to receive, acquire or sell stock of the Parent in the future.

English Share Pledge means the charge over shares in Innospec International Limited made by the Parent in favour of the Security Agent dated on or about the date of this Agreement and prior to first Utilisation.

Environment means all gases, air, vapours, liquids, water (including groundwater), land, surface and sub-surface soils, rock, flora, fauna, wetlands and all other natural resources or part thereof including artificial or man-made buildings, structures or enclosures.

Environmental Approval means any permit, licence, authorisation, consent, variance, registration or other approval required under or in relation to Environmental Laws.

Environmental Laws means all European Union, foreign, national, federal, state or local statutes, orders, regulations or other law or subordinate legislation or common law or regulatory codes of practice concerning the Environment, Hazardous Substances or health and safety which are in existence now or in the future and are binding upon any member of the Group in the relevant jurisdiction in which the relevant member of the Group has been or is operating (including by the export of its products or its waste thereto).

ERISA means, at any date, the Employee Retirement Income Security Act of 1974 of the United States of America as amended from time to time, or any successor legislation thereto and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

ERISA Affiliate means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Internal Revenue Code would be deemed at any relevant time to be a single employer with a U.S. Obligor, pursuant to Section 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001 of ERISA.

ERISA Event means:

(a)	a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the Pension Benefit Guaranty Corporation (PBGC) has been waived by regulation);

(b)	the failure by any Pension Plan (described in Section 412 or 430 of the Internal Revenue Code or Section 302 or ERISA applicable to such pension plans), whether or not waived;

(c)	the filing pursuant to Section 412 of the Internal Revenue Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan or Multiemployer Plan;

(d)	the incurrence by any U.S. Obligor or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan;

(e)	the receipt by any U.S. Obligor or any of its ERISA Affiliates from the PBGC (or any successor entity under ERISA) or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan;

(f)	the incurrence by any U.S. Obligor or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan;

(g)	the receipt by any U.S. Obligor or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from such Obligor or any of its ERISA Affiliates of any notice concerning the imposition of “Withdrawal Liability” or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganisation, in each case within the meaning of Title IV of ERISA;

(h)	the failure to make a required contribution to any Pension Plan that would result in the imposition of an encumbrance under Section 412 or 430 of the Internal Revenue Code or Section 302 or 303 of ERISA; or

(i)	an engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA with respect to a Single Employer Plan.

EURIBOR means in relation to any Loan in euro:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for the Interest Period of that Loan; and

(ii)	it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for euro for a period equal in length to the Interest Period of that Loan.

Event of Default means any event or circumstance specified as such in Clause 23 (Events of default).

Existing Hedging Agreement means each of the following hedging agreements:

(a)	the $5,000,000 derivatives, commodity and foreign exchange facility made between Barclays Bank PLC and Innospec Developments Limited and evidenced by a 1992 ISDA agreement dated 29 October 2001 as amended or amended and restated, as the case may be, from time to time;

(b)	the spot and forward foreign exchange facility made between Barclays Bank PLC and Innospec Finance Limited evidenced by a letter dated 9 July 2013;

(c)	the spot and forward foreign exchange facility made between National Westminster Bank Plc and Innospec Finance Limited put in place from time to time;

(d)	the $15,000,000 derivatives, commodity trading and foreign exchange facility made between Clydesdale Bank PLC trading as Yorkshire Bank and Innospec Finance Limited and evidenced by a 1992 ISDA agreement dated 13 July 2008 as amended or amended and restated as the case may be, from time to time and between Clydesdale Bank PLC trading as Yorkshire Bank and Innospec Finance Limited and evidenced by a 1992 ISDA agreement dated 14 July 2006 as amended or amended and restated, as the case may be, from time to time and between Clydesdale Bank PLC trading as Yorkshire Bank and Innospec Finance Limited and evidenced by a 1992 ISDA agreement dated 13 July 2006 as amended or amended and restated, as the case may be, from time to time; and

(e)	the £6,000,000 derivatives and £4,000,000 foreign exchange facility made between Lloyds TSB Bank plc and Innospec Finance Limited and evidenced by an agreement dated 1 May 2008 as amended or amended and restated, as the case may be, from time to time.

Facility means the revolving loan facility made available under this Agreement as described in of Clause 2.1 (The Facilities).

Facility Office means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means any letter or letters between a Finance Party and an Obligor setting out fees payable to a Finance Party in connection with this Agreement or the Supplemental Agreement.

Finance Document means this Agreement, the Supplemental Agreement, any Fee Letter, any Accession Letter, any Resignation Letter, any Transfer Certificate, any Security Document, any Hedging Agreement, any Bilateral Facility Document and any other document designated as such by the Agent and the Parent or the Agent and the Obligors’ Agent.

Finance Party means each of:

(a)	the Agent;

(b)	the Security Agent;

(c)	each Arranger;

(d)	each Lender;

(e)	each Hedging Bank; and

(f)	each Bilateral Bank.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with Approved Accounting Principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of redeemable shares if the shares are redeemable at the option of their holder or if the relevant member of the Group is otherwise obliged, or may on the occurrence of any event or circumstance become otherwise obliged, to redeem such shares on or before the date falling 60 Months after the date of this Agreement;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance or if the deferred payment is to be paid more than 180 days after the date of the acquisition or supply (as appropriate) of the relevant asset or service provided under such agreement; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above,

and so that, where the amount of Financial Indebtedness falls to be calculated, no amount shall be taken into account more than once in the same calculation.

Financial Support Direction means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.

Group means the Parent and its Subsidiaries for the time being.

Group Company means a member of the Group.

Group Structure Chart means a group structure chart, in the agreed form, showing:

(a)	all members of the Group;

(b)	any person in which any Group member has (or members of the Group together have) an interest of more than 25% in the issued share capital or equivalent ownership interest of such person;

(c)	the jurisdiction of incorporation of each person within (a) and (b) above; and

(d)	that all members of the Group are wholly owned Subsidiaries of the Parent or, if any members of the Group are not wholly owned Subsidiaries of the Parent, specifying the percentage shareholding or other economic interest which the Parent (directly or indirectly) holds in such members of the Group.

Guarantor means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors).

Guidelines means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), guideline S-02.122.1 in relation to bonds of April 1999 (Merkblatt “Obligationen” vom April 1999), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), guideline S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom Januar 2000), circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011) and the circular letter No. 15 of 7 February 2007 (1-015-DVS-2007) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss Withholding Tax and Swiss Stamp Taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 7. Februar 2007), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

Hazardous Substance means any material, chemical or substance:

(a)	that is designated or regulated by any law or government authority as hazardous, toxic, a pollutant, a contaminant, radioactive or industrial waste;

(b)	for which any law or government authority requires investigation, reporting or remedial action;

(c)	that is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum, petroleum products, petroleum components, petroleum derivatives, petroleum distillates, radon gas, ozone-depleting substances, greenhouse gases, or radioactive, explosive or biohazardous materials; or

(d)	that is capable of causing harm to the Environment.

Hedging Agreements means:

(a)	any Existing Hedging Agreement, and

(b)	any hedging agreement entered into by an Obligor with a Hedging Bank is permitted under Clause 22.14 (Permitted Hedging Transactions) and the provisions of subparagraph (a)(i) of Clause 22.9 (Hedging Arrangements) and which is secured by the Transaction Security.

Hedging Bank means any Lender or Affiliate of a Lender which is an Original Hedging Bank, has acceded to this Agreement or is a party to this Agreement, in its capacity as provider of hedging under a Hedging Agreement, including under any Existing Hedging Agreement.

Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

Impaired Agent means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender and, in the case of the events or circumstances referred to in paragraph (a), none of the exceptions apply to that paragraph; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 10 Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increase Confirmation means a confirmation substantially in the form set out in Schedule 9 (Form of Increase Confirmation).

Increase Lender has the meaning given to it in Clause 2.4 (Increase – Defaulting Lender).

Indebtedness for Borrowed Money means Financial Indebtedness save for any indebtedness for or in respect of paragraphs (g) or (h) of the definition of “Financial Indebtedness” in this Clause 1.1.

Information Package means the financial model dated October 2011 prepared by the Parent.

Innospec means Innospec Limited, a company incorporated in England with registered number 344359.

Innospec (Plant) means Innospec (Plant) Limited, a company incorporated in England with registered number 873396.

Innospec Alchemy means Innospec Alchemy (an unlimited company incorporated in England with registered number 04998182).

Innospec Developments means Innospec Developments Limited (a company incorporated in England with registered number 3516662).

Innospec Finance means Innospec Finance Limited (a company incorporated in England and Wales with registered number 5330706).

Innospec Fuel means Innospec Fuel Specialties Limited (a company incorporated in England with registered number 3316334).

Innospec GmbH means Innospec GmbH (a company incorporated in Switzerland with registered number CH-170.4.004.635-1).

Innospec Trading means Innospec Trading Limited (a company incorporated in England with registered number 3516648).

Insolvency Event means, in relation to a Finance Party:

(a)	any receiver, administrative receiver, administrator, liquidator, compulsory manager or other similar officer is appointed in respect of that Finance Party or all or substantially all of its assets;

(b)	that Finance Party is subject to any event which has an analogous effect to any of the events specified in paragraph (a) under the applicable laws of any jurisdiction; or;

(c)	that Finance Party suspends making payments on all or substantially all of its debts or publicly announces an intention to do so.

Intellectual Property means the Intellectual Property Rights owned by members of the Group throughout the world or the interests of any member of the Group in any of the foregoing, together with the benefit of all agreements entered into or the benefit of which is enjoyed by any member of the Group relating to the use or exploitation of any of the aforementioned rights.

Intellectual Property Rights means all patents and patent applications, trade and service marks and trade and/or service mark applications (and all goodwill associated with such applications), all brand and trade names, all copyrights and rights in the nature of copyright, all design rights, all registered designs and applications for registered designs, all trade secrets, know-how and all other intellectual property rights.

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.4 (Default interest).

Internal Revenue Code means, at any date, the Internal Revenue Code of 1986 of the United States of America or any successor legislation thereto as amended from time to time, and the regulations promulgated and rules issued thereunder, all as the same may be in effect at such date.

Interpolated Screen Rate means, in relation to LIBOR or EURIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time on the Quotation Day for the currency of that Loan.

IRS means the United States Internal Revenue Service or any successor.

ITA means the Income Tax Act 2007.

Joint Venture means all joint venture entities, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or other entity, in each case which is not a Group Company.

Key Properties means the land and buildings at Oil Sites Road, Ellesmere Port, Cheshire comprising:

(a)	the freehold land abutting The Manchester Ship Canal registered at HM Land Registry with freehold title absolute under title number CH420032; and

(b)	the freehold land to the north of Oil Sites Road registered at HM Land Registry with freehold title absolute under title number CH363860; and

(c)	the freehold land on the North side of Oil Sites Road, Ellesmere Port, Cheshire registered at HM Land Registry with title absolute under title number CH425646; and

(d)	the leasehold property being the Armco Barriers, Oil Sites Road, Ellesmere Port registered at HM Land Registry with good leasehold title under title number CH403291; and

(e)	land abutting the Manchester Ship Canal demised by a lease dated 14 October 1998 and made between The Manchester Ship Canal Company (1) and Innospec (Plant) (2) and registered at HM Land Registry under Title Number CH431481.

Key Property Debentures means the Debenture entered into by Innospec (Plant) dated on or about the date of this Agreement and prior to first Utilisation creating Security over, inter alia, the Key Properties.

Legal Reservations means:

(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

(b)	the limitation on enforcement as a result of laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors generally;

(c)	the principle that certain types of security expressed to take effect as fixed security may, as a result of the ability of an Obligor to deal with the assets subject to that security on terms permitted under the Finance Documents, take effect as floating security;

(d)	the time-barring of claims under the Limitation Acts;

(e)	rules against penalties and similar principles; and

(f)	any other qualifications or reservations as to matters of law only contained in the legal opinions referred to in paragraph 7 of Part 1 of Schedule 2 (Conditions precedent) or any other written legal opinion obtained by the Agent or Security Agent from its legal advisers under the terms of the Finance Documents.

Lender means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.4 (Increase – Defaulting Lender), Clause 2.5 (Voluntary increase) or Clause 24 (Changes to the Finance Parties), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

LIBOR means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for the currency of that Loan; or

(ii)	no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate the Interpolated Rate,

the Reference Bank Rate, as of, in the case of paragraphs (a) and (c) above the Specified Time on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

LMA means the Loan Market Association.

Loan means a loan made or to be made under this Agreement or the principal amount outstanding for the time being of that loan.

Majority Creditors means, at any time, one or more Lenders, Bilateral Banks and Hedging Banks whose Credit Participations at that time in aggregate are equal to or greater than 66 2/3% of the total Credit Participations at that time.

Majority Lenders means, at any time:

(a)	a Lender or Lenders whose Commitments in aggregate are equal to or greater than 66 2/3% of the Total Commitments at that time;

(b)

or, if the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments in aggregate were equal to or greater than 66 2/3% of the Total Commitments immediately prior to the reduction.

Management means, at any time, in respect of the Parent at that time:

(a)	one director; and

(b)	any one of the following:

(i)	the chief financial officer;

(ii)	the Group treasurer; or

(iii)	the company secretary.

Margin means the rate per annum calculated in accordance with Clause 9.3 (Margin adjustments).

Margin Stock means margin stock or margin security within the meaning of Regulations T, U and X.

Material Adverse Effect means any effect, event or matter:

(a)	which is materially adverse to:

(i)	the assets, operations or financial condition of the Group (taken as a whole); or

(ii)	the ability of the Obligors (taken as a whole) to perform in a timely manner any of their material obligations (including without limitation their payment obligations and their obligations under Clause 21 (Financial covenants)) under any of the Finance Documents; or

(b)	which results in:

(i)	any of the rights or obligations arising under the Finance Documents not being legal, valid and binding on and (subject to the Legal Reservations) enforceable against any party thereto (other than a Finance Party); and/or

(ii)	in the case of any Security Documents, not providing to the Security Agent (on behalf of itself and the other Finance Parties) perfected enforceable Security (subject to the Legal Reservations) over the assets expressed to be secured under the Security Documents, in each case to an extent or in a manner reasonably considered by the Majority Lenders to be materially adverse to their interests under the Finance Documents.

Material Group Company means:

(a)	each Obligor;

(b)	any other Subsidiary of the Parent which is not a Joint Venture:

(i)	whose gross assets account for more than five per cent. of the consolidated gross assets of the Group; or

(ii)	whose EBITDA (Subsidiary EBITDA) accounts for more than five per cent. of the EBITDA of the Group,

and for this purpose the calculation of Subsidiary EBITDA and gross assets shall:

(A)	be made in accordance with U.S. GAAP;

(B)	in the case of a company which itself has Subsidiaries, be made by using the consolidated Subsidiary EBITDA or consolidated gross assets, as the case may be, of it and its Subsidiaries; and

(C)	be determined by reference to:

(1)	the latest accounts of the relevant company used for the purposes of the then latest audited annual financial statements of the Group delivered by the Parent under Clause 20.1 (Financial statements); or

(2)	if the relevant company becomes a Subsidiary of the Parent after the end of the financial year to which those latest audited annual financial statements of the Group relate, the latest accounts of that Subsidiary; and

(D)	Subsidiary EBITDA shall be calculated on the same basis as EBITDA in Clause 21.1 (Financial definitions) but adjusted so that references to the Group are references to the relevant Subsidiary and its Subsidiaries; or

(c)	any Subsidiary of the Parent to which has been transferred (whether by one transaction or a series of transactions, related or not) the whole or substantially the whole of the assets of a Subsidiary of the Parent which immediately prior to those transactions was a Material Group Company.

A report by the auditors of the Parent that a Subsidiary is or is not a Material Group Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

Material Insurances means all insurance policies of the Group relating to property damage and business interruption.

Minority Investment means any company or other entity in which any member of the Group has an interest from time to time and which company or entity is not a direct or indirect Subsidiary of the Parent.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

Multiemployer Plan means a “multiemployer plan” as defined in Section 3(37) of ERISA contributed to for any employees of a U.S. Obligor or any ERISA Affiliate.

Newmarket Settlement means the settlement detailed at paragraph 3 of the Disclosure Letter.

Non Wholly Owned Subsidiary means any direct or indirect Subsidiary of the Parent which is not a wholly owned Subsidiary of the Parent.

Non-Qualifying Bank Rules means the Ten Non-Qualifying Bank Rule and the Twenty Non-Qualifying Bank Rule.

Obligors means each Borrower, each Guarantor, the Obligors’ Agent and each other member of the Group which has undertaken (or in the future undertakes) obligations to any Finance Party pursuant to any Finance Document and Obligor means any of them.

Obligors’ Agent means Innospec Finance appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 36 (Obligors’ Agent).

OFAC means the Office of Foreign Assets Control of the U.S. Department of Treasury.

Operating Budget means, in relation to each financial year of the Parent, a budget comprising projected balance sheet, projected profit and loss account and projected cashflow statement (including details of projected Capital Expenditure) for the Group for that financial year delivered to the Agent pursuant to Clause 20.4 (Operating Budget).

Operating Properties means all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any member of the Group.

Optional Currency means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

Original Facilities Agreement means the US$150,000,000 term and revolving facilities agreement dated 6 February 2009 between, among others, Innospec Inc. and Lloyds TSB Bank plc (as agent and security agent).

Original Financial Statements means:

(a)	in relation to the Parent, the audited consolidated financial statements of the Group for the financial year ended 31 December 2012; and

(b)	in relation to each Original Obligor other than the Parent, its audited financial statements for its financial year ended 31 December 2012.

Original Obligor means an Original Borrower or an Original Guarantor.

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement and includes its successors in title, permitted assigns and permitted transferees.

PBGC has the meaning given to it in the definition of “ERISA Event”.

Pension Plan means any employee pension benefit plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which any U.S. Obligor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

Pensions Regulator means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004.

Permitted Acquisition means any acquisition falling within the provisions of Clause 22.16 (Acquisitions and investments).

Permitted Disposal means any disposal falling within the provisions of paragraph (b) of Clause 22.4 (Disposals).

Permitted Factoring and Sale and Leaseback means the sale or disposal of any:

(a)	asset in the ordinary course of trading on terms whereby such asset is or may be leased to or re-acquired or acquired by a Group Company; or

(b)	receivable where:

(i)	the receivable has been fully written off in the accounts of the relevant Group Company in accordance with U.S. GAAP or UK GAAP (as applicable); or

(ii)	the consideration for such receivables is less than $10,000,000 (or its equivalent in other currencies) in aggregate outstanding at any time during the term of the Facility and such sale or disposal is without any general right of recourse to any Obligor.

Permitted Guarantee has the meaning ascribed to it in Clause 22.11 (Guarantees).

Permitted Indebtedness has the meaning ascribed to it in Clause 22.10 (Indebtedness).

Permitted Non-Qualifying Bank means, at any time, any person or entity who is not a Qualifying Bank, and who would not, if that person became a Lender at that time, cause the number of Lenders who are not Qualifying Banks to exceed ten (10).

Permitted Security means any Security falling within the provisions of paragraph (b) of Clause 22.3 (Negative pledge).

Preferred Stock, as applied to the Capital Stock of any person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over shares of Capital Stock of any other class of such person.

Project Shine Acquisition means the business acquisition described as Project Shine within the “Project Thunder & other opportunities—Information for Banks” information memorandum dated July 2013

Project Thunder Acquisition means the business acquisition described as Project Thunder within the “Project Thunder & other opportunities—Information for Banks” information memorandum dated July 2013

Qualifying Bank means any entity, which effectively conducts banking activities as principal purpose with its own infrastructure and staff and which is recognised as a bank by the banking laws in force in the jurisdiction of its incorporation as per the Guidelines.

Qualifying Lender has the meaning given to it in Clause 13 (Tax gross up and indemnities).

Quarter Date has the meaning given to it in Clause 21.1 (Financial definitions).

Quotation Day means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is domestic sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Day will be the last of those days).

Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

Recovery means any sum of money received or recovered by a Relevant Bilateral Bank on account of any amount outstanding under the Bilateral Facility Documents to which it is a party, whether as proceeds of enforcement of security, the exercise of a right of set-off, the receipt or recovery of payment or otherwise howsoever after deducting:

(a)	the reasonable and proper costs and expenses (including without limitation the reasonable costs of legal advisers) incurred by that Relevant Bilateral Bank in effecting such recovery; and

(b)	any sums required by law or court order to be paid to third parties on account of claims preferred by law over the claims of that Relevant Bilateral Bank, as the case may be.

Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)	in relation to LIBOR, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market; or

(b)	in relation to EURIBOR, as the rate at which the relevant Reference Bank could borrow funds in the European interbank market,

in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

Reference Banks means, the principal office in London of Lloyds TSB Bank plc, Barclays Bank plc, The Royal Bank of Scotland plc acting as agent for National Westminster Bank plc and Clydesdale Bank plc trading as Yorkshire Bank, or such other banks as may be appointed by the Agent in consultation with the Parent.

Regulations T, U and X means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor) as now and from time to time in effect.

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Bilateral Bank means any Bilateral Bank which provides a Bilateral Facility to a Bilateral Borrower which is not an Obligor.

Relevant GAAP means, in relation to a company, accounting principles and practices generally accepted from time to time in such company’s jurisdiction of incorporation.

Relevant Indebtedness means all money and liabilities now or hereafter due, owing or incurred to the Finance Parties (or any of them) by the Obligors under the Finance Documents (or any of them) (including, for the avoidance of doubt, any increase in the amount of the facilities provided under any of them) in any currency or currencies, whether present or future, actual or contingent, whether incurred solely or jointly with any other person and whether as principal, guarantor or surety, together with all interest accruing thereon and all costs, charges and expenses incurred in connection therewith.

Relevant Period has the meaning ascribed to it in Clause 21 (Financial covenants).

Relevant Permitted Acquisition has the meaning ascribed to it in Clause 21.3 (Financial testing).

Repeating Representations means each of the representations set out in Clause 19 (Representations) except the representations set out in Clause 19.5 (Validity and admissibility in evidence), Clause 19.6 (Governing law and enforcement), Clause 19.7 (No filing or stamp taxes), and provided that paragraph (a) of Clause 19.12 (Material Adverse Changes), Clause 19.16 (Information Package) and Clause 19.18 (Group Structure Chart) are only Repeating Representations for the purposes of the first Utilisation Request.

Representative means any delegate, agent, manager, administrator, judicial manager, nominee, attorney, trustee or custodian.

Resignation Letter means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

Restatement Date means the date on which this Agreement was amended and restated pursuant to the Supplemental Agreement.

Restructuring Charges means any cost or expense that is, or will be, charged to the income statement of any Group Company as a consequence of the restructuring of the Group including the restructuring into a specialty chemicals group or to further reduce the capacity of the TEL manufacturing facility at Ellesmere Port.

Rollover Loan means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan;

(c)	made or to be made in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing a maturing Loan.

Sanctions Regulations means:

(a)	the economic sanctions regulations administered or enforced by OFAC or the U.S. Department of State;

(b)	any economic sanctions laws, regulations or requirements imposed by, or based upon the obligations or authorities set forth in, the U.S. Trading With the Enemy Act, the U.S. International Emergency Economic Powers Act, the U.S. United Nations Participation Act the U.S. Syria Accountability and Lebanese Sovereignty Act, the Iran Sanctions Act of 1996, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act 2010, the U.S. National Defense Authorization Act for Fiscal Year 2012, the U.S. Iran Threat Reduction and Syria Human Rights Act of 2012 and the U.S. Iran Freedom and Counter Proliferation Act of 2012, all as amended, or any of the foreign assets control regulations of the U.S. Department of the Treasury (including but not limited to 31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto; and

(c)	any economic sanctions imposed, enacted, administered or enforced by the United Nations Security Council, any United Nations Security Council Sanction Committee, HM Treasury, the Swiss State Secretariat for Economic Affairs, Hongkong, Singapore or the European Union (including, without limitation, the Iran (European Union Financial Sanctions) Regulations 2010).

Screen Rate means:

(a)	in relation to LIBOR, the London interbank offered rate administered by the British Bankers Association (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate); and

(b)	in relation to EURIBOR, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant period (displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Parent.

Secured Obligations means all obligations at any time due, owing or incurred by any Obligor or Bilateral Borrower (other than an Obligor) to any Finance Party under the Finance Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity).

Security means a mortgage, charge, pledge, lien, hypothecation, right of set-off, security trust, assignment by way of security, reservation of title or other security interest securing any obligation of any person or any other agreement or arrangement (including, without limitation, a sale and repurchase agreement) having the commercial effect of conferring security.

Security Documents means:

(a)	the Debentures;

(b)	the U.S. Security Documents;

(c)	the Swiss Assignment Agreement;

(d)	the Swiss Share Pledges;

(e)	the English Share Pledge; and

(f)	each Confirmatory Security Agreement,

together with any other document entered into by any member of the Group creating or expressed to create Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

Share Capital Redemption means any redemption, repurchase, retirement, disposal, return, repayment or reduction by a company of its share capital and any redemption or reduction by a company of its capital or other reserve.

Single Employer Plan means an employee pension benefit plan subject to Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA that is maintained or contributed to by any U.S. Obligor or ERISA Affiliate or with respect to which any U.S. Obligor or any ERISA Affiliate has any liability.

Specified Time means a time determined in accordance with Schedule 10 (Timetables).

Subsidiary means:

(a)	a subsidiary within the meaning of section 1159 of the Companies Act 2006; or

(b)	a subsidiary undertaking within the meaning of Section 1162 of the Companies Act 2006; or

(c)	whether or not falling within paragraphs (a) or (b) above, in relation to any company or corporation, a company or corporation:

(i)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(ii)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(iii)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

Supplemental Agreement means the supplemental agreement dated on or around 27 August 2013 between the Obligors, and the Finance Parties by which this Agreement was amended and restated into its current form.

Swiss Assignment Agreement means the assignment agreement entered into by Alcor Chemie in favour of the Security Agent, acting in the name and for the account of the Finance Parties, dated on or about the date of this Agreement and prior to first Utilisation.

Swiss Obligor means an Obligor incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to Art. 9 of the Swiss Withholding Tax Act.

Swiss Share Pledges means:

(a)	the share pledge agreement dated on or about the date of this Agreement and prior to first Utilisation between OBOAdler Company Limited as pledgor and the Security Agent, acting in the name and for the account of the Finance Parties, pursuant to which a share in Alcor Chemie is pledged by way of security to the Lenders (represented by the Security Agent);

(b)	the share pledge agreement dated on or about the date of this Agreement and prior to first Utilisation between Innospec GmbH as pledgor and the Security Agent, acting in the name and for the account of the Finance Parties, pursuant to which a share in Alcor Chemie is pledged by way of security to the Lenders (represented by the Security Agent); and

(c)	the share pledge agreement dated on or about the date of this Agreement and prior to first Utilisation between the Parent as pledgor and the Security Agent, acting in the name and for the account of the Finance Parties, pursuant to which all of the shares in Innospec GmbH are pledged by way of security to the Lenders (represented by the Security Agent).

Swiss Withholding Tax means the tax levied pursuant to the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13 Oktober 1965, SR 642.21).

TARGET Day means any day on which TARGET2 is open for the settlement of payments in euro.

TARGET2 means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Ten Non-Qualifying Bank Rule means the rule that the aggregate number of creditors, other than Qualifying Banks, under the Finance Documents must not exceed ten, all in accordance with the meaning of the Guidelines.

Termination Date means the day falling 60 Months after the date of this Agreement.

Total Commitments means the aggregate of the Commitments being $150,000,000 at the Restatement Date.

Total Net Debt has the meaning ascribed to it in Clause 21 (Financial covenants).

Transaction Security means the Security created or expressed to be created under the Security Documents.

Transfer Certificate means:

(a)	for a transfer by assignment, assumption and release, a certificate substantially in the form of Part 1 of Schedule 5 (Form of Transfer Certificates), and

(b)	for a transfer by novation, a certificate substantially in the form of Part 2 of Schedule 5 (Form of Transfer Certificates);

in each case with such amendments as the Agent may approve or reasonably require or any other form agreed between the Agent and the Obligors’ Agent.

Transfer Date means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

Twenty Non-Qualifying Bank Rule means the rule that the aggregate number of creditors (including the Lenders), other than Qualifying Banks, under all outstanding debts relevant for classification as debenture (Kassenobligation) (within the meaning of the Guidelines), such as (intragroup) loans, facilities and/or private placements (including under the Finance Documents) must not at any time exceed 20, all in accordance with the meaning of the Guidelines.

U.S. or USA means the United States of America.

U.S. Bilateral Borrower means (a) a Bilateral Borrower formed in the U.S., or (b) a Bilateral Borrower that is not a Group Company as at the date of this Agreement and is not formed in the U.S. but is treated, for U.S. federal income tax purposes, as a fiscally transparent branch or disregarded entity owned (directly or indirectly) by the Parent.

U.S. Borrower means the Parent and Innospec Fuel Specialties LLC and any Additional Borrower which is a U.S. Guarantor.

U.S. GAAP means accounting principles and practices generally accepted from time to time in the U.S.

U.S. Group Member means a member of the Group formed in the U.S.

U.S. Guarantor means (a) a Guarantor formed in the U.S., (b) Innospec International Limited, Innospec Developments Limited and Innospec GmbH, or (c) a Guarantor that is not an Obligor as at the date of this Agreement and is not formed in the U.S. but is treated, for U.S. federal income tax purposes, as a fiscally transparent branch or partnership owned (directly or indirectly) by the Parent.

U.S. Obligor means a U.S. Borrower or a U.S. Guarantor.

U.S. Security Documents means each security agreement and pledge agreement governed by the laws of a State of the U.S.A. entered into by each of the Original Obligors in favour of the Security Agent and dated on or about the date of this Agreement and prior to first Utilisation.

U.S. Tax Obligor means:

(a)	a Borrower which is resident for tax purposeds in the United States of America; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

UK GAAP means accounting principles and practices generally accepted from time to time in the United Kingdom.

Unfunded Pension Liability means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

Utilisation means a utilisation of the Facility.

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made.

Utilisation Request means a notice substantially in the form set out in Schedule 4 (Form of Utilisation Request).

VAT means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears a reference in this Agreement to:

(i)	the Agent, the Arranger, the Security Agent, any Finance Party, any Lender, any Hedging Bank, any Bilateral Bank, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees and in the case of Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with this Agreement;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	a document being in the agreed form means in a form agreed between the Obligors’ Agent and the Agent;

(iv)	a Finance Document or any other agreement, security or instrument is a reference to that Finance Document or other agreement, security or instrument as amended, novated, supplemented, extended, replaced or restated including any change in the purpose of, any extension of or any increase in the amount of a facility or any additional facility;

(v)	guarantee means (other than in Clause 18 (Guarantee and indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against financial loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(viii)	an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(ix)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re-enacted; and

(xi)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	(i) Subject to subparagraph (ii) below, a Default is continuing if it has not been remedied or waived.

(ii)	A Default:

(A)	may only be remedied if the failure to comply is capable of remedy;

(B)	must be remedied to the satisfaction of the Agent; and

(C)	in relation to Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants) may not be remedied.

1.3	Currency Symbols and Definitions

$ and dollars denote lawful currency of the United States of America, £ and sterling denotes lawful currency of the United Kingdom and EUR and euro means the single currency unit of the Participating Member States.

1.4	Third party rights

(a)	Except as provided in a Finance Document, the terms of a Finance Document may be enforced only by a party to it and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any provision of any Finance Document, the Parties to a Finance Document do not require the consent of any third party to rescind or vary any Finance Document at any time.

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrowers, a multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2	Bilateral Facilities

(a)	Each Bilateral Bank makes available to the relevant Group Company the Bilateral Facilities applicable to that Bilateral Bank on the terms set out in the relevant Bilateral Facility Documents.

(b)	Each Bilateral Bank and the relevant Obligor or, if such Group Company is not an Obligor, the Parent shall promptly notify the Agent of:

(i)	the establishment of any new proposed Bilateral Facility applicable to it or, in the case of notification by the Parent, its Subsidiary; and

(ii)	such information relating to the operation of any Bilateral Facility applicable to it (including, without limitation, the Bilateral Outstandings and Bilateral Commitments thereunder) as the Agent may from time to time request and each Group Company hereby consents on its behalf and on behalf of its Subsidiaries to all such information being released to the Agent and each Lender.

(c)	If the Agent is satisfied that any new proposed Bilateral Facility it is notified of (pursuant to paragraph (b)(i) (above)) complies with the definition of Bilateral Facility in Clause 1.1 (Definitions) and no breach of Clause 22.10 (Indebtedness) is likely to occur as a result of the establishment or use of the relevant proposed Bilateral Facility, it will confirm to the relevant Bilateral Bank and the relevant Group Company (and if the Group Company is not an Obligor the Parent) that the relevant facility is a Bilateral Facility for the purposes of the Finance Documents.

(d)	In case of any inconsistency between any term of any Bilateral Facility and this Agreement, the terms of this Agreement shall prevail.

(e)	Each Bilateral Bank and the relevant Obligor or, in the case of a Group Company which is not an Obligor, the Parent on behalf of such Group Company acknowledges the terms of paragraph (f) of Clause 22.10 (Indebtedness).

2.3	Lender’s rights and obligations

(a)	The obligations of each Lender under the Finance Documents are several. Failure by a Lender to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Lender under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Lender from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4	Increase – Defaulting Lender

(a)	The Parent may by giving prior notice to the Agent by no later than the date falling five Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 8.7 (Cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 8.1 (Illegality),

request that the Total Commitments be increased (and the Total Commitments shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(A)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an Increase Lender) selected by the Parent (each of which shall not be a member of the Group and which is further acceptable to the Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(B)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(C)	each Increase Lender shall become a Party as a Lender and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(D)	the Commitments of the other Lenders shall continue in full force and effect; and

(E)	any increase in the Total Commitments shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Parent and the Increase Lender;

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	Unless the Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Parent shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of $2,500 and the Parent shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.4.

(e)	The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender in a Fee Letter. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph.

(f)	Clause 24.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.4 in relation to an Increase Lender as if references in that Clause to:

(i)	an Existing Lender were references to all the Lenders immediately prior to the relevant increase;

(ii)	the New Lender were references to that Increase Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

2.5	Voluntary increase

(a)	In this Clause 2.5:

Acceding Lender means a bank, financial institution, trust, fund or other entity selected by the Parent (which shall not be a member of the Group and which is approved by the existing Lenders) and which confirms its willingness to assume and will assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender.

(b)	The following provisions of this Clause 2.5(b) apply where the Parent makes a request for an increase in the Total Commitments during the period from the Restatement Date to 31 October 2013 inclusive (the Initial Period).

(i)	During the Initial Period, the Parent may by giving no less than 5 Business Days prior notice to the Agent request (an Initial Period Request) that the Total Commitments be increased by an aggregate amount of up to $50,000,000.

(ii)	The Parent may only deliver an Initial Period Request to request an increase in Total Commitments for use in relation to the Project Thunder Acquisition.

(iii)	In making an Initial Period Request, the Parent shall, by giving a written notice (the Initial Period Increase Invitation) to the existing Lenders who have indicated a willingness at the Restatement Date to increase their respective Commitments under this Clause 2.5(b) (the Initial Period Increase Lenders) and any Acceding Lender with a copy to the Agent, invite each of those Lenders to offer to increase the amount of its existing Commitment in an amount up to the amount set out next to its name in Schedule 3 (Increase Amounts) and invite the Acceding Lender to offer to assume a Commitment in an amount up to the amount set out next to the words “Acceding Lender” in Schedule 3 (Increase Amounts) (the date that the Initial Period Increase Invitation is delivered to the Initial Period Increase Lenders and the Acceding Lender being the Initial Period Delivery Date). The amount of any increased Commitments requested in the Initial Period Increase Invitation are referred to in this Clause as the Initial Period Requested Additional Commitments. If the aggregate amount of the Initial Period Requested Additional Commitments is less than $50,000,000, the amount of Initial Period Requested Additional Commitment requested from each Initial Period Increase Lender and the Acceding Lender must be such that the proportion of each existing Lender’s proposed Commitment to the proposed Total Commitments (excluding the proposed Commitment of the Acceding Lender) would be the same as if the full $50,000,000 had been requested. The amount of Initial Period Requested Additional Commitments to be requested from each Lender and the Acceding Lender may be varied (provided that the aggregate amount remains the same) with the agreement of all Lenders and the Parent.

(iv)	No Lender is obliged to agree to increase its Commitment following an Initial Period Increase Invitation. Each Lender that agrees to increase its Commitment under an Initial Period Increase Invitation (a Consenting Lender) shall notify the Parent and the Agent of its agreement by the date falling 5 Business Days after the Initial Period Delivery Date (the Initial Period Acceptance Date).

(v)	If each Initial Period Increase Lender offers to increase its Commitment in accordance with the indications at the Restatement Date and the Acceding Lender (if any) offers to assume a Commitment in the maximum amount requested of it in the Initial Period Increase Invitation, no later than the date falling 3 Business Days after the Initial Period Acceptance Date, or otherwise no later than the date falling 13 Business Days after the Subsequent Delivery Date (as defined in paragraph 2.5(c)(iv) below), the Parent shall by notice to the relevant Consenting Lenders, Subsequent Consenting Lenders (if any) and the Acceding Lender (if any) (the Accordion Lenders), with a copy to the Agent, advise:

(A)	whether the Parent has accepted the offer of those Consenting Lenders to increase the amount of their Commitment and the offer of the Acceding Lender to assume its Commitment;

(B)	the aggregate amount by which the Total Commitments will be increased (the Aggregate Additional Commitments); and

(C)	the amount of each Accordion Lender’s share of the Aggregate Additional Commitments (its Relevant Additional Commitment).

(vi)	If an Initial Period Increase Lender does not offer to increase its Commitment in accordance with an Initial Period Increase Invitation or the Acceding Lender does not offer to assume a Commitment in accordance with an Initial Period Increase Invitation, the provisions of clauses 2.5(c)(iv)and (v) will apply mutatis mutandis.

(vii)	Subject to the conditions precedent set out in Clause 2.5(d) being satisfied, on (i) the last day of the shortest Interest Period in which those conditions precedent are satisfied or (ii) such earlier date as may be agreed between the Parent, the Accordion Lenders and the Agent (the Increase Date):

(A)	any outstanding Loans will be prepaid together with any accrued interest and Break Costs and the provisions of Clause 7(b) shall not apply in respect of such prepayment;

(B)	on prepayment of any such outstanding Loans:

I.	each of the Obligors and the Acceding Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Acceding Lender would have assumed and/or acquired had the Acceding Lender been an Original Lender;

II.	the Acceding Lender shall become a Party as a Lender and the Acceding Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Acceding Lender and those Finance Parties would have assumed and/or acquired had the Acceding Lender been an Original Lender.

III.	the Total Commitments will be increased by the amount of the Aggregate Additional Commitments;

IV.	the Commitment of each Accordion Lender will be increased by the amount of its Relevant Additional Commitment; and

V.	the Commitments of the other Lenders shall continue in full force and effect; and

(C)	in respect of any new Loans made available on the Increase Date, each Lender’s participation in each Loan will be equal to the proportion borne by its Commitment (as increased in accordance with paragraph (B) above) to the Total Commitments (as so increased).

(c)	The following provisions of this Clause 2.5(c) apply where the Parent makes a request for an increase in the Total Commitments after the expiry of the Initial Period.

(i)	The Parent may by giving no less than 20 Business Days’ (or such other period as the Lenders may otherwise agree) and not more than 30 Business Days’ prior notice to the Agent request that the Total Commitments be increased in an aggregate amount of up to $50,000,000, less any amount by which the Total Commitments have been increased under Clause 2.5(b) above (the Maximum Increase Amount).

(ii)	The Parent may, at its discretion and by giving a written notice to the existing Lenders and any Acceding Lender (the Increase Invitation) with a copy to the Agent, invite each of the existing Lenders to offer to increase the amount of its existing Commitment in an amount up to the amount set out next to its name in Schedule 3 (Increase Amounts) less any previous increase in that Lender’s Commitments under Clause 2.5(b) above and invite the Acceding Lender (if any) to offer to assume a Commitment in an amount up to the amount set out next to the words “Acceding Lender” in Schedule 3 (Increase Amounts) (the date that the Increase Invitation is delivered to the Lenders being the Delivery Date). The amount of any increased Commitments requested in the Increase Invitation are referred to in this Clause as the Requested Additional Commitments. If the aggregate amount of the Requested Additional Commitments is less than the Maximum Increase Amount, the amount of Requested Additional Commitment requested from each Lender and the Acceding Lender must be such that the proportion of each existing Lender’s proposed Commitment to the proposed Total Commitments (excluding the proposed Commitment of the Acceding Lender) would be the same as if the full $50,000,000 had been requested. The amount of Requested Additional Commitments to be requested from each Lender and the Acceding Lender may be varied (provided that the aggregate amount remains the same) with the agreement of all Lenders and the Parent.

(iii)	No Lender is obliged to agree to increase its Commitment following an Increase Invitation. Each Lender that agrees to increase its Commitment under an Increase Invitation (a Consenting Lender) shall notify the Parent and the Agent of its agreement by the date falling 20 Business Days (or such other period as the Lenders may otherwise agree) after the relevant Delivery Date.

(iv)	If a Lender does not offer to increase its Commitment in accordance with the amount requested pursuant to an Increase Invitation or the Acceding Lender (if any) does not offer to assume a Commitment in accordance with the amount requested pursuant to an Increase Invitation on or before the date falling 20 Business Days (or such other period as the Lenders may otherwise agree) after the relevant Delivery Date, the Parent may, at its discretion and by giving a written notice to each Consenting Lender (the Subsequent Increase Invitation) with a copy to the Agent, invite each Consenting Lender to increase the amount of its existing Commitment by an additional amount no greater than the difference between the amount of the Requested Additional Commitments and the aggregate amount of the increase in the Commitments of the Consenting Lenders and the Commitment assumed by the Acceding Lender (if any) which have been notified to the Agent in accordance with paragraph (iii) above (the Shortfall) (the date that the Subsequent Increase Invitation is delivered to the Lenders being the Subsequent Delivery Date).

(v)	No Consenting Lender is obliged to agree to increase its Commitment following a Subsequent Increase Invitation. Each Consenting Lender that agrees to increase its Commitment under a Subsequent Increase Invitation (a Subsequent Consenting Lender) shall notify the Parent and the Agent of its agreement by the date falling 10 Business Days after the Subsequent Delivery Date. If the increase in Commitments of the Subsequent Consenting Lenders pursuant to any Subsequent Increase Invitation is, in aggregate, greater than the Shortfall, the Commitment of each Subsequent Consenting Lender will be increased by the proportion of the Shortfall which is the same proportion as its Commitment bears to the Total Commitments (excluding from the Total Commitments the Commitment of any Lenders that are not Consenting Lenders under the relevant Increase Invitation), in each case, immediately prior to the issuance of the relevant Increase Invitation.

(vi)	No later than the date falling 25 Business Days after the later of the relevant Delivery Date and the relevant Subsequent Delivery Date, the Parent shall by notice to the relevant Consenting Lenders, Subsequent Consenting Lenders (if any) and Acceding Lender (if any) (the Accordion Lenders), with a copy to the Agent, advise:

(A)	whether the Parent has accepted the offer of those Consenting Lenders to increase the amount of their Commitment and the offer of the Acceding Lender (if any) to assume its Commitment;

(B)	the aggregate amount by which the Total Commitments will be increased (the Aggregate Additional Commitments); and

(C)	the amount of each Accordion Lender’s share of the Aggregate Additional Commitments (its Relevant Additional Commitment).

(vii)	Subject to the conditions precedent set out in paragraph 2.5(d) below being satisfied, on (i) the last day of the shortest Interest Period in which those conditions precedent are satisfied or (ii) such earlier date as may be agreed between the Parent, the Accordion Lenders and the Agent (the Increase Date):

(A)	any outstanding Loans will be prepaid together with any accrued interest and Break Costs and the provisions of Clause 7(b) shall not apply in respect of such prepayment;

(B)	on prepayment of any such outstanding Loans:

I.	each of the Obligors and the Acceding Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Acceding Lender would have assumed and/or acquired had the Acceding Lender been an Original Lender;

II.	the Acceding Lender shall become a Party as a Lender and the Acceding Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Acceding Lender and those Finance Parties would have assumed and/or acquired had the Acceding Lender been an Original Lender;

III.	the Total Commitments will be increased by the amount of the Aggregate Additional Commitments;

IV.	the Commitment of each Accordion Lender will be increased by the amount of its Relevant Additional Commitment; and

V.	the Commitments of the other Lenders shall continue in full force and effect; and

(C)	in respect of any new Loans made available on the Increase Date, each Lender’s participation in each Loan will be equal to the proportion borne by its Commitment (as increased in accordance with paragraph (B) above) to the Total Commitments (as so increased).

(d)	An increase in the Total Commitments will only be effective:

(i)	on the execution by the Agent of an Increase Confirmation from each Accordion Lender for the purpose of that increase;

(ii)	in relation to an Acceding Lender the performance by the Agent of all necessary “know your customer” or other similar checks under applicable laws and regulations in relation to the assumption of the increased Commitments by the Acceding Lender, the completion of which the Agent shall promptly notify to the Parent and the Acceding Lender;

(iii)	on the date on which the increase takes effect, payment by the Acceding Lender (if there is one) to the Agent (for its own account) of a fee in an amount equal to the fee which would be payable under Clause 24.4 (Assignment or transfer fee) if the increase in Commitments was a transfer under Clause 24.1 (Assignments and transfers by the Lenders) and if the Acceding Lender was a New Lender.

(iv)	if the Agent confirms to the Parent and the Lenders that it has received the following in form and substance satisfactory to it (acting on the instructions of the Majority Lenders) on or before the date falling 10 Business Days after the date the Parent has notified the relevant Accordion Lenders that it accepts the offer to increase Commitments and the amount of those Commitments, in accordance with Clause 2.5(b)(v) or 2.5(c)(vi) respectively:

(A)	the acquisition documents relating to the Permitted Acquisition in respect of which the relevant increase in the Commitments is requested (which in the case of an increase requested in the Initial Period must be the Project Thunder Acquisition);

(B)	evidence, including a director’s certificate from the Parent confirming, that, if it would be required following the relevant Permitted Acquisition, any corporate entity to be acquired will become an Additional Guarantor in accordance with the terms of this Agreement within three months of completion of the applicable Permitted Acquisition; and

(C)	(if the Agent (acting on the instructions of the Majority Lenders) so requires, any relevant legal or other due diligence in respect of the relevant Permitted Acquisition.

(e)	The Parent may not seek to increase the Total Commitments or exercise any of its rights under this Clause 2.5 (Voluntary increase) at any time when a Default is outstanding.

(f)	Only two increases in the Total Commitments are permitted. Only one increase under each of Clauses 2.5(b) and 2.5(c) is permitted and the Parent may not deliver an Increase Invitation under Clause 2.5(c) at any time where an Initial Period Increase Invitation has been delivered under Clause 2.5(b) and the increase in Commitments in relation to that Initial Period Increase Invitation has not yet taken effect.

(g)	The Parent must pay to each Accordion Lender for the relevant increase in Total Commitments a fee in the amount (which in the case of an Initial Period Increase Invitation shall be 75bps) and at the times agreed between the Parent and the Agent in a Fee Letter. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph.

(h)	Clause 24.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.5 in relation to an Acceding Lender as if references in that Clause to:

(i)	an Existing Lender were references to all the Lenders immediately prior to the relevant increase;

(ii)	the New Lender were references to the Acceding Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

(i)	The Agent is authorised and instructed to enter into such documentation as is reasonably required to amend this Agreement and any other Finance Document (in accordance with the terms of this Clause 2.5) to reflect the terms of any increase in Commitments in accordance with this Clause 2.5 without the consent of any Lender other than the applicable Accordion Lender or Acceding Lender.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility in or towards:

(a)	refinancing existing indebtedness of the Group and the payment of any fees or expenses, legal or otherwise, incurred in connection with such refinancing; and

(b)	funding Permitted Acquisitions (including refinancing any indebtedness of any relevant acquired company or business or any subsidiary thereof and costs, fees and expenses incurred in relation thereto); and

(c)	the general corporate and working capital purposes of the Group including funding Capital Expenditure and share buy backs.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Obligors’ Agent and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if it is sterling or euro or (in the case of any other currency) if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the London interbank market on the Quotation Day and the Utilisation Date for that Loan; and

(ii)	it has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Loan.

(b)	If the Agent has received a written request from the Obligors’ Agent for a currency to be approved under subparagraph (a)(ii) above, the Agent will confirm to the Obligors’ Agent by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4	Maximum number of Loans and Optional Currencies

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	more than 15 Loans would be outstanding; or

(ii)	the Loans would be outstanding in more than three currencies.

(b)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be an amount whose Base Currency Amount is not more than the Available Facility and which is:

(i)	if the currency selected is the Base Currency, a minimum of $1,000,000 or, if less, the Available Facility; or

(ii)	if the currency selected is sterling or euro, a minimum of £1,000,000 or €1,000,000 or, if less, the Available Facility; or

(iii)	if the currency selected is an Optional Currency other than sterling or euro, the minimum amount (or an integral multiple, if required) specified by the Agent pursuant to subparagraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

5.5	Cancellation of Commitment

The Total Commitments shall be immediately cancelled at the end of the Availability Period.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

A Borrower (or the Obligors’ Agent on behalf of a Borrower) shall select the currency of a Loan in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	the Agent has received notice from a Lender that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the maturing Loan that is due to be repaid) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

7.	REPAYMENT

(a)	Subject to paragraph (b) below, each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower’s obligation under paragraph(a) above, if one or more Loans are to be made available to a Borrower:

(i)	on the same day that a maturing Loan is due to be repaid by that Borrower;

(ii)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(iii)	for the purpose of refinancing the maturing Loan,

the Agent will apply the new Loans in or towards repayment of the maturing Loan so that:

(A)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans, the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(B)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans, the relevant Borrower will not be required to make any payment in cash.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Obligors’ Agent, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Obligors’ Agent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Change of control

(a)	If any person or group of persons acting in concert gains control of the Parent (a Change of Control):

(i)	the Parent shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan);

(iii)	if the Parent so requires, the Parties shall enter into good faith consultations with a view to determining whether and on what terms the Facilities can continue to remain outstanding and be provided;

(iv)	if no agreement between the Lenders and the Parent is reached within 30 days of the Change of Control occurring as to the terms on which the Facilities can continue to remain outstanding and be provided and if a Lender so requires, the Agent shall cancel that Lender’s Commitment under the Facilities and declare that Lender’s participation in the outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents owing to that Lender immediately due and payable, whereupon that Lender’s Commitment under the Facilities will be cancelled and all such outstanding amounts owing to that Lender will become immediately due and payable.

(b)	For the purpose of paragraph (a) above control means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Parent; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent; or

(C)	give directions with respect to the operating and financial policies of the Parent which the directors or other equivalent officers of the Parent are obliged to comply with; or

(ii)	the holding of more than one-half of the issued share capital of the Parent (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

(c)	For the purpose of paragraph (a) above acting in concert means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Parent, to obtain or consolidate control of the Parent.

8.3	Disposals

Upon the occurrence of the disposal of all or substantially all of the assets of the Group (whether in a single transaction or a series of related transactions) all of the Commitments shall immediately be cancelled and all outstanding loans, together with all accrued interest and all other amounts accrued or outstanding under the facility shall become immediately due and payable.

8.4	Voluntary cancellation

The Parent may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $5,000,000 and in integral multiples of $2,500,000) of the Available Facility without premium or penalty. Any cancellation under this Clause shall reduce the Commitments of the Lenders rateably.

8.5	Voluntary prepayment

The Borrower to which a Loan has been made may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of such Loan (but if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of $5,000,000 and in integral multiples of $2,500,000).

8.6	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Obligors’ Agent under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs),

the Parent may, whilst (in the case of subparagraphs (i) and (ii) above) the circumstance giving rise to the requirement or indemnification continues give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Parent has given notice under paragraph (a) above (or, if earlier, the date specified by the Parent in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

8.7	Cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five Business Days’ notice of cancellation of the Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8.8	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	Other than as permitted under Clause 2.4 (Increase – Defaulting Lender), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Parent or the affected Lender, as appropriate.

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	in the case of a Loan:

(i)	(other than a Loan in euro), LIBOR; and

(ii)	in euro, EURIBOR.

9.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

9.3	Margin adjustments

(a)	In this Clause:

Total Net Debt and EBITDA have the meanings given to them in Clause 21.1 (Financial definitions).

(b)	The initial Margin is 1.50 per cent. per annum.

(c)	The Margin will be calculated by reference to the table below and the information set out in the relevant Compliance Certificate:

Column 1 Ratio of Total Net Debt to EBITDA	Column 2 Margin (per cent. per annum)
Greater than 2.00:1	2.25
Less than or equal to 2.00:1 and greater than 1.5:1	2.00
Less than or equal to 1.5:1 and greater than 1:1	1.75
Less than or equal to 1:1	1.50

(d)	Any change in the Margin will, subject to paragraphs (e) and (f) below, apply to each Loan on the date that is five Business Days after the date of receipt by the Agent of the relevant Compliance Certificate or, if the relevant Compliance Certificate is not delivered on time, on the last date on which that Compliance Certificate should have been delivered in accordance with this Agreement.

(e)	For so long as, an Event of Default is outstanding or a Compliance Certificate relating to financial statements for a Relevant Period has not been delivered by the Parent within the applicable period and remains outstanding, the Margin will be the highest applicable rate, being 2.25 per cent. per annum.

(f)	If the Margin has been calculated on the basis of a Compliance Certificate but would have been higher if it had been based on the subsequent financial statements of the Group the Margin will instead be calculated by reference to the subsequent financial statements of the Group. If, in this event, any amount of interest has been paid by a Borrower on the basis of the Compliance Certificate, that Borrower must immediately on demand pay to the Agent any shortfall in the amount which would have been paid to the Lenders if the Margin had been calculated by reference to the subsequent financial statements.

9.4	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment), subject to paragraph (b) below, at a rate 1% higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.4 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or a part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 1% and the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.5	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.6	Minimum interest

(a)	The rates of interest provided for in this Agreement, including, without limitation this Clause 9 (Interest), are minimum interest rates.

(b)	When entering into this Agreement, the Parties have assumed that the interest payable at the rates set out in this Clause 9 (Interest) or in other Clauses of this Agreement is not and will not become subject to Swiss Withholding Tax. Notwithstanding that the Parties do not anticipate that any payment of interest will be subject to Swiss Withholding Tax, they agree that, in the event that Swiss Withholding Tax should be imposed on interest payments by a Swiss Obligor and if a gross-up payment under Clause 13.2 (Tax gross-up) is unenforceable for any reason (where such payment would otherwise be required by the terms of 13.2 (Tax gross-up)), then the payment of interest due by such Swiss Obligor shall be increased to an amount which (after making any deduction of the Non-refundable Portion (as defined below) of Swiss Withholding Tax) results in a payment to each Lender entitled to such payment of an amount equal to the payment which would have been due had no deduction of Swiss Withholding Tax been required. For this purpose, the Swiss Withholding Tax shall be calculated on the full grossed-up interest amount.

(c)	For the purposes of this Clause 9.6, “Non-refundable Portion” of Swiss Withholding Tax shall mean Swiss Withholding Tax at the standard rate (being, as at the date hereof, 35 per cent.) unless a tax ruling issued by the Swiss Federal Tax Administration confirms that, in relation to a specific Lender based on an applicable double tax treaty, the non-refundable portion is a specified lower rate in which case such lower rate shall be applied in relation to such Lender.

(d)	If requested by a Lender, the relevant Swiss Obligor shall provide to the Agent the documents required by law or applicable double taxation treaties for the Lenders to prepare claims for the refund of any Swiss Withholding Tax so deducted.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	A Borrower (or the Obligors’ Agent on behalf of a Borrower) must select the Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 10, a Borrower (or the Obligors’ Agent) may select an Interest Period of one, three or six Months or any other period agreed between the Obligors’ Agent and the Agent (acting on the instructions of all the Lenders).

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	A Loan has one Interest Period only.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if:

(a)	LIBOR; or

(b)	if applicable, EURIBOR,

is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR, as the case may be, shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	In this Agreement Market Disruption Event means:

(i)	where interest is calculable by reference at or about noon on the Quotation Day for the relevant Interest Period LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 20% of that Loan) that the cost to it of obtaining matching deposits in the London Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Obligors’ Agent so requires, the Agent and the Obligors’ Agent shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Obligors’ Agent, be binding on all Parties.

11.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount and basis of calculation of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)	The Borrowers must pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the percentage rate per annum equal to forty per cent. (40%) of the Margin applicable on that Lender’s Available Commitment for the Availability Period.

(b)	Accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.2	Arrangement fee

The Borrowers shall pay to the Arranger an arrangement fee in the amount and at the time agreed in a Fee Letter.

12.3	Agency fees

The Borrowers shall pay to the Agent (for its own account) an agency fee and to the Security Agent (for its own account) a security agency fee in the amounts and at the times agreed in a Fee Letter.

13.	TAX GROSS UP AND INDEMNITIES[1]

13.1	Definitions

(a)	In this Clause 13:

Protected Party means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

[1]	FATCA provisions to be discussed.

Qualifying Lender means:

(i)	in respect of a payment made by an Obligor incorporated in the United Kingdom, a Lender which is:

(A)	within the charge to United Kingdom corporation tax as respects that payment and that is a Lender in respect of an advance made by a person that was a bank (as defined for the purpose of section 879 of ITA) at the time that advance was made; or

(B)	a Treaty Lender with respect to the United Kingdom;

(ii)	in respect of a payment that is treated under the Internal Revenue Code as United States source interest in connection with this Agreement, a Lender which is:

(A)	a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment two original copies of IRS Form W-9 (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its status as a “United States person”; or

(B)	a Treaty Lender with respect to the United States of America that is entitled to receive payments under the Finance Documents without deduction or withholding of any United States federal income Taxes, provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment two original copies of IRS Form W-8BEN (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its entitlement to receive such payments without any such deduction or withholding under a double taxation treaty; or

(C)	otherwise entitled to receive payments under the Finance Documents without deduction or withholding of any United States federal income Taxes either as a result of such payments being effectively connected with the conduct by such Lender of a trade or business within the United States or under another applicable exemption, provided such Lender timely has delivered to the Agent for transmission to the U.S. Obligor making such payment two original copies of either (1) IRS Form W 8ECI (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying that the payments made pursuant to the Finance Documents are effectively connected with the conduct by that Lender of a trade or business within the United States or (2) such other applicable form prescribed by the IRS certifying as to such Lender’s entitlement to exemption from United States withholding tax with respect to all payments to be made to such Lender under the Finance Documents, provided, however, that no Lender shall cease to be a Qualifying Lender under this subparagraph (ii) by reason or any deduction or withholding that is imposed under FATCA; and

(iii)	in respect of a payment by an Obligor incorporated other than in the United Kingdom or the United States of America, any Lender.

Tax Credit means a credit against, relief or remission for, or repayment of, any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.

Tax Payment means an increased payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

Treaty Lender means, in respect of a jurisdiction, a Lender entitled under the provisions of a double taxation treaty to receive payments of interest from a person resident in such jurisdiction without a Tax Deduction (subject to the completion of any necessary procedural formalities).

(b)	In this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Obligors’ Agent or a Lender shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. If the Agent receives such notification from a Lender it shall notify the Obligors’ Agent and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor in one of the circumstances set out in paragraph (d) below, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	The circumstances referred to in paragraph (c) above are where a person entitled to the payment:

(i)	is the Agent, the Security Agent or the Arranger (on its own behalf); or

(ii)	is a Qualifying Lender, unless that Qualifying Lender is a Treaty Lender or described in subparagraph (ii) of the definition of Qualifying Lender and the Obligor making the payment is able to demonstrate the Tax Deduction is required to be made as a result of the failure of that Qualifying Lender to comply with paragraph (g) below; or

(iii)	is not or has ceased to be a Qualifying Lender solely to the extent that this altered status results from any change in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or published concession of any relevant taxing authority after the date that such person becomes a Lender.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Lender and each Obligor which makes a payment to which that Lender is entitled shall co-operate as soon as reasonably practicable in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)	No increased payment shall be made under paragraph (c) above (nor by any other Party by virtue of any other provision of this Agreement) to the extent that a Tax Deduction is required under FATCA.

13.3	Tax indemnity

(a)	The Obligors’ Agent shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in connection with any Finance Document or the transactions occurring under such Finance Document.

(b)	Paragraph (a) above shall not apply with respect to any Tax assessed on a Finance Party:

(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

in the case of both (i) and (ii) above if that Tax is imposed on or calculated by reference to the net income or profits received or receivable (but not any sum deemed to be receivable but not actually receivable such as a Tax Deduction) by that Finance Party; or

(iii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated because of a failure to qualify for such compensation under paragraph (d) of Clause 13.2 (Tax gross-up); or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make a claim pursuant to paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Obligors’ Agent.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised or retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

13.5	Stamp taxes

The Obligors’ Agent shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all notarial fees, stamp duty, registration, excise and other similar Taxes payable in respect of any Finance Document or the transactions occurring under any of them or any Transaction Security.

13.6	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)	If a Party confirms to another Party pursuant to 13.6(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)	if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If a Borrower is a US Tax Obligor, or where the Agent reasonably believes that its obligations under FATCA require it, each Lender shall, within ten Business Days of:

(i)	where an Original Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where a Borrower is a US Tax Obligor on a Transfer Date or on the effective date of an Increase Confirmation and the relevant Lender is:

(A)	a New Lender, the relevant Transfer Date; or

(B)	an Increase Lender or an Accordion Lender which was not previously a Party, the effective date of the applicable Increase Confirmation.

(iii)	the date a new US Tax Obligor accedes as a Borrower; or

(iv)	where the Borrower is not a US Tax Obligor, the date of a request from the Agent, supply to the Agent:

(i)	a withholding certificate on Form W-8 or Form W-9 (or any successor form) (as applicable); or

(ii)	any withholding statement and other documentation, authorisations and waivers as the Agent may require to certify or establish the status of such Lender under FATCA.

The Agent shall provide any withholding certificate, withholding statement, documentation, authorisations and waivers it receives from a Lender pursuant to this paragraph (e) to the Borrower and shall be entitled to rely on any such withholding certificate, withholding statement, documentation, authorisations and waivers provided without further verification. The Agent shall not be liable for any action taken by it under or in connection with this paragraph (e).

(f)	Each Lender agrees that if any withholding certificate, withholding statement, documentation, authorisations and waivers provided to the Agent pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, it shall promptly update such withholding certificate, withholding statement, documentation, authorisations and waivers or promptly notify the Agent in writing of its legal inability to do so. The Agent shall provide any such updated withholding certificate, withholding statement, documentation, authorisations and waivers to the Borrower. The Agent shall not be liable for any action taken by it under or in connection with this paragraph (f).

13.7	Value added tax

(a)	All consideration payable under a Finance Document by an Obligor to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Obligor shall pay to the Finance Party (in addition to paying the consideration) an amount equal to the amount of the VAT on production by the relevant Finance Party of a valid VAT invoice.

(b)	Where a Finance Document requires an Obligor to reimburse a Finance Party for any costs or expenses, that Obligor shall also at the same time pay and indemnify that Finance Party against all VAT incurred by that Finance Party in respect of the costs or expenses save to the extent that that Finance Party is entitled to repayment or credit in respect of the VAT.

13.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Parent, the Agent and the other Finance Parties.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Obligors’ Agent shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation or application of) any law or regulation;

(ii)	compliance with any law or regulation; or

(iii)	the implementation or application of, or compliance with, Basel III or any law or regulation which implements Basel III,

made after the date of this Agreement, provided that the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives (thereunder or issued in connection therewith or in implementation thereof) shall, in each case, be deemed to be a change in law after the date of this Agreement, regardless of the date enacted, adopted, issued or implemented.

(b)	In this Agreement Increased Costs means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Obligors’ Agent.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount and basis of calculation of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because an exclusion in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(iii)	attributable to a FATCA Deduction required to be made by a Party; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation or the gross negligence of the relevant Finance Party or its Affiliates.

(b)	In this Clause 14.3:

(i)	a reference to a Tax Deduction has the same meaning given to the term in Clause 13.1 (Definitions); and

(ii)	Basel III means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.”

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrowers shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Lender against any cost, loss or liability incurred by that Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Obligors’ Agent.

15.3	Indemnity to the Agent

The Borrowers shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	entering into or performing any foreign exchange contract for the purposes of Clause 6 (Optional Currencies); or

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.4	Indemnity to the Security Agent

(a)	Each Obligor shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	the taking, holding, protection or enforcement of the Transaction Security;

(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; and

(iii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(b)	The Security Agent may, in priority to any payment to the Finance Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 15.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

15.5	Limitation on indemnities

Nothing in this Clause 15 shall require any Borrower or other Obligor to pay any amount to any Finance Party or to undertake any obligation or liability to pay such amount, if the payment (or undertaking of any obligation or liability to make such payment) would cause or result in any “deemed dividend” to any U.S. Obligor or U.S. Bilateral Borrower pursuant to the U.S. Internal Revenue Code of 1986 and the regulations promulgated and the judicial and administrative decisions rendered under it.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Obligors’ Agent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross up and indemnities) or Clause 14 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Borrowers shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Borrowers shall promptly on demand pay the Agent, the Security Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with:

(a)	the negotiation, preparation, printing and execution of this Agreement and any Finance Document;

(b)	any other Finance Documents executed after the date of this Agreement;

(c)	the completion of the transactions and perfection of the Transaction Security contemplated in the Finance Documents; and

(d)	the release of any Transaction Security.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.10 (Change of currency), the Obligors’ Agent shall, within three Business Days of demand, reimburse the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Obligors’ Agent shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Security and the Security Agent may, in priority to any payment to the Finance Parties, indemnify itself out of the Charged Property in respect of (and pay and retain) all sums necessary to give effect to this Clause.

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

(a)	Each Guarantor (other than a U.S. Guarantor) irrevocably and unconditionally, jointly and severally:

(i)	guarantees to each Finance Party punctual performance by each Borrower (other than a U.S. Borrower) of all that Borrower’s obligations under the Finance Documents;

(ii)	undertakes with each Finance Party that whenever a Borrower (other than a U.S. Borrower) does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(iii)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it under this paragraph (a) of Clause 18.1 (Guarantee and indemnity) is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

(b)	Each U.S. Guarantor irrevocably and unconditionally, jointly and severally:

(i)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(ii)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that U.S. Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(iii)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it under this paragraph (b) of Clause 18.1 (Guarantee and indemnity) is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

(c)	Each U.S. Guarantor irrevocably and unconditionally, jointly and severally:

(i)	guarantees to each Finance Party punctual performance by each Bilateral Borrower (other than a Borrower) of all that Bilateral Borrower’s obligations under the Finance Documents;

(ii)	undertakes with each Finance Party that whenever a Bilateral Borrower (other than a Borrower) does not pay any amount when due under or in connection with any Finance Document, that U.S. Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(iii)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it under this paragraph (c) of Clause 18.1 (Guarantee and indemnity) is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

(d)	Each Guarantor which is not a U.S. Guarantor irrevocably and unconditionally, jointly and severally:

(i)	guarantees to each Finance Party punctual performance by each Bilateral Borrower that is not a Borrower or a U.S. Borrower or a U.S. Bilateral Borrower of all that Bilateral Borrower’s obligations under the Finance Documents;

(ii)	undertakes with each Finance Party that whenever a Bilateral Borrower that is not a Borrower or a U.S. Borrower or a U.S. Bilateral Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(iii)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it under this (d) of Clause 18.1 (Guarantee and indemnity) is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor or Bilateral Borrower (other than an Obligor) under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any payment by an Obligor or Bilateral Borrower (other than an Obligor) or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or Bilateral Borrower (other than an Obligor) or any security for those obligations or otherwise) is avoided or must be restored in insolvency, liquidation, administration, judicial management or otherwise, without limitation, then :

(a)	the liability of each Obligor and Bilateral Borrower (other than an Obligor) shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor and Bilateral Borrower (other than an Obligor), as if the payment, discharge, avoidance or reduction had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor, any Bilateral Borrower (other than an Obligor) or other person;

(b)	the release of any other Obligor, any Bilateral Borrower (other than an Obligor) or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any Bilateral Borrower (other than an Obligor) or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, a Bilateral Borrower (other than an Obligor) or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

18.5	Guarantor Intent

Without prejudice to the generality of Clause 18.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

18.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.7	Appropriations

Until all amounts which may be or become payable by the Obligors and the Bilateral Borrowers (other than Obligors) under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may while a Default is continuing:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account (bearing interest at an appropriate market rate) any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

18.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors and the Bilateral Borrowers (other than Obligors) under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

(a)	to be indemnified by an Obligor or a Bilateral Borrower (other than an Obligor);

(b)	to claim any contribution from any other guarantor of any obligations of an Obligor or a Bilateral Borrower (other than an Obligor) under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Borrower or Bilateral Borrower (as the case may be) under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 29 (Payment mechanics) of this Agreement.

18.9	Release of Guarantors’ right of contribution

If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.11	Specific limitations for Swiss Guarantors

(a)	Notwithstanding any other provision of this Agreement or any other document in connection therewith, if and to the extent the payment obligations (including, for the avoidance of doubt, any obligation to gross-up pursuant to Clause 13.2 (Tax gross-up) or to indemnify any Finance Party pursuant to this Agreement) of a Guarantor incorporated in Switzerland (a Swiss Guarantor) as a Guarantor for, or with respect to, obligations of any other Obligor (other than the wholly owned direct or indirect Subsidiaries of the Swiss Guarantor) would, at the time payment is due, under Swiss laws and regulations not be permitted or be of an amount rendering the directors of that Swiss Guarantor personally liable pursuant to Swiss law to any of its creditors as a consequence of paying such amount, then such payment obligations shall remain limited to the amount permitted to be paid and not triggering such directors’ liability. Such limited amount shall however in no event be less than the unrestricted equity capital surplus (including the unrestricted portion of general reserves, other free reserves, retained earnings and current net profits) freely available for distribution to the shareholder(s) of that Swiss Guarantor under the Swiss Code of Obligations at the time or times payment(s) under or pursuant to this Agreement is requested from that Swiss Guarantor, less Swiss withholding tax if and to the extent required by applicable law in force at the relevant time, at the rate of 35 per cent. or such other rate as in force from time to time.

(b)	This limitation shall only apply to the extent it is a requirement under applicable law at the time the Swiss Guarantor is required to perform its guarantee obligations under the Finance Documents. Such limitation shall not free the Swiss Guarantor from its obligations in excess of the freely disposable equity, but merely postpone the performance date thereof until such times when the Swiss Guarantor has again freely disposable equity if and to the extent such freely disposable equity is available.

(c)	If and to the extent at the time a payment from a Swiss Guarantor as Guarantor is demanded such payment is subject to the limitation pursuant to paragraph (a) above and may only be made as a distribution of profits, then such payment shall only be made upon completion of the following measures to the extent they are from time to time required under Swiss corporate law:

(i)	an audited balance sheet of that Swiss Guarantor has been prepared;

(ii)	the auditors of that Swiss Guarantor have approved the amount of the proposed payment based on applicable Swiss corporate law and the articles of association;

(iii)	the shareholder(s) of that Swiss Guarantor must have had access to the above-mentioned audited balance sheet as well as to the auditors’ report; and

(iv)	the shareholders of that Swiss Guarantor must properly be convened (or all shareholders must be present) and vote in favour of the payment of the amount under the guarantee given by that Swiss Guarantor.

(d)	Each Swiss Guarantor and each immediate Holding Company of each Swiss Guarantor and the Parent undertake to take and/or cause all measures necessary or useful, as the case may be, to implement the foregoing documents and other acts referred to in paragraph (c) above.

(e)	Subject only to the foregoing, such payments to be made by a Swiss Guarantor under this guarantee shall be timely made in full as provided for in this Agreement.

18.12	Specific provision for U.S. Guarantors

(a)	Each U.S. Guarantor represents and warrants to each Finance Party that:

(i)	The fair saleable value of each U.S. Obligor’s assets exceeds the total amount of liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, in each case valued at the probable liability of such U.S. Obligor with respect thereto) of such U.S. Obligor on a consolidated basis as they become absolute and mature;

(ii)	The present fair salable value of the assets of each U.S. Obligor is not less than the amount that will be required to pay its probable liabilities as they become absolute and matured.

(iii)	Each U.S. Obligor will be able to realize upon its assets and will have sufficient cash flow from operations to enable it to pay its debts, other liabilities and contingent obligations as they mature in the ordinary course of its business.

(iv)	Each U.S. Obligor does not have unreasonably small capital with which to engage in its anticipated businesses.

(b)	Each representation and warranty in this Subclause:

(i)	is made by each U.S. Guarantor on the date of this Agreement;

(ii)	is deemed to be repeated by:

(A)	each Additional Guarantor on the date that Additional Guarantor becomes a U.S. Guarantor; and

(B)	each U.S. Guarantor on the date of each Utilisation Request; and

is, when repeated, applied to the circumstances existing at the time of repetition.

(c)	Notwithstanding any term or provision of this Clause 18 or any other term in this Agreement or any Finance Document:

(i)	if any U.S. federal or state fraudulent conveyance laws are determined by a court of competent jurisdiction to be applicable to the obligations of a U.S. Guarantor hereunder, such U.S. Guarantor’s obligations hereunder shall be limited to the maximum aggregate amount of the obligations that would not render such U.S. Guarantor’s obligations subject to avoidance under applicable U.S. federal or state fraudulent conveyance laws; and

(ii)	the obligations being guaranteed by the Guarantors (by express guarantee, grant of security or otherwise) shall not extend to any Excluded Swap Obligations.

(d)	In this Clause 18.12 and Clause 18.13:

Commodity Exchange Act means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

Excluded Swap Obligation means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

Qualified ECP Guarantor means, in respect of any Swap Obligation, each Obligor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Swap Obligation means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

18.13	Keepwell

Each Qualified ECP Guarantor hereby jointly and severally, unconditionally and irrevocably undertakes to guarantee the performance by each other Obligor of all of its obligations under this Agreement (including its guarantee obligations pursuant to this Clause 18 (Guarantee and indemnity) or any other Finance Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this subclause 18.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this subclause 18.13, or otherwise under this Agreement or any other Finance Document, as it relates to such other Obligor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the obligations under the Finance Documents are discharged in full. Each Qualified ECP Guarantor intends that this subclause 18.13 constitute, and this subclause 18.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

19.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement except that to the extent that any representation and warranty relates to a Finance Document which has not at the date of this Agreement been executed it shall be made on the date of that Finance Document.

19.1	Status

(a)	It is a corporation, duly incorporated and validly existing (and, with respect to any Obligor formed in the U.S., in good standing) under the law of its jurisdiction of incorporation or formation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and (subject to the Legal Reservations) enforceable obligations.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not:

(a)	conflict with any law or regulation applicable to it or any of its Subsidiaries;

(b)	contravene its constitutional documents; or

(c)	breach (in a manner or to an extent which could reasonably be expected to have a Material Adverse Effect) any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets; or

(d)	oblige it, or any of its Subsidiaries, to create any Security or result in the creation of any Security over its or their respective assets other than under the Security Documents.

19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation (save for any filings or registrations required in relation to the Security constituted by the Security Documents, which filings or registrations will be made promptly after execution of the relevant Security Documents and in any event within applicable time limits); and

(c)	to create the Security constituted by the Security Documents to which it is party and, subject to the Legal Reservations, to ensure that such Security has the ranking specified therein,

have been obtained or effected and are in full force and effect.

19.6	Governing law and enforcement

(a)	The choice of English law as the governing law of the Finance Documents (or, in respect of any Security Document to which it is a party, the relevant governing laws of that Security Document) will (subject to the Legal Reservations) be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in England in relation to a Finance Document (or, in respect of any Security Document to which it is a party, any judgment obtained in the courts which are expressed to have jurisdiction to hear disputes under such Security Document) will (subject to the Legal Reservations) be recognised and enforced in its jurisdiction of incorporation.

19.7	No filing or stamp taxes

Save to the extent identified in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 25 (Changes to the Obligors), under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.8	Security interests

(a)	It is the absolute legal and, where applicable, beneficial owner of all the assets over which it purports to create Security pursuant to the Security Documents and (subject to the Legal Reservations) each Security Document to which it is a party creates the Security which that Security Document purports to create or, if that Security Document purports to evidence Security, accurately evidences Security which has been validly created.

(b)	The shares of any member of the Group mortgaged or pledged by it pursuant to the Security Documents are all fully paid up and not subject to any option to purchase or similar rights. The constitutional documents of any such member of the Group do not restrict or inhibit any transfer of such shares on creation or enforcement of such Security over such shares.

19.9	No misleading information

All written information (other than the Information Package) supplied by any member of the Group after the date of this Agreement to the Agent in or pursuant to or in connection with any Finance Document is correct in all material respects as at the date it was given and was not misleading in any material respect as at the date it was given.

19.10	No default

(a)	No Event of Default is continuing or would result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries’) assets are subject which could reasonably be expected to have a Material Adverse Effect.

19.11	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with U.S. GAAP (in the case of the Parent) or UK GAAP (in the case of Innospec and each other Original Obligor incorporated in England) or Relevant GAAP (in the case of any other Obligor) in each case consistently applied unless expressly disclosed to the contrary.

(b)	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Parent) during the relevant financial year.

19.12	Material Adverse Changes

(a)	There has been no change in the Business or the assets of the Group to that set out in the Original Financial Statements delivered pursuant to Clause 2 (of the Supplemental Agreement) which has or is reasonably likely to have a Material Adverse Effect.

(b)	There has been no change in the financial condition, business or assets of the Group since the date of the most recently delivered audited consolidated financial statements pursuant to paragraph (a) of Clause 20.1 (Financial statements) which has or is reasonably likely to have a Material Adverse Effect.

19.13	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.14	Assets

It or its Subsidiaries have good title to or valid leases or licences of or are otherwise entitled to use all material assets (including, without limitation, all Intellectual Property) necessary to conduct the Business.

19.15	Taxation

(a)	It is not overdue in the filing of any Tax returns and it has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties save, in each case, to the extent that failure to do so does not have and is not reasonably likely to have a Material Adverse Effect.

(b)	No claims are being or are to its knowledge reasonably likely to be asserted against it or any of its Subsidiaries with respect to Taxes which are reasonably likely to be determined adversely to it or to such Subsidiary and which, if so adversely determined, would have or be reasonably likely to have a Material Adverse Effect.

19.16	Information Package

(a)	The material statements of fact in relation to the assets, financial condition and operations of the Business and the Group contained in the Information Package were true, complete and accurate in all material respects at the date ascribed thereto in the Information Package.

(b)	The opinions and views expressed given by or on behalf of any member of the Group for the purposes of the Information Package were arrived at after careful consideration and were based on reasonable grounds.

(c)	All projections and forecasts contained in the Information Package were based upon assumptions (including assumptions as to the future performance of the Business, inflation, price increases and efficiency gains) which Management carefully considered and considered to be fair and reasonable as at the date of the relevant report or document containing the projection.

(d)	So far as it is aware (after reasonable enquiry), nothing has occurred or been omitted from the Information Package and no information has been given or withheld that results in the material factual information contained in the Information Package being untrue or misleading in any material respect.

19.17	Insurance

It and each of its Subsidiaries have in place insurances complying with the requirements of paragraph (a) of Clause 22.7 (Insurance) and no act, omission, event or default has occurred which has rendered or could reasonably be expected to render any policies of insurance taken out by it void or voidable to an extent or in a manner which could reasonably be expected to be materially adverse to the interests of the Finance Parties under the Finance Documents.

19.18	Group Structure Chart

The Group Structure Chart delivered to the Agent pursuant to the Supplemental Agreement is true, complete and accurate in all material respects.

19.19	U.S. Governmental Regulation

(a)	It is not an “investment company” or an “affiliated person” of an “investment company” as such terms are defined in the United States Investment Company Act of 1940 or otherwise subject to regulation under the United States Federal Power Act or the United States Investment Company Act of 1940.

(b)	It is not subject to regulation under any other federal or state statute or regulation which may limit its ability to incur Financial Indebtedness under the Finance Documents or which may otherwise render all or any portion of the obligations under the Finance Documents unenforceable, in each case to an extent or in a manner which has or could reasonably be expected to have a Material Adverse Effect other than such regulations with which it has complied.

19.20	Employee Benefit Plans

(a)	Each Pension Plan maintained by or contributed to by it or any of its ERISA Affiliates is in material compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and all other applicable laws and regulations.

(b)	No ERISA Event has occurred or is reasonably expected to occur which has or is reasonably likely to result in a Material Adverse Effect.

(c)	The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for the purposes of U.S. Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan to an extent which has or is reasonably likely to result in a Material Adverse Effect.

(d)	The present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for the purposes of U.S. Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans to an extent which has or is reasonably likely to result in a Material Adverse Effect.

(e)	Each Single Employer Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has been determined by the U.S. Internal Revenue Service to be so qualified or is in the process of being submitted to the U.S. Internal Revenue Service for approval or will be so submitted during the applicable remedial amendment period, and, nothing has occurred since the date of such determination that would be reasonably likely to adversely affect such determination (or, in the case of a Single Employer Plan with no determination, nothing has occurred that would be reasonably likely to materially adversely affect such qualification).

(f)	There are no actions, suits or claims pending against or involving any Pension Plan (other than routine claims for benefits) or, to the knowledge of the Parent or any U.S. Group Member or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Pension Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

19.21	Margin Stock

(a)	No U.S. Group Member is engaged nor will it engage principally, or as one of its important activities, in the business of owning or extending credit for the purpose of “buying” or “carrying” any Margin Stock.

(b)	None of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which would be likely to cause all or any Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation U or Regulation X.

(c)	No U.S. Group Member or any agent acting on its behalf has taken or will take any action which would be likely to cause the Finance Documents to violate any regulation of the Board of Governors of the Federal Reserve System of the United States.

19.22	Sanctions

(a)	Except as disclosed in the Disclosure Letter, no member of the Group has violated any Sanctions Regulations. No member of the Group or, to their collective knowledge, any of their respective brokers or other agents acting or benefiting in any capacity in connection with the Facilities, is an Embargoed Person.

(b)	No member of the Group or, to their collective knowledge, any of their brokers or other agents acting in any capacity in connection with the Facility (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Sanctions Regulations, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Sanctions Regulation.

(c)	No member of the Group has or intends to use the proceeds from any Utilisation (and/or the proceeds from any utilisation of a Bilateral Facility) for any business activities relating to Iran, Myanmar (Burma), North Korea, Sudan, Cuba, Syria or any other country or territory that is the target of the Sanctions Regulations, or relating to any Embargoed Person or other economic and trade sanctions as communicated by the Agent (or a Lender via the Agent) to the Obligors’ Agent.

19.23	Anti-Money Laundering

Except as disclosed in the Disclosure Letter, the operations of each member of the Group are, and at all times have been, conducted in compliance with all applicable anti-money laundering laws and all applicable financial record keeping and reporting requirements, rules, regulations and guidelines (collectively, Money Laundering Laws) and no investigation, action, suit or proceeding by or before any court or governmental authority or any arbitrator involving any member of the Group with respect to Money Laundering Laws is pending and, so far as the Group is aware, no such investigations, actions, suits or proceedings are threatened or contemplated.

19.24	Anti-Corruption

(a)	Except as disclosed in the Disclosure Letter, no member of the Group none of their respective directors, officers, or employees, and to their collective knowledge after due inquiry, none of their respective agents, distributors or other persons acting on behalf of a member of the Group has (i) violated or is in violation of any applicable anti-bribery or anti-corruption law or regulation enacted in any jurisdiction, whether in connection with or arising from the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions or otherwise, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act, or (ii) made, offered to make, promised to make or authorised the payment or giving of, or requested, agreed to receive or accepted, directly or indirectly, any bribe, rebate, payoff, influence payment, facilitation payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable law or regulation (any such payment, a Prohibited Payment).

(b)	No member of the Group, none of their respective directors, officers, or employees, and to their collective knowledge after due inquiry, none of their respective agents, distributors or other persons acting on behalf of a member of the Group is, or has been, subject to any investigation, inquiry, action, settlement or proceeding by any governmental authority with regard to any Prohibited Payment nor has self-reported any actual or suspected non-compliance with any anti-bribery or anti-corruption law.

19.25	Compliance with Non-Qualifying Bank Rules

Each Swiss Obligor is in compliance with the Non-Qualifying Bank Rules. For purposes of compliance with the Non-Qualifying Bank Rules, the Parent shall assume for the purposes of determining the total number of creditors which are not Qualifying Banks that at all times there are 10 (ten) Lenders that are not Qualifying Banks under this Agreement.

19.26	Repetition

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on:

(a)	the date of each Utilisation Request and the first day of each Interest Period; and

(b)	in the case of an Additional Obligor, the day on which the relevant company becomes (or it is proposed that the relevant company becomes) an Additional Obligor.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

The Parent shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years, its audited consolidated financial statements for that financial year;

(b)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years, the audited financial statements of each Obligor (if statutory accounts are produced for such company) other than Innospec GmbH and Innospec Alchemy for that financial year;

(c)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years, if they have been audited, the audited financial statements, or if they have not been audited, the unaudited financial statements of Innospec Alchemy for that financial year; and

(d)	as soon as the same become available, but in any event within 45 days after the end of each quarter of each of its financial years its consolidated unaudited financial statements for that financial quarter.

20.2	Compliance Certificate

(a)	The Parent shall supply to the Agent, with each set of financial statements delivered pursuant to paragraphs (a) and (d) of Clause 20.1 (Financial statements), a Compliance Certificate:

(b)	setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants), as at the date as at which those financial statements were drawn up; and

(c)	(in the case of the audited financial statements) confirming, among other things, which companies constitute Material Group Companies and details required by paragraph (c) of Clause 22.18 (Guarantors and security).

(d)	Each Compliance Certificate and certificate delivered to paragraph (b) below shall be signed by a director and another member of Management.

20.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Parent pursuant to Clause 20.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	All financial statements of the Parent delivered or to be delivered to the Agent under this Agreement shall be prepared in accordance with the Approved Accounting Principles and shall include (in the case of any consolidated financial statements of the Parent) a consolidated cashflow statement. If as a result of a change in accounting principles such financial statements are required to be prepared on a different basis (and that difference is or could reasonably be expected to be relevant to the calculation of the financial ratios under this Agreement or otherwise material to the interests of the Finance Parties under this Agreement):

(i)	the Obligors’ Agent shall, as soon as reasonably practicable after becoming aware of that change, so advise the Agent;

(ii)	on request of the Agent, the Obligors’ Agent and the Agent (on behalf of the Lenders) shall negotiate in good faith with a view to agreeing such amendments to Clause 21 (Financial covenants) and/or the definitions of any or all of the terms used therein as are necessary to give the Lenders comparable protection to that contemplated at the date of this Agreement;

(iii)	if amendments satisfactory to the Lenders are agreed by the Obligors’ Agent and the Agent in writing within 30 days of such notification to the Agent, those amendments shall take effect in accordance with the terms of that agreement; and

(iv)	if such amendments are not so agreed within 30 days, within 15 days after the end of that 30 day period, the Obligors’ Agent shall either:

(A)	deliver to the Agent, in reasonable detail and in a form reasonably satisfactory to the Agent, details of all such adjustments as need to be made to the relevant financial statements in order to bring them into line with Approved Accounting Principles (any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as so adjusted); or

(B)	ensure that the relevant financial statements are prepared in accordance with Approved Accounting Principles.

20.4	Operating Budget

The Parent shall, as soon as reasonably practicable and in any event not more than 80 days after the beginning of each of its financial years deliver to the Agent (in sufficient copies for the Lenders) its Operating Budget (in substantially the format used by the Parent in its most recent operating budget prior to the date of this Agreement or (if different) in a format and with a level of information satisfactory to the Agent (acting reasonably)) for such financial year.

20.5	Information: miscellaneous

The Parent shall supply to the Agent (if applicable, in sufficient copies for all the Finance Parties, if the Agent so requests):

(a)	all documents dispatched by the Parent to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending in respect of or against any member of the Group, and which would, if adversely determined, have or be reasonably likely to have a Material Adverse Effect; and

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request, except to the extent that disclosure of the information would breach any law, regulation, stock exchange requirement or duty of confidentiality.

20.6	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Parent shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.7	Use of websites

(a)	The Parent may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders who accept this method of communication by posting this information onto an electronic website designated by the Parent and the Agent (the Designated Website) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Parent and the Agent are aware of the address of and any relevant password specification for the Designated Website; and

(iii)	the information is in a format previously agreed between the Parent and the Agent.

If any Lender does not agree to the delivery of information electronically then the Agent shall notify the Parent accordingly and the Parent shall supply the information to the Agent (in sufficient copies for each relevant Lender) in paper form. In any event the Parent shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each relevant Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Agent.

(c)	The Parent shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the relevant password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Parent notifies the Agent under subparagraph (c)(i) or subparagraph (c)(v) above, all information to be provided by the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and the relevant Lenders are satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Parent shall comply with any such request within ten Business Days.

20.8	Know your customer checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in subparagraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in subparagraph (iii) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any relevant person pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks on Lenders or prospective new Lenders pursuant to the transactions contemplated in the Finance Documents.

(c)	The Parent shall, by not less than ten Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 25 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any relevant person pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

20.9	ERISA-Related Information

The Obligors’ Agent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	promptly and in any event within 15 days after any U.S. Obligor or any ERISA Affiliate files a Schedule B (or such other schedule as contains actuarial information) to IRS Form 5500 in respect of a Pension Plan with Unfunded Pension Liabilities, a copy of such IRS Form 5500 (including the Schedule B);

(b)	promptly and in any event within 30 days after any U.S. Obligor or any ERISA Affiliate knows or has reason to know that any ERISA Event which, individually or when aggregated with any other ERISA Event, would reasonably be expected to have a Material Adverse Effect has occurred, the written statement of the Chief Financial Officer of such U.S. Obligor or ERISA Affiliate, as applicable, describing such ERISA Event and the action, if any, which it proposes to take with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event; provided that, in the case of ERISA Events under paragraphs (c) and (h) of its definition, the 30-day period set forth above shall be a ten day period, and, in the case of ERISA Events under paragraph (e) of its definition, in no event shall notice be given later than the occurrence of the ERISA Event; and

(c)	promptly, and in any event within 30 days, after becoming aware that there has been (i) a material increase in Unfunded Pension Liabilities, taking into account only Pension Plans with positive Unfunded Pension Liabilities; (ii) a material increase in potential withdrawal liability under Section 4201 of ERISA, if the U.S. Obligor and its ERISA Affiliates were to completely or partially withdraw from all Multiemployer Plans; (iii) the adoption of, or the commencement of contributions to, any Pension Plan subject to Section 412 of the Code by any U.S. Obligor or any ERISA Affiliate; or (iv) the adoption of any amendment to a Pension Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of any U.S. Obligor, the detailed written description of such Pension Plan from the Chief Financial Officer of each affected U.S. Obligor or ERISA Affiliate, as applicable.

20.10	Notification of Settlement

On the date of settlement of any claim, litigation or threatened litigation where the amount of settlement (including costs), or any amount in respect of a fine, penalty or disgorgement of profit in respect of such settlement, payable by the Group exceeds $10,000,000 or its equivalent against any member of the Group the Parent shall notify the Agent of the details of such settlement (or fine, penalty or disgorgement of profit, as the case may be) and shall within ten Business Days provide the Agent with a certificate setting out (in reasonable detail) projections and computations which show that each of the requirements of Clause 21 (Financial covenants) will be complied with for the Relevant Periods ending on each Quarter Date falling within the immediately succeeding six Month period following the then most recently ended Relevant Period.

21.	FINANCIAL COVENANTS

21.1	Financial definitions

In this Clause 21 and in this Agreement:

Borrowings means, at any time, the outstanding principal, capital or nominal amount for or in respect of Indebtedness for Borrowed Money.

EBIT means, in respect of any period, the consolidated net income of the Group for such period:

(a)	before any deduction of corporation tax or other taxes on income or gains;

(b)	before any deduction for interest expense (as shown in the relevant accounts);

(c)	before any inclusion of interest income (as shown in the relevant accounts);

(d)	excluding extraordinary or exceptional items of a non-recurring nature including:

(i)	Restructuring Charges, costs and fees incurred in connection with any acquisition (but not consideration paid or payable in respect of such acquisition) and one-off costs and expenses incurred in relation to the Newmarket Settlement (but excluding (i) any settlement amounts in connection with the Newmarket Settlement, and (ii) costs and expenses incurred in relation to any other litigation or proceedings);

(ii)	the Newmarket Settlement but not any other fine, penalty or disgorgement of profits in settlement of any litigation or proceedings;

(iii)	adjustments to compensate for the impact of U.S. GAAP acquisition accounting policies; and

(iv)	gains or losses on any foreign exchange or derivative instrument (other than those accounted for on a hedge accounting basis) other than the cash impact on closing out the relevant instrument,

provided that the maximum amount of extraordinary or exceptional items referred to in subparagraph (i) of this paragraph (d) which may be excluded under this paragraph (d) in respect of any financial year of the Parent shall not exceed $20,000,000 or its equivalent in aggregate;

(e)	after deducting (to the extent otherwise included) the amount of net income (or adding back the loss) of any member of the Group (other than the Parent) which is attributable to any third party (not being a member of the Group) which is a shareholder in such member of the Group;

(f)	after deducting (to the extent otherwise included) any gain over book value arising in favour of a member of the Group on the disposal of any asset (not being any disposals made in the ordinary course of trading) during such period and any gain arising on any revaluation of any asset during such period;

(g)	after adding back (to the extent otherwise deducted) any loss against book value incurred by a member of the Group on the disposal of any asset (not being any disposals made in the ordinary course of trading) during such period and any loss on any revaluation of any asset during such period; and

(h)	after substituting pension income statement charges/(credits) for current service costs in accordance with U.S. GAAP as in force at the date of this Agreement.

EBITDA means, in respect of any period, EBIT for such period adding back (to the extent deducted in calculating EBIT) depreciation and amortisation of tangible and intangible assets.

Interest means interest and amounts in the nature of interest paid or payable in respect of any Indebtedness for Borrowed Money of any member of the Group excluding any interest paid or payable on Indebtedness for Borrowed Money between any member of the Group and any other member of the Group but including, without limitation:

(a)	the interest element of capital leases;

(b)	discount and acceptance fees payable (or deducted) in respect of any Indebtedness for Borrowed Money;

(c)	fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss which constitutes Indebtedness for Borrowed Money and is issued by a third party on behalf of a member of the Group (for the avoidance of doubt, this does not include any payment or amortisation of arrangement fees or other up-front fees payable under or in connection with this Agreement or any Fee Letter);

(d)	repayment and prepayment penalties or premiums payable or incurred in repaying or prepaying any Indebtedness for Borrowed Money; and

(e)	commitment, utilisation and non-utilisation fees payable or incurred in respect of Indebtedness for Borrowed Money.

Interest Payable means, in respect of any period, the aggregate of:

(a)	Interest accrued (whether or not paid or capitalised) during that period; and

(b)	the amount of the discount element of any Indebtedness for Borrowed Money amortised during such period;

in each case, as an obligation of any member of the Group during that period and calculated on the basis that:

(i)	the amount of Interest accrued will be increased by an amount equal to any amount payable by members of the Group under hedging agreements in relation to that period; and

(ii)	the amount of Interest accrued will be reduced by an amount equal to any amount payable to members of the Group under hedging agreements in relation to that period.

Interest Receivable means, in respect of any period, the amount of interest (which for this purpose shall include all interest and amounts in the nature of interest, including (without limitation) amounts of the type described in paragraphs (a) to (e) (inclusive) of the definition of “Interest” above) accrued due (whether or not received) to members of the Group (other than by other members of the Group) during such period.

Net Interest means, in respect of any period, the amount of Interest Payable during that period less the amount of Interest Receivable during that period.

Quarter Date means each of 31 March, 30 June, 30 September and 31 December.

Relevant Period means each period of 12 months ending on the last day of each Quarter Date.

Total Net Debt means, at any time, the aggregate outstanding principal or capital amount of all Indebtedness for Borrowed Money of the Group calculated on a consolidated basis, but, for the avoidance of doubt, (1) excluding any Indebtedness for Borrowed Money between any member of the Group and any other member of the Group and (2) excluding Relevant Indebtedness in respect of any guarantee or documentary letter of credit issued by a bank or financial institution and (3) subtracting the aggregate amount of cash at hand and at bank and Cash Equivalents of the Group at such time provided that:

(a)	in the case of capital leases referred to in the definition of Financial Indebtedness, only the capitalised value of any items falling thereunder as determined in accordance with Approved Accounting Principles shall be included; and

(b)	in the case of guarantees referred to in the definition of Financial Indebtedness, any items falling thereunder shall not be included to the extent relating to indebtedness of another member of the Group already included in this calculation.

21.2	Financial condition

The Parent shall ensure that:

(a)	Leverage: The ratio of Total Net Debt on the last day of each Relevant Period ending on each Quarter Date to EBITDA for the Relevant Period ending on each such Quarter Date (subject to Clause 21.3 (Financial testing)) shall not be greater than 2.5:1; and

(b)	Interest Cover: The ratio of EBITDA to Net Interest in respect of each Relevant Period shall not be less than 4.0:1.

21.3	Financial testing

(a)	The financial covenants set out in Clause 21.2 (Financial condition) shall be tested by reference to each of the financial statements delivered pursuant to Clause 20.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 20.2 (Compliance Certificate).

(b)	For the purpose of testing the ratio set out in paragraph (a) of Clause 21.2 (Financial condition), EBITDA for a Relevant Period shall also:

(i)	(where an acquisition of any business or shares permitted pursuant to Clause 22.16 (Acquisitions and investments) and paragraph (c) of Clause 22.15 (Joint Ventures and Minority Investments) (a Relevant Permitted Acquisition) has been made on a date (the Acquisition Date) during that Relevant Period) have added to it an amount representing the Parent’s good faith estimate (as certified to the Agent by Management together with reasonable supporting evidence and calculations) of the EBITDA contribution of the shares or business comprising the Relevant Permitted Acquisition for the period from the start of that Relevant Period to the Acquisition Date but only to the extent that such amount would be included in the consolidated profit and loss statement of the Group and for this purpose, the definitions of EBIT and EBITDA in Clause 21.1 (Financial definitions) shall be applied, mutatis mutandis, to the company(ies) or business comprising the Relevant Permitted Acquisition;

(ii)	(where a disposal of all or substantially all of the shares or all or substantially all of the assets of a member of the Group (each a Relevant Disposal) has been made by a member of the Group on a date (the Disposal Date) during that Relevant Period) have deducted from it an amount representing the Parent’s good faith estimate (as certified to the Agent by the Management together with reasonable supporting evidence and calculations) of EBITDA attributable to the company(ies) or business comprising the Relevant Disposal for the period from the start of that Relevant Period to the Disposal Date and for this purpose the definitions of EBIT and EBITDA in Clause 21.1 (Financial definitions) shall be applied, mutatis mutandis, to the company(ies) or business comprising the Relevant Disposal.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, (subject to the Legal Reservations) enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with laws and maintenance of authorities

Each Obligor will, and will procure that each of its Subsidiaries (other than a Dormant Company) will:

(a)	do all such things as are necessary to maintain its corporate existence;

(b)	ensure that it has the right and is duly qualified to conduct its business and will obtain and maintain all material consents and make all material filings necessary for the conduct of such business and take all steps necessary to ensure that the same are in full force and effect except where failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c)	comply with all laws, regulations and directives binding upon it except where failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.

22.3	Negative pledge

(a)	No Obligor shall (and each Obligor shall ensure that none of its Subsidiaries will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and each Obligor shall ensure that none of its Subsidiaries will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	liens arising solely by operation of law and in the ordinary course of trading;

(ii)	rights of set-off existing in the ordinary course of trading activities between any member of the Group and its respective suppliers or customers;

(iii)	rights of set-off arising by operation of law or by contract by virtue of the provision to any member of the Group of clearing bank facilities, cash pooling facilities, overdraft facilities or hedging facilities permitted under this Agreement;

(iv)	any retention of title to goods supplied to any member of the Group where such retention is required by the supplier in the ordinary course of its trading activities and on its standard terms and the goods in question are supplied on credit;

(v)	Security (except for any Security expressed to be created as a floating charge) (or a transaction (Quasi Security) described in paragraph (b) above) arising under finance leases, hire purchase, conditional sale agreements, or other agreements for the acquisition of assets on deferred payment terms permitted under Clause 22.13 (Leasing arrangements), and only to the extent such Security or Quasi Security is granted by the relevant Obligor over assets comprised within or constituted by such arrangements;

(vi)	Security arising under a Security Document;

(vii)	until the first Utilisation Date, Security arising under a Security Document (as defined in the Original Facilities Agreement);

(viii)	Security or Quasi Security existing at the time of acquisition on or over any asset acquired by it after the date of this Agreement or, in the case of a person which becomes a member of the Group after the date of this Agreement, any Security or Quasi Security existing on or over its assets when it became a member of the Group, in each case, if:

(A)	such Security or Quasi Security was not created in contemplation of or in connection with that acquisition or, as the case may be, it becoming a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of or in connection with that acquisition or, as the case may be, it becoming a member of the Group; and

(C)	such Security or Quasi Security is removed or discharged within six months of the date of such acquisition or, as the case may be, the date on which such person becomes a member of the Group;

(ix)	any Security or Quasi Security to which the Majority Lenders have given their prior written consent;

(x)	inchoate Security for taxes, assessments or governmental charges or levies not yet due and payable and Security for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the assets subject to any such Security;

(xi)	Security imposed by any court pursuant to a judgment or award not resulting in an Event of Default and in respect of which the relevant Group Company shall in good faith be initiating an appeal or proceedings for review in respect of which the court has granted a subsisting stay of execution pending such appeal or proceedings;

(xii)	Security (other than any Security imposed by ERISA) (A) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (B) incurred in the ordinary course of business (or in the case of trade contracts in the ordinary course of trading) to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (C) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (I) with respect to paragraphs (a), (b) and (c) hereof, such Security is for amounts not yet due and payable or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Security, and (II) to the extent such Security is not imposed by law, such Security shall in no event encumber any property other than cash and Cash Equivalents which have been deposited with such security holder or has otherwise been subordinated to the Security securing the Secured Obligations hereunder pursuant to a landlord security waiver and access agreement;

(xiii)	Security in favour of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods to the extent required by law;

(xiv)	any Permitted Factoring and Sale and Leaseback; or

(xv)	any Security or Quasi Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi Security given by any member of the Group other than any permitted under paragraphs (i) to (xiii) above) does not exceed $20,000,000 (or its equivalent in another currency or currencies) at any time.

22.4	Disposals

(a)	No Obligor shall (and each Obligor shall ensure that none of its Subsidiaries will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	of assets (other than the Key Properties and shares in any Obligor) made in the ordinary course of trading of the disposing entity;

(ii)	of assets (other than the Key Properties and shares in any Obligor) in exchange for other assets comparable or superior as to type and quality;

(iii)	of assets (other than Key Properties and shares in any Obligor) which are obsolete for the purpose for which such assets are normally utilised or which are no longer required for the purpose of the Business;

(iv)	of assets (including, without limitation, the Key Properties) by any member of the Group to an Obligor provided that if such disposal is of assets which are secured pursuant to a Security Document and in the same manner (whether fixed or floating legal or equitable) immediately prior to such disposal it remains secured under a Security Document immediately after such disposal;

(v)	of assets from a member of the Group which is not an Obligor to any other member of the Group;

(vi)	of cash or the disposal of Cash Equivalents by any member of the Group:

(A)	in the ordinary course of its business for any purpose not prohibited under the Finance Documents; or

(B)	in any other manner permitted under the Finance Documents.

(vii)	of assets of or shares in a member of the Group (other than shares in any Obligor) on arm’s length terms where the business of that Subsidiary is not required for the operation of the Business and such business has been, or is in the process of being, wound down or terminated;

(viii)	of assets (other than Key Properties or shares in any Obligor) where the net disposal proceeds of such assets are reinvested (by the member of the Group making such a disposal) in other assets of a similar nature and value;

(ix)	leases of assets (including real estate) which are not (in the reasonable opinion of the member of the Group granting such lease) required for the efficient running of its business on arm’s length terms to third parties and the term of such lease is not more than six years (or if it is more than six years is capable of being terminated at the option of the lessor at least every six years during its term);

(x)	to which the Majority Lenders have given their prior written consent;

(xi)	of assets (other than Key Properties or shares in any Obligor) by way of contribution in kind where such disposal is a Permitted Acquisition;

(xii)	of assets (other than Key Properties or shares in any Obligor) to Joint Ventures or Minority Investments to the extent permitted pursuant to paragraph (c) of Clause 22.15 (Joint Ventures and Minority Investments);

(xiii)	of receivables disposed of in connection with a Permitted Factoring and Sale and Leaseback; or

(xiv)	of assets (other than Key Properties or shares in any Obligor) where the aggregate fair market value of the assets so sold, leased, transferred or otherwise disposed of by members of the Group (which are not permitted to be disposed of pursuant to paragraphs (i) to (xii) above) in any financial year of the Parent does not exceed $20,000,000 (or its equivalent in other currencies), provided that the aggregate fair market value of assets sold, leased, transferred or otherwise disposed of by U.S. Obligors after the date of this Agreement (A) to members of the Group that are not U.S. Obligors shall not exceed $20,000,000 (or its equivalent in other currencies) at any time; and (B) which are permitted to be disposed of pursuant to subparagraphs (i) to (xiv) above shall not exceed $20,000,000 (or its equivalent in other currencies) in any financial year of the Parent.

(c)	Any asset disposed of in accordance with subparagraph (iv) of paragraph (b) above which is subject to fixed Security under a Security Document at the time of disposal shall be subject to equivalent fixed Security under a Security Document following disposal and the relevant Obligor will take all steps (if any) necessary to create, perfect or register such Security and will deliver to the Agent such evidence as the Agent shall reasonably require of due execution of the relevant Security Document together with a legal opinion satisfactory to the Agent (acting reasonably).

22.5	Merger

(a)	No Obligor shall (and each Obligor shall ensure that none of the Subsidiaries will) enter into any amalgamation, demerger, merger or corporate reconstruction unless the Majority Lenders have given their prior written consent thereto save that a member of the Group may merge with another member of the Group pursuant to a solvent re-organisation provided that:

(i)	if an Obligor merges with any member of the Group that is not an Obligor that Obligor shall be the surviving entity;

(ii)	no such merger shall be permitted if it would reasonably be expected to be prejudicial to any Transaction Security (Transaction Security over shares shall not be prejudiced solely as a result of the release of Transaction Security over such shares and the retaking of Security over the shares of the merged entity); and

(iii)	the surviving entity of any such merger would be liable for the obligations of the entity it has merged with.

(b)	Paragraph (a) above does not apply to any disposal permitted under Clause 22.4 (Disposals) or to any Permitted Acquisition.

22.6	Change of business

(a)	Save for any Permitted Disposal, the Parent shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on at the date of this Agreement (and taking into account Permitted Acquisitions).

(b)	Notwithstanding the terms of paragraph (a) of this Clause 22.6 (Change of business) the Parent shall procure that:

(i)	Innospec GmbH shall not at any time conduct any business other than owning shares in Alcor Chemie; and

(ii)	Innospec Alchemy shall not at any time conduct any business other than the provision of the loan facility to OBOAdler Company Limited.

22.7	Insurance

(a)	The Parent will ensure that insurances in respect of all the material assets and material business and material potential liabilities of an insurable nature of the Group as a whole, in each case in a manner and to an extent considered by the Group to be reasonably prudent, are effected and thereafter maintained with reputable insurers of good standing. Such insurances must:

(i)	provide cover against all risks which are normally insured against by other companies owning or possessing similar assets or carrying on similar business as the Group as a whole;

(ii)	be in such amounts as would in the circumstances be reasonably prudent for the Group as a whole taking into account the size and nature of the business carried on, and the assets owned, by the Group as a whole and the jurisdictions in which such businesses are carried on and such assets located;

(iii)	in the case of Material Insurances, be (in relation to those Material Insurances in place as at the date of this Agreement within 30 days of the date of this Agreement and, in relation to any Material Insurances put in place after the date of this Agreement, at the time they are put in place) in the name of the Parent or the Joint Names of the Parent and/or the owner of the relevant assets and note the interest of the Security Agent and for each of the Material Insurances in place:

(A)	provide that the insurance shall not be rendered void, voidable or unenforceable by reason of any non-disclosure by the Security Agent, that the insurer will give not less than 28 days written notice to the Security Agent of any intention to avoid such insurance and that the Security Agent shall not in any circumstances be liable for the relevant premium; and

(B)	contain a loss payee clause providing that following the written declaration by the Agent that an Event of Default has occurred which is continuing, all moneys payable in excess of $2,500,000 (or its equivalent in other currencies) shall (unless otherwise instructed by the Security Agent) be paid to (or to the order of) the Security Agent (for application in accordance with Clause 29.12 (Application of Proceeds by Security Agent), which shall alone be entitled to give a good discharge therefore.

(b)	The Parent will:

(i)	supply to the Agent upon reasonable notice copies of each Material Insurance, together with the current premium receipts relating thereto (or, if copies of such insurance are not then available a letter from the relevant insurance broker in such brokers’ usual form confirming in reasonable detail the matters covered by any such insurance, the financial limits to that cover, the members of the Group to which such cover relates, that the premiums relating to such insurance which are due have been paid and, in respect of all Material Insurances then in place, confirming compliance with subparagraphs (a)(iii)(A) and (B) above in respect of such Material Insurances;

(ii)	promptly notify the Agent in writing of any material change to its cover in respect of Material Insurances from time to time; and

(iii)	promptly notify the Agent in writing of any claim under any of its Material Insurance which is for, or is reasonably likely to result in a claim under such policy for, an amount in excess of $5,000,000 (or its equivalent in other currencies).

22.8	Taxation

Each Obligor shall (and each Obligor shall ensure that each of its Subsidiaries will) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that (a) payment is being contested in good faith and adequate provision or reserves are being maintained for those Taxes or (b) failure to make such payment could not reasonably be expected to have a Material Adverse Effect).

22.9	Hedging Arrangements

(a)	Each Obligor will ensure, and each Hedging Bank agrees, that:

(i)	any Hedging Agreement to which it is at any time party will be in the form of the ISDA 1992 Master Agreement or the ISDA 2002 Master Agreement, as the case may be, and will, in the case of the ISDA 1992 Master Agreement only[2], provide for Second Method (that is, two way payments) in the event of a termination of any hedging transaction entered into under such Hedging Agreement whether upon a Termination Event or an Event of Default (as defined therein);

(ii)	if any hedging transaction under any Hedging Agreement to which any Obligor is a party is terminated and a settlement amount or other amount falls due from a Hedging Bank to any Obligor then, if any of the Transaction Security has become enforceable, that amount shall be paid by such Hedging Bank to the Security Agent and treated as proceeds of enforcement of the Transaction Security for application in the order prescribed by Clause 29.12 (Application of Proceeds by Security Agent);

(iii)	each Hedging Agreement (and any amendment to any Hedging Agreement) shall be delivered to the Agent as soon as reasonably practicable after it has been entered into;

(iv)	the Hedging Agreements to which they are party will not (unless the Majority Lenders have otherwise consented in writing) be amended, varied or supplemented in a manner which would result in:

(A)	any payment under any such Hedging Agreement being required to be made by an Obligor earlier than the date originally provided for in the relevant Hedging Agreement; or

(B)	any Obligor becoming liable to make an additional payment (or increase an existing payment) under any such Hedging Agreement which liability does not arise from the original provisions of that Hedging Agreement, if, in either case, that would be inconsistent with the requirements of this Clause 22.9.

(b)	Each Hedging Bank undertakes that it will not (unless the Majority Creditors have otherwise consented in writing) demand (other than as may be necessary in order to exercise any right to terminate or close out any hedging transaction as provided in and permitted under (c) below) payment, prepayment or repayment of, or any distribution in respect of, or on account of, any of the obligations of the relevant Obligor to it under any Hedging Agreement to which it is party in cash or in kind except:

(i)	for payments arising under the terms of any Hedging Agreement to which it is party (without regard to any amendments made after the date of such Hedging Agreement prohibited by subparagraph (a)(iv) of this Clause 22.9); and/or

(ii)	for the proceeds of enforcement of the Security Documents received and applied in the order permitted by Clause 29.12 (Application of Proceeds by Security Agent); and/or

(iii)	payments due under any Hedging Agreement to which it is a party which has been terminated or closed-out by the relevant Obligor or by the relevant Hedging Bank (and if by the relevant Hedging Bank such termination or close out is permitted under paragraph (c) below).

(c)	Each Hedging Bank undertakes that it will not (unless the Majority Creditors have otherwise consented in writing) exercise any right to terminate or close out any hedging transaction under any Hedging Agreements to which it is party prior to its stated maturity (whether by reason of the Obligor counterparty becoming a Defaulting Party or Affected Party thereunder (each as defined therein) or otherwise) unless:

[2]	This is a correction: The 2002 ISDA is close-out only and does not provide for election as the 1992 ISDA does for first/second method.

(i)	such Obligor has defaulted on a payment due under such Hedging Agreement, after allowing for any required notice and any applicable days of grace, and such default continues for more than 14 days after notice of such default being given to the Agent; or

(ii)	an Illegality, a Tax Event or a Tax Event upon Merger (each as defined in the ISDA 1992 Master Agreement or the ISDA 2002 Master Agreement, as the case may be) has occurred; or

(iii)	the Agent has served a notice under Clause 23.18 (Acceleration);

(iv)	an Event of Default under Clauses 23.6 (Insolvency) or 23.7 (Insolvency proceedings) of this Agreement (as in force at the date of this Agreement) has occurred; or

(v)	all Loans have been prepaid or repaid in full and the Lenders are no longer under any obligation to participate in further Loans; or

(vi)	there is a prepayment pursuant to Clause 8 (Prepayment and cancellation); provided that the Hedging Bank may only exercise its right to terminate or close out that element of the hedging transaction (if any) which corresponds to the amount so prepaid; or

(vii)	the parties to the Hedging Agreement have voluntarily agreed to close out any hedging transaction in that Hedging Agreement.

(d)	Each Hedging Bank will, promptly after the Agent has served a notice under Clause 23.18 (Acceleration), exercise any and all rights it may have to terminate the hedging transactions under each Hedging Agreement to which it is party, unless the Agent (acting on the instructions of the Majority Creditors) otherwise agrees or requires.

(e)	Each Hedging Bank agrees that (unless the Majority Creditors have otherwise agreed in writing) it will not enforce any Transaction Security or require any other person to enforce the same in respect of amounts owing under any Hedging Agreement to which it is party.

(f)	The provisions of this Clause 22.9 shall cease to apply after the Loans have been prepaid or repaid in full and the Lenders are under no obligation to participate in further Loans.

22.10	Indebtedness

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, incur or agree to incur or permit to subsist any Financial Indebtedness other than Permitted Indebtedness. For this purpose, Permitted Indebtedness means:

(a)	Financial Indebtedness which arises under any Finance Document (subject, in the case of Bilateral Facilities, to paragraph (f) below);

(b)	until the first Utilisation Date, Financial Indebtedness incurred under the Original Facilities Agreement or any related Finance Document (as defined therein);

(c)	Financial Indebtedness permitted by Clauses 22.11 (Guarantees), 22.12 (Loans), 22.13 (Leasing arrangements) and 22.14 (Permitted Hedging Transactions);

(d)	Financial Indebtedness incurred under unsecured settlement facilities (including, without limitation, electronic banking systems, international payments, daylight exposure and UK three day settlement facilities) entered into by any member of the Group in the ordinary course of its business to enable it to effect its payment obligations;

(e)	any Financial Indebtedness to which the Majority Lenders have given their prior written consent;

(f)	Financial Indebtedness incurred under the Bilateral Facilities provided that the aggregate amount of Bilateral Outstandings (but excluding for these purposes liabilities incurred or outstanding under hedging facilities) does not at any time exceed $50,000,000 (or its equivalent in other currencies);

(g)	Financial Indebtedness to the extent it is applied immediately following being incurred in repayment and cancellation of Financial Indebtedness outstanding and then only to the extent that such Financial Indebtedness does not exceed such outstanding Financial Indebtedness to which it is being applied in repayment thereof; and

(h)	any Financial Indebtedness not falling within paragraphs (a) to (g) above, the aggregate principal amount of which for the Group taken as a whole does not at any time exceed $40,000,000 (or its equivalent in other currencies). For the purpose of determining whether the monetary limit in this paragraph (h) has been exceeded any guarantee, indemnity or counter-indemnity obligation in respect of Financial Indebtedness falling within this paragraph (h) shall not be double-counted.

22.11	Guarantees

No Obligor will and each Obligor will procure that none of its Subsidiaries will, grant or agree to grant or permit to subsist any guarantee by it, other than a Permitted Guarantee. For this purpose, Permitted Guarantee means:

(a)	guarantees given by a Group Company in respect of the obligations of another Group Company which would, if it were a loan by that Group Company to the other Group Company be permitted under any of paragraphs (a) to (f) of Clause 22.12 (Loans);

(b)	guarantees given by any Group Company in the ordinary course of business in respect of any obligations other than Financial Indebtedness of any other Group Company;

(c)	guarantees contained in or given in respect of this Agreement or until the first Utilisation Date, the Original Facilities Agreement;

(d)	any guarantee in respect of the obligations of Joint Ventures or Minority Investments to the extent permitted pursuant to paragraph (c) of Clause 22.15 (Joint Ventures and Minority Investments);

(e)	any guarantee to which the Majority Lenders have given their prior written consent;

(f)	any endorsement of a negotiable instrument for deposit or collection in the ordinary course of trading; or

(g)	any guarantees not falling within paragraphs (a) to (f) (inclusive) above, the maximum aggregate actual or contingent liability under which the Group taken as a whole does not at any time exceed $20,000,000 (or its equivalent in other currencies).

22.12	Loans

No Obligor will and each Obligor will procure that none of its Subsidiaries will, make or agree to make or permit to be outstanding any loans or grant or agree to grant any credit other than:

(a)	credit arising in the ordinary course of its trading activities;

(b)	loans made or credit given by an Obligor to any other Obligor or by a member of the Group which is not an Obligor to another member of the Group which is not an Obligor;

(c)	loans made or credit given by an Obligor to any Group Company (other than an Obligor) which is a direct or indirect wholly owned Subsidiary of the Parent;

(d)	loans made or credit given by a member of the Group which is not an Obligor which is a direct or indirect wholly owned Subsidiary to a Group Company which is a direct or indirect wholly owned Subsidiary of the Parent;

(e)	loans made or credit given by a member of the Group which is not an Obligor to any Obligor which is a direct or indirect wholly owned Subsidiary of the Parent;

(f)	loans made or credit given by an Obligor to a Non-Wholly Owned Subsidiary of such Obligor to the extent that such loans or credit do not cause the limit at Clause 22.16 (Acquisitions and investments) for the relevant financial year to be exceeded;

(g)	loans made or credit given pursuant to any cash pooling arrangements entered into by any Group Company in the ordinary course of its day to day banking arrangements;

(h)	any loan or credit to which the Majority Lenders have given their prior written consent;

(i)	loans made to Joint Ventures or Minority Investments to the extent permitted pursuant to paragraph (c) of Clause 22.15 (Joint Ventures and Minority Investments);

(j)	any loans made to employees or directors in the ordinary course of business or in connection with any employee share scheme or incentive plan provided that the aggregate principal amount of all such loans and credit permitted pursuant to this paragraph (j) does not at any time exceed $10,000,000 (or its equivalent in other currencies);

(k)	any loan made by Innospec Alchemy to OBOAdler Company Limited; or

(l)	loans made or credit given by an Obligor to any Group Company (other than an Obligor) not falling within paragraphs (a) to (j) above (inclusive), where the aggregate principal amount does not exceed $20,000,000 (or its equivalent in other currencies) in any financial year of the Parent.

22.13	Leasing arrangements

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into or have outstanding any Financial Indebtedness of a type described in paragraph (d) or (j) of the definition of “Financial Indebtedness” in Clause 1.1 (Definitions) (which, for the avoidance of doubt, shall not include operating leases) except where the aggregate capital element of all future rentals during any financial year of the Parent under all such Financial Indebtedness (determined in accordance with U.S. GAAP) does not exceed $10,000,000 (or its equivalent in other currencies).

22.14	Permitted Hedging Transactions

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into any interest rate swap, cap, ceiling, collar or floor or any currency swap, futures, foreign exchange or commodity contract or option other than:

(a)	the Hedging Agreements; or

(b)	for hedging interest rate, currency or commodity exposure entered into by a member of the Group in the ordinary course of its business (and not for speculative purposes).

22.15	Joint Ventures and Minority Investments

No Obligor will, and each Obligor will procure that none of its Subsidiaries will, (except with the prior written consent of the Majority Lenders), enter into or permit to subsist any Joint Venture or Minority Investment other than:

(a)	any Joint Venture or Minority Investment subsisting at the date of this Agreement; or

(b)	commercial contracts entered into in the ordinary course of trading not involving the acquisition of shares or similar investments or interests in partnerships; or

(c)	the acquisition of shares, stocks, securities or other interests in any Joint Venture or Minority Investment or the transfer of assets and/or the making of loans to a Joint Venture or Minority Investment or the giving of guarantees in respect of the obligations of a Joint Venture or Minority Investment, the aggregate amount of which does not exceed $30,000,000 in any financial year of the Parent and to the extent such investment does not cause the limit at paragraph Clause 22.16 (Acquisitions and investments) for the relevant financial year to be exceeded.

22.16	Acquisitions and investments

(a)	No Obligor will, and each Obligor shall procure that none of its Subsidiaries will:

(i)	acquire any business or acquire any Subsidiary or the whole or substantially the whole of the assets of any other person or enter into any agreement so to do; or

(ii)	own any interest in any share or equity related investment,

(iii)	in each case, without the prior written consent of the Majority Lenders.

(b)	Paragraph (a) will not apply to:

(i)	acquisitions by a member of the Group of any shares or partnership interests in entities which are at the date of this Agreement (and which at the relevant time remain) its Subsidiaries or in any Subsidiary formed after the date of this Agreement;

(ii)	any investment in Joint Ventures or Minority Investments which are at the date of this Agreement (and which at the relevant time remain) its Joint Venture or Minority Investment provided that such investment is on arm’s length terms or is made under the terms of any agreement in existence on the date of this Agreement;

(iii)	any acquisition by a member of the Group pursuant to a disposal permitted under subparagraph (b)(iii) of Clause 22.4 (Disposals) and any acquisition from net disposal proceeds as contemplated by subparagraph (b)(ix) of Clause 22.4 (Disposals);

(iv)	any acquisition of Cash Equivalents for treasury management purposes;

(v)	(to the extent permitted by paragraph (c) of Clause 22.15 (Joint Ventures and Minority Investments)) an investment in a Joint Venture or Minority Investment;

(vi)	acquisitions of existing members of the Group by other members of the Group and incorporation of companies as part of a reorganisation permitted pursuant to Clause 22.5 (Merger);

(vii)	investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Group Company’s past practices that are received in settlement of bona fide disputes pursuant to any plan or reorganisation or liquidation or similar arrangement upon bankruptcy or insolvency;

(viii)	the Project Thunder Acquisition;

(ix)	the Project Shine Acquisition; and

(x)	any other acquisition of any business, assets or shares where such acquisition satisfies the following criteria:

(A)	if it is an acquisition of a business or assets (other than shares), such business (or the business for which such assets are to be used) is similar to or connected with (or related to the development of) the Business;

(B)	if it is an acquisition of shares, such shares are in a limited liability company which will, upon such acquisition, become a Subsidiary of the Parent;

(C)	the business, assets or shares being acquired have generated positive earnings before interest tax, depreciation and amortisation for a period of 12 months before the acquisition is due to become effective;

(D)	the total consideration (both cash and non-cash, including the amount of indebtedness assumed by the purchaser or any other member of the Group, the amount of indebtedness remaining in the assets acquired and the amount of any deferred purchase price) for such acquisition does not exceed, in the financial year ending 31 December 2013, $5,000,000 or in any subsequent financial year, $40,000,000 (or its equivalent in other currencies) in relation to an acquisition entered into at any time after the of this Agreement;

(E)	the total consideration (both cash and non-cash, including the amount of indebtedness assumed by the purchaser or any other member of the Group, the amount of indebtedness remaining in the assets acquired and any deferred purchase price) when aggregated with (I) all acquisitions which have been made pursuant to this subparagraph (x); (II) the amount of loans or credit given pursuant to paragraph (e) of Clause 22.12 (Loans), and (III) the amount of investments in Joint Ventures or Minority Investments made pursuant to paragraph (c) of Clause 22.15 (Joint Ventures and Minority Investments), in each case in the financial year in which such acquisition or investment is proposed to be made does not exceed, in the financial year ending 31 December 2013, $5,000,000 or in any subsequent financial year, $60,000,000 (or its equivalent in other currencies) in relation to an acquisition or investment entered into at any time after the date of this Agreement;

(F)	in connection with the making of that acquisition, no member of the Group shall incur any liability (whether contractual or otherwise) (an ancillary liability) where that ancillary liability has or could reasonably be expected to have a Material Adverse Effect; and

(G)	at the time of such acquisition no Event of Default is continuing or would occur as a result of such acquisition.

22.17	Environmental undertakings

Each Obligor will, and will procure that each of its Subsidiaries will:

(a)	comply with the terms and conditions of all Environmental Approvals and all Environmental Laws applicable to it where failure so to do would have or be reasonably likely to have a Material Adverse Effect and will implement reasonable procedures to monitor compliance with and contain liability under any Environmental Laws or related to any Hazardous Substances;

(b)	promptly upon receipt of the same after the date of this Agreement, notify the Agent of any claim, notice or other communication served on it in respect of or if it becomes aware of:

(i)	any suspension, revocation or material variation of any Environmental Approval applicable to it (save where such suspension or revocation arises by reason of and is immediately followed by the issue of an Environmental Approval in substantially the same terms) which would have or be reasonably likely to have a Material Adverse Effect; or

(ii)	any breach of any Environmental Laws by a member of the Group which has or is reasonably likely to have a Material Adverse Effect; or

(iii)	any material unbudgeted investment by a member of the Group required to maintain, acquire or renew any Environmental Approval; or

(iv)	the issue of any enforcement or prohibition or similar notice by a regulatory authority or receipt by any member of the Group of any complaint, demand, civil claim or enforcement proceeding which has or is reasonably likely to have a Material Adverse Effect; and

(c)	use all reasonable endeavours to prevent any acts, omissions, events, state of facts or circumstances occurring or being exacerbated which could result in any third party taking any action or making any claim against any member of the Group under any Environmental Laws or related to any Hazardous Substance where any such action or claim could reasonably be expected to have a Material Adverse Effect.

22.18	Guarantors and security

(a)	Subject to Clause 2.5(d)(iv)(B), the Parent shall ensure that (taking into account paragraph (e) below), any member of the Group which is not a Guarantor which is or becomes a Material Group Company (other than Novoktan GmbH and subject to paragraph (j) below, Innospec Deutschland GmbH) shall, as soon as reasonably practicable but in any event within three Months after becoming a Material Group Company, become an Additional Guarantor in accordance with Clause 25.4 (Additional Guarantors).

(b)	Subject to Clause 2.5(d)(iv)(B), the Parent shall ensure that (taking into account paragraph (e) below) at all times the aggregate (without double counting) of (i) EBITDA of the Guarantors (Guarantor EBITDA) and (ii) gross assets of the Guarantors (determined in each case by reference to the most recent annual unconsolidated financial statements of each of the Guarantors delivered pursuant to Clause 20.1 (Financial statements) and, prior to the first such financial statements being so delivered, by reference to the most recent annual unconsolidated financial statements of each of the Guarantors) shall equal or exceed 65% of (as appropriate) (A) consolidated EBITDA and (B) consolidated gross assets (as applicable) of the Group (as determined by reference to the most recent annual consolidated financial statements of the Parent delivered pursuant to Clause 20.1 (Financial statements) and, prior to the first such financial statements being delivered, by reference to the Original Financial Statements of the Parent.

(c)	Within 120 days after the last day of each of its financial years the Parent shall deliver to the Agent:

(i)	a certificate addressed to the Agent signed by the Chief Financial Officer and one member of Management confirming that the Parent is in compliance with paragraph (b) above and paragraph (f) below in relation to the financial year of the Parent ending immediately prior to the delivery of such certificate; or

(ii)	duly executed Accession Letter(s) in relation to a Subsidiary (or Subsidiaries) of the Parent acceding as Guarantor(s) together with the documents and other evidence set out in Part 2 of Schedule 2 (Conditions precedent), each in a form and substance satisfactory to the Agent, such Subsidiary (or Subsidiaries) to be such that, if taken into account as a Guarantor (or Guarantors) for the purposes of determining compliance with paragraph (b) above in relation to the financial year of the Parent ending immediately prior to the delivery of such documents, would result in the Parent being in compliance with such paragraph (b) in respect of such financial year.

(d)	For these purposes, the calculation of Guarantor EBITDA and gross assets shall be made in accordance with U.S. GAAP and in relation to any Guarantor shall be made on an unconsolidated basis and Guarantor EBITDA shall be calculated on the same basis as EBITDA in Clause 21.1 (Financial definitions) but adjusted so that it is on an unconsolidated basis applicable to the relevant Guarantor only.

(e)	The Parent shall not be required to meet any of the requirements of paragraphs (a), (b), or (c) above or (f) or (g) below to the extent that it satisfies the Agent (acting reasonably) that it (or a relevant Subsidiary which would otherwise meet such requirements) cannot meet such requirements:

(i)	by reason of legal or regulatory impediment which are beyond its or any member of the Group’s control (acting reasonably) (including, but not limited to, prohibitions relating to financial assistance or lack of corporate benefit); or

(ii)	without becoming liable to pay taxes, duties or other amounts which, in the opinion of the Agent (on Majority Lenders’ instructions, acting reasonably), are disproportionate to the value or practical benefit of the Security or guarantee; or

(iii)	because directors of the relevant Subsidiary would be subject to (A) a material risk of civil liability or (B) a reasonably possible risk of any criminal liability based on the advice of its legal counsel if such Subsidiary was to provide a guarantee and/or Security for the Facilities; or

(iv)	in the case of any Non Wholly Owned Subsidiary, by reason of any applicable restriction contained in any relevant constitutional document, shareholders’ agreement, joint venture agreement or similar agreement.

The Parent shall use reasonable endeavours to ensure that relevant members of the Group do all that is necessary in order to ensure that such relevant members of the Group can become Additional Guarantors.

(f)	The Parent shall ensure that (taking into account paragraph (e) above) and paragraphs (g) and (h) below) at all times Guarantors required to meet the requirements of paragraph (b) above have each provided Transaction Security in accordance with the provisions of this Agreement and that all such Transaction Security remains, subject to the provisions of the Finance Documents, in place.

(g)	If required by the Agent (and to the extent permitted under applicable law), each entity which is to become an Additional Obligor shall enter into Security Documents(s) in favour of the Security Agent for the benefit of the Finance Parties (or, if applicable, directly in favour of the Finance Parties) over all its assets, business and undertaking as Security for all indebtedness under the Finance Documents, such Security to provide (to the extent permissible and practicable under applicable law) equivalent security over such assets, business and undertaking (together Relevant Assets) as granted to the Security Agent (or, as applicable, the Finance Parties) by Group Companies with similar Relevant Assets incorporated in the same jurisdiction as such Additional Obligor and, if such Additional Obligor is incorporated in a jurisdiction in which no other Group Company incorporated in that jurisdiction with similar Relevant Assets has granted Security. The Security Documents shall be in such form and substance as (following consultation with the Obligors’ Agent) may be reasonably required by the Agent (having due regard to the practicality and costs involved in taking any such Security).

(h)	Notwithstanding the provisions of paragraph (g) above, if a proposed Additional Obligor is required to become an Additional Guarantor as a result of the provisions of paragraph (a) above and without such Additional Obligor providing Transaction Security other Guarantors which together satisfy the requirements of paragraph (b) above have all provided Transaction Security in accordance with the provisions of this Agreement (which Transaction Security continues to remain in place) then such proposed Additional Obligor shall not be required to give any Transaction Security.

(i)	No member of the Group that is not a U.S. Obligor shall, notwithstanding any provision to the contrary in any Finance Document, be required to give a guarantee or create any Transaction Security in respect of the obligations of any U.S. Borrower or U.S. Bilateral Borrower that would result in any “deemed dividend” to any U.S. Obligor or U.S. Bilateral Borrower pursuant to the Internal Revenue Code and the regulations promulgated and the judicial and administrative decisions rendered under it.

(j)	If at any time:

(i)	the gross assets of Innospec Deutschland GmbH account for more than seven and a half per cent. of the consolidated gross assets of the Group; or

(ii)	the EBITDA of Innospec Deutschland GmbH (Innospec Deutschland EBITDA) accounts for more than seven and a half per cent. of the EBITDA of the Group,

(and for this purpose the calculation of Innospec Deutschland EBITDA and gross assets, shall be calculated in accordance with subparagraphs (b)(i) to (D) of the definition of Material Group Company, save for references to Subsidiary EBITDA shall be construed as references to Innospec Deutschland EBITDA and references to Subsidiary shall be construed as references to Innospec Deutschland GmbH and its Subsidiaries) then the Parent shall ensure, as soon as reasonably practicable but in any event within three Months after Innospec Deutschland GmbH first satisfying either of the tests specified in subparagraphs (i) or (ii) above, Innospec Deutschland GmbH accedes to this Agreement as an Additional Guarantor in accordance with Clause 25.4 (Additional Guarantors).

22.19	Pari passu ranking

Each Obligor will ensure that its payment obligations under each of the Finance Documents rank and will at all times rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent), except indebtedness preferred solely by operation of law.

22.20	Accounting Reference Date and auditors

(a)	The Parent shall not change its accounting reference date from 31 December and shall not change the duration of any of its financial years unless the Majority Lenders have given their prior written consent to any such change.

(b)	The Parent shall ensure that the financial year of each of its Subsidiaries shall be the same as its own (or in the case of a Subsidiary which is acquired after the First Restatement Date, such Subsidiary changes its financial year end to coincide with the Parent’s financial year end within three months of such acquisition).

(c)	The Parent will not appoint any auditors for its consolidated accounts other than a recognised top 20 international accountancy firm, as defined by “The Vault” top accounting firms (www.Vault.com), except with the prior consent of the majority lenders.

22.21	Federal Reserve Regulations

The Obligors’ Agent shall procure that each Borrower which is incorporated in the U.S. will use the Facilities without violating Regulations T, U and X.

22.22	Compliance with ERISA

No U.S. Obligor shall allow, or permit any of its ERISA Affiliates to allow, (a) any Pension Plan, with respect to which any U.S. Obligor or any of its ERISA Affiliates may have any liability, to terminate, (b) any U.S. Obligor or ERISA Affiliate to withdraw from any Pension Plan or Multiemployer Plan, (c) any ERISA Event to occur with respect to any Pension Plan, (d) any failure to satisfy the minimum funding standards (as described in Sections 302 and 430 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived, by any of its Pension Plans, or (e) any Single Employer Plan to fail to comply with ERISA or the related provisions of the Internal Revenue Code, to the extent that any of the events described in (a), (b), (c), (d) or (e), singly or in the aggregate, could have a Material Adverse Effect.

22.23	Compliance with U.S. Regulations

No Obligor shall (and the Parent shall ensure that no other member of the Group will) become an “investment company,” or an “affiliated person” of or “promoter” or “principal underwriter” for an “investment company,” as such terms are defined in the Investment Company Act of 1940. Neither the making of the Loan, or the application of the proceeds or repayment of any Loan by any U.S. Group Member nor the consummation of the other transactions contemplated by this agreement will violate any provision of such act or any rule, regulation or order of the SEC under the Investment Company Act of 1940.

22.24	Sanctions

(a)	No Obligor shall and the Parent shall procure that no member of the Group will (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Sanctions Regulations, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purposes of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Sanctions Regulations (and the Obligors shall deliver to the Lenders any certificating or other evidence requested from time to time by any Lender in its reasonable discretion, confirming such Obligor’s compliance with this Clause 22.24.

(b)	The Obligors shall not and the Parent shall procure that no member of the Group will use the proceeds from any Utilisation of the Facility (and/or the proceeds from any utilisation of a Bilateral Facility) for any business activities relating to Iran, Myanmar (Burma), North Korea, Sudan, Cuba, Syria or any other country or territory that are the target of Sanctions Regulations, or relating to any Embargoed Person or other economic and trade sanctions as communicated by the Agent (or a Lender via the Agent) to the Obligor’s Agent.

22.25	Embargoed person

At all times from the date of this Agreement through the term of the Facilities, (a) none of the funds or assets of the Obligors that are used to repay the Facilities shall constitute property of, or shall be beneficially owned directly or, to the knowledge of any Obligor, indirectly by, any Embargoed Person and (b) no Embargoed Person shall have any direct interests, and to the knowledge of any Obligor, as of the date hereof, based upon reasonable inquiry by any Obligor, indirect interest of any nature whatsoever in the Obligors.

22.26	Anti-money laundering

At all times from the date of this Agreement throughout the term of the Facilities, to the best knowledge of each Obligor (based upon reasonable inquiry by such Obligor), none of the funds of such Obligor that are used to pay the Facilities shall be derived from any unlawful activity.

22.27	Security

Each Obligor shall, at its own expense, take all such action and shall ensure that each of its subsidiaries shall, at its own expense, take all such action:

(a)	as the Agent or the Security Agent may require (acting reasonably) for the purpose of perfecting or protecting the Finance Parties’ rights under and preserving the Security intended to be created or evidenced by any of the Security Documents; and

(b)	(as the Agent or the Security Agent may require following the making of any declaration pursuant to Clause 23.18 (Acceleration) for facilitating the realisation of any such Security or any part thereof.

22.28	Pensions

(a)	The Parent shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group and/or any of their employees are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 and that no action or omission is taken by any member of the Group in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including, without limitation, the termination or commencement of winding-up proceedings of any such pension scheme or any member of the Group ceasing to employ any member of such a pension scheme).

(b)	Except for the Innospec Limited Pension Scheme the Parent shall ensure that no member of the Group is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the Pensions Act 2004) such an employer.

(c)	The Parent shall deliver to the Agent at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the Parent), actuarial reports in relation to all pension schemes mentioned in (a) above.

(d)	The Parent shall promptly notify the Agent of any material change in the rate of contributions to any pension schemes mentioned in paragraph (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

(e)	Each Obligor shall immediately notify the Agent of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to any member of the Group.

(f)	Each Obligor shall immediately notify the Agent if it receives a Financial Support Direction or a Contribution Notice from the Pensions Regulator.

22.29	Compliance with Non-Qualifying Bank Rules

Each Swiss Obligor shall at all times ensure that it complies with the Non-Qualifying Bank Rules. For purposes of compliance with the Non-Qualifying Bank Rules, the Parent shall assume for the purposes of determining the total number of creditors which are not Qualifying Banks that at all times there are 10 (ten) Lenders that are not Qualifying Banks under this Agreement.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 is an Event of Default (save for Clause 23.18 (Acceleration)).

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless the Agent is satisfied that such non-payment is due solely to administrative or technical errors or delays in the transmission of funds and payment is made within three days of its due date.

23.2	Financial covenants

Any requirement of Clause 21 (Financial covenants) is not satisfied.

23.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial Covenants).

(b)	No Event of Default under paragraph (a) above in relation to Clauses 22.1 (Authorisations), 22.2 (Compliance with laws and maintenance of authorities), 22.7 (Insurance) to 22.9 (Hedging Arrangements) (inclusive), 22.13 (Leasing arrangements) to 22.15 (Joint Ventures and Minority Investments) (inclusive), 22.17 (Environmental undertakings) or 22.19 (Pari passu ranking) to 22.27 (Security) (inclusive) (or any obligation contained in a Security Document) will occur if the failure to comply is capable of remedy and is remedied within 14 days of the earlier of the Agent giving notice to the Obligors’ Agent or the relevant Obligor becoming aware of the failure to comply.

23.4	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is validly declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is validly cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 23.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than $10,000,000 (or its equivalent in any other currency or currencies).

23.5	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default will occur under paragraph (a) above if the circumstances giving rise to the incorrect or misleading representation or statement are capable of remedy and are remedied within 14 days of the earlier of the Agent giving notice to the Obligors’ Agent or the relevant Obligor being aware of those circumstances.

23.6	Insolvency

(a)	A member of the Group (other than a Dormant Company) is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Material Group Company is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Material Group Company.

23.7	Insolvency proceedings

Any corporate action, legal proceedings or other formal procedure or step or, in respect of any proceedings initiated under the Enterprise Act 2002, any procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or Material Group Company other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(b)	a composition, compromise, assignment or arrangement with creditors generally or any class of creditors of any Obligor or Material Group Company;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, receiver or manager, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or Material Group Company or any of its assets; or

(d)	enforcement of any Security over any asset of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction. Except in the case of any petition for or the making of a winding up order in respect of any member of the Group no Event of Default will occur under this Clause 23.7 if the Majority Lenders (acting reasonably) are satisfied that the relevant corporate action, legal proceedings or other procedure (together, the Relevant Action) is of a frivolous or vexatious nature, is being contested in good faith and by appropriate proceedings by the relevant member of the Group and that it is reasonably likely that such Relevant Action will be set aside, dismissed or withdrawn within 14 days of being taken or instituted (or such other period which the Majority Lenders agree reflects a realistic time by which such a Relevant Action can be set aside, dismissed or withdrawn) unless prior to such time a binding court order is made in respect of any matters set out in paragraphs (a), (b) or (c) above.

23.8	Creditors’ process

(a)	Any expropriation, attachment, sequestration, distress, execution or enforcement of any Security affects any asset or assets of a Material Group Company having an aggregate value greater than $10,000,000 (or its equivalent in other currencies).

(b)	No Event of Default under paragraph (a) above will occur if:

(i)	that member of the Group is, in good faith, contesting the expropriation, attachment, sequestration, distress, execution or enforcement by appropriate proceedings diligently pursued with a reasonable prospect of success; and

(ii)	if those proceedings were adversely determined against that member of the Group, such expropriation, attachment, sequestration, distress, execution or enforcement could not reasonably be expected to have a Material Adverse Effect; and

(iii)	the expropriation, attachment, sequestration, distress, execution or enforcement is discharged within 30 days.

23.9	Ownership of Material Group Companies

A Material Group Company (other than the Parent) is not or ceases to be a wholly owned Subsidiary of the Parent, save for any Permitted Disposal.

23.10	Unlawfulness and Invalidity

(a)	It is or becomes unlawful under any applicable jurisdiction for an Obligor to perform any of its obligations under the Finance Documents (in circumstances or to an extent which could reasonably be expected to have a Material Adverse Effect) or any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective.

(b)	Any provision of any Finance Document is or becomes invalid or unenforceable for any reason or the validity or enforceability of any provision of any Finance Document shall at any time be contested by any party thereto (other than a Finance Party), in each case to an extent or in a manner which could reasonably be expected to be materially adverse to the interests of the Finance Parties under the Finance Documents.

(c)	Any Security Document fails or ceases to provide effective Security over the assets in respect of which Security was intended to be created by that Security Document in a manner and to an extent which could reasonably be expected to be materially adverse to the interests of the Finance Parties under the Finance Documents.

23.11	Repudiation

An Obligor repudiates a Finance Document or evidences in writing an intention to repudiate a Finance Document or any Transaction Security.

23.12	Cessation of Business

A Material Group Company ceases, or threatens or proposes to cease, to carry on all or a substantial part of its business, except:

(a)	in consequence of any reorganisation, reconstruction or amalgamation permitted under this Agreement; or

(b)	as may result from any disposal of assets or wind-down of business activities not otherwise prohibited by the terms of this Agreement; or

(c)	as previously approved in writing by the Majority Lenders.

23.13	Litigation

Any litigation, arbitration, or administrative or regulatory proceeding is commenced by or against a member of the Group which could reasonably be expected to be adversely determined against the relevant member of the Group and, if so determined, could reasonably be expected to have a Material Adverse Effect.

23.14	Auditor’s qualification

The auditors of the Parent qualify their report on the audited consolidated accounts of the Parent in any manner which is, in the reasonable opinion of the Majority Lenders, materially adverse in the context of the Finance Documents.

23.15	Environmental

(a)	An Obligor or any of its Subsidiaries,

(i)	is not in compliance with any Environmental Laws or any Environmental Approvals necessary in connection with the ownership and operation of its businesses, in each case which has or is reasonably likely to have a Material Adverse Effect;

(ii)	has received notice of any complaints, demands, civil claims, enforcement proceedings, requests for information, or of action required by any regulatory authority and there are investigations pending or threatened in relation to the failure of it or any of its Subsidiaries to obtain any Environmental Approval or comply with Environmental Law or in relation to Hazardous Substances in any such case which has or is reasonably likely to have a Material Adverse Effect; or

(iii)	has actual or contingent contractual obligations in respect of liabilities arising under Environmental Laws or related to Hazardous Substances or otherwise in connection with matters pertaining to the Environment, in each case which has or is reasonably likely to have a Material Adverse Effect.

(b)	An Obligor, is aware that there are:

(i)	circumstances which could reasonably be expected to prevent an Obligor or any of its Subsidiaries from being in compliance with any Environmental Law, including, without limitation, obtaining or being in compliance with any Environmental Approvals, in each case where failure to do so could reasonably be expected to have a Material Adverse Effect; or

(ii)	past or present acts or omissions by it or events, state of facts or circumstances which have resulted in (or could reasonably be expected to result in) a third party (including a regulatory authority) taking action or making a claim against it or any of its Subsidiaries under any Environmental Laws or concerning any Hazardous Substances including remedial action (in particular in relation to contaminated land) or the revocation, suspension, variation or non renewal of any Environmental Approval, where such action or claim has or is reasonably likely to have a Material Adverse Effect.

(c)	No Event of Default will occur under paragraph (a) or (b) above if the circumstances giving rise to the event are capable of remedy and are remedied within 14 days of the earlier of the Agent giving notice to the Obligors’ Agent or the relevant Obligor being aware of those circumstances.

(d)	Any material liability is imposed on any of the Finance Parties as a consequence of the Finance Parties being party to the Finance Documents, which liability results from any change or change in the interpretation of any applicable Environmental Laws.

(e)	Any change in applicable Environmental Laws results in the rights of any person against a member of the Group ranking ahead of the rights of any Finance Party in a manner which is materially prejudicial to the interests of any Finance Party.

(f)	Any discovery or finding that an Operating Property or any part thereof is or is likely to be, in such a condition in relation to the Environment or Hazardous Substances as would impose an actual or contingent liability on a member of the Group which has or is reasonably likely to have a Material Adverse Effect.

23.16	Material adverse change

At any time there occurs an event or circumstance which, in the reasonable opinion of the Majority Lenders, has, or is reasonably likely to have, a Material Adverse Effect.

23.17	ERISA

Any ERISA Event shall have occurred, or Clause 22.22 (Compliance with ERISA) shall be breached, and the liability of a U.S. Obligor or its ERISA Affiliates, either individually or in the aggregate, related to such ERISA Event or breaches, individually or when aggregated with all other ERISA Events, and all such breaches would have or would be reasonably expected to have a Material Adverse Effect.

23.18	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Obligors’ Agent:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled; and/or

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise, or direct the Security Agent to exercise, any or all of its rights, remedies, powers or discretions under any of the Finance Documents (provided that the Agent is not obliged to direct the Security Agent to take any enforcement action in relation to the Transaction Security unless the Majority Creditors have so directed the Agent).

23.19	U.S. insolvency

At any time after the occurrence of an Event of Default under Clause 23.6 (Insolvency) or Clause 23.7 (Insolvency proceedings) in respect of any U.S. Borrower, the Loans made to such U.S. Borrower shall be immediately due and payable without notice from the Agent (together with accrued interest and commission and any other sums then owed by such U.S. Borrower under this Agreement).

24.	CHANGES TO THE FINANCE PARTIES

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the Existing Lender) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender) (but not to a member of the Group or an Affiliate of a member of the Group).

24.2	Conditions of assignment or transfer

(a)	An Existing Lender must consult with the Parent for no more than five Business Days before it may make an assignment or transfer, unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender, which is a Qualifying Bank or a Permitted Non-Qualifying Bank; or

(ii)	made at a time when the occurrence of an Event of Default is continuing.

(b)	An assignment will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(c)	A transfer will only be effective if the procedure set out in Clause 24.6 (Procedure for transfer) is complied with.

(d)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Additional Limitation

Notwithstanding the other provisions of this Clause 24 (Changes to the Finance Parties), if a Swiss Obligor is a party to this Agreement:

(a)	no Lender may assign or transfer any of its rights or obligations under this Agreement, if as a result of such assignment or transfer a Swiss Obligor would be in breach of the Non-Qualifying Bank Rules; and

(b)	the consent of any Swiss Obligor is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to a Qualifying Bank or is made at a time after the occurrence of an Event of Default is continuing. The Swiss Obligor may not withhold or delay its consent to any such assignment or transfer if the Non-Qualifying Bank Rules are met at the time at which such consent is sought. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Swiss Obligor within that time.

24.4	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £2,500.

24.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.6	Procedure for transfer using a Transfer Certificate

(a)	A transfer of rights or obligations using a Transfer Certificate will be effective if:

(i)	the Existing Lender and the New Lender deliver to the Agent a duly completed Transfer Certificate; and

(ii)	the Agent enters into it.

(b)	Where a transfer is to be effected by an assignment, assumption and release, on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the Existing Lender’s rights expressed to be the subject of the assignment in the Transfer Certificate;

(ii)	the New Lender will assume obligations equivalent to those obligations of the Existing Lender expressed to be the subject of the assumption in the Transfer Certificate;

(iii)	to the extent the obligations referred to in subparagraph (ii) above are effectively assumed by the New Lender, the Existing Lender will be released from its obligations referred to in the Transfer Certificate; and

(iv)	the New Lender will become a Lender under this Agreement and will be bound by the terms of this Agreement as a Lender.

(c)	Where a transfer is to be effected using a novation on the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender;

(ii)	the Existing Lender will be released from those obligations and cease to have those rights; and

(iii)	the New Lender will become a Lender under this Agreement and be bound by the terms of this Agreement.

(d)	The Agent must enter into a Transfer Certificate delivered to it and which appears on its face to be in order as soon as reasonably practicable and, as soon as reasonably practicable after it has entered into a Transfer Certificate, send a copy of that Transfer Certificate to the Parent.

(e)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Agent to enter into and deliver any duly completed Transfer Certificate on its behalf.

24.7	Copy of Transfer Certificate to Parent

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Parent a copy of that Transfer Certificate.

24.8	Disclosure of information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) or (ii) above;

(iv)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(v)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.15 (Security over Lenders’ rights);

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	who is a Party; or

(viii)	with the consent of the Parent,

    in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (i) or (ii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (iv), (v) and (vi) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Parent and the relevant Finance Party; and

(d)	any Finance Party may disclose to any of its Affiliates and any other person with (or through) whom that Finance Party enters into (or may potentially enter into) any securitisation (or similar transaction of broadly equivalent economic effect) of that Lender’s rights or obligations under the Finance Documents, information about the size and term of the Facilities and the name of each of the Obligors as that Finance Party shall consider appropriate; and

(e)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

24.9	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and each Arranger;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facilities;

(ix)	type of Facilities;

(x)	ranking of Facilities;

(xi)	the Termination Date;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Parent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Parent and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

24.10	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 24.6 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 24.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

24.11	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 24.8 (Disclosure of information) and Clause 24.9 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

24.12	Banking secrecy and data protection legislation

Each Obligor expressly releases, to the extent permitted by any relevant laws, each Finance Party from any confidentiality obligation and any restrictions on banking secrecy or any data protection legislation (with regard to any data and/or information directly or indirectly relating to any Finance Document), to the extent required for the:

(a)	execution, performance, funding and administration required;

(b)	exercise of its rights;

(c)	fulfilment of its obligations; and/or

(d)	preparation and negotiation of potential changes to the Lenders including any transfer of such data and/or information abroad,

under any Finance Documents.

24.13	Accession of Bilateral Banks

The Parent shall procure that any person which is, or is to be, a Bilateral Bank and which person is not also a Lender will accede to this Agreement as a Bilateral Bank by executing an Accession Letter.

24.14	Accession of Hedging Banks

The Parent shall procure that any person which is, or is to be, a Hedging Bank and which person is not also a Lender will accede to this Agreement as a Hedging Bank by executing an Accession Letter.

24.15	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 24.15, each Lender may without consulting with or obtaining consent from any Obligor at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to any government authority, department or agency including HM Treasury, a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

24.16	Participation and Sub-participation

For the avoidance of doubt, nothing in this Clause 24 restricts any Lender from entering into any agreement with another person under which such Lender substantially transfers its credit risk exposure under this Agreement to that other person (including sub-participations and derivative transactions), provided that under such agreement:

(a)	the relationship between the Lender and that other person is that of a debtor and creditor (including in the event of the bankruptcy or similar event of the Lender or a Borrower);

(b)	the other person will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement;

(c)	the other person will under no circumstances assume the Lender’s position in relation to claims under this Agreement; and

(d)	the other person will under no circumstances otherwise have any contractual relationship with, or rights against, the Borrowers under or in relation to this Agreement.

25.	CHANGES TO THE OBLIGORS

25.1	Assignment and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.8 (Know your customer checks), the Parent may request that any of its wholly owned Subsidiaries becomes an Additional Borrower. The Subsidiary shall become an Additional Borrower if:

(i)	that Subsidiary:

(A)	is a limited liability company incorporated in England;

(B)	is a U.S. Guarantor and formed or incorporated in a jurisdiction that is the same as a jurisdiction in which an existing U.S. Borrower is formed or incorporated; or

(C)	all the Lenders approve the addition of that Subsidiary;

(ii)	the Obligors’ Agent delivers to the Agent a duly completed and executed Accession Letter;

(iii)	the Subsidiary is (or becomes) a Guarantor prior to or concurrently with becoming a Borrower;

(iv)	(if applicable) the Subsidiary is in compliance with the Non-Qualifying Bank Rules prior to or concurrently with becoming a Swiss Obligor;

(v)	the Obligors’ Agent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(vi)	the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Obligors’ Agent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent).

25.3	Resignation of a Borrower

(a)	The Parent may request that a Borrower (other than itself) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Parent has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

25.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.8 (Know your customer checks), the Parent may request that any of its wholly owned Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Parent delivers to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent).

25.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.6	Resignation of a Guarantor

(a)	The Parent may request that a Guarantor (other than the Parent or Innospec Finance) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Parent has confirmed this is the case);

(ii)	all the Lenders have consented to the Parent’s request; and

(iii)	the provisions of paragraph (b) of Clause 22.18 (Guarantors and security) would be complied with immediately after the acceptance of the Resignation Letter (and the Parent has confirmed this is the case together with supporting confirmation from its auditors).

26.	ROLE OF THE AGENT, SECURITY AGENT AND THE ARRANGER

26.1	Appointment of the Agent

(a)	Each of the Arranger and the Lenders appoints the Agent and the Security Agent to act as its agent under and in connection with the Finance Documents; provided that in relation to the Swiss Share Pledges, the Lenders appoint the Security Agent also as their direct representative (direkter Stellvertreter) acting in their name and for their account.

(b)	Each of the Arranger and the Lenders authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent and Security Agent

(a)	The Agent and the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to it in its capacity as Agent or Security Agent for that Party by any other Party.

(b)	If the Agent or the Security Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

(c)	The Agent shall promptly notify the Lenders of any Default arising under Clause 23.1 (Non-payment).

(d)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(e)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

26.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, no Arranger has any obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger nor the Security Agent shall be bound to account to any Lender, Bilateral Bank or Hedging Banks for any sum or the profit element of any sum received by it for its own account.

(c)	The Security Agent shall not have or be deemed to have any duty, obligation or responsibility to, or a relationship of trust or agency with any Obligor.

26.5	Certain Security held on Trust

(a)	The Security Agent declares that it shall hold the Transaction Security on trust for the Finance Parties on the terms contained in this Agreement.

(b)	Each of the Parties agrees that the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is a party (and no others shall be implied).

(c)	The Finance Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers pursuant to the Security Documents except through the Security Agent.

(d)	The rights, powers and discretions conferred upon the Security Agent by this Agreement shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by general law or otherwise.

26.6	Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 and the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

26.7	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.8	Rights and discretions of the Agent and Security Agent

(a)	The Agent and Security Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders or, as trustee or security agent for the Finance Parties) that:

(i)	no Default has occurred (unless, in the case of the Agent, it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Obligors’ Agent (including, without limitation, any Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	If the Security Agent receives any instructions or directions from the Agent to take any action in relation to the Transaction Security, the Security Agent may assume that all applicable conditions under the Finance Documents for taking that action have been satisfied.

(d)	The Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(e)	The Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.

(f)	The Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as Agent or Security Agent under this Agreement.

(g)	Without prejudice to the generality of paragraph (f) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Parent and shall disclose the same upon the written request of the Parent or the Majority Lenders.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger nor the Security Agent is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.9	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent and Security Agent shall (i) act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any right, power, authority or discretion vested in it as Agent or as Security Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Lenders.

(c)	The Agent and the Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders or, if appropriate, the Majority Creditors) (including any instruction to begin any legal actions or proceedings arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its absolute discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in bringing such action or proceedings.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders or, if appropriate, the Majority Creditors) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

(f)	The Security Agent shall be entitled to request instructions, or clarification of any direction, from the Majority Lenders (or, if appropriate, the Lenders or, if appropriate, the Majority Creditors) as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers and discretions and the Security Agent may refrain from acting unless and until those instructions or clarification are received by it.

(g)	The Security Agent may, in the absence of any instructions to the contrary, take such action in the exercise of any of its duties under the Finance Documents which in its absolute discretion it considers to be for the protection and benefit of all of the Finance Parties.

(h)	The Security Agent may, and shall if so directed by the Agent at any time after receipt by the Security Agent of notice pursuant to Clause 23.18 (Acceleration), enforce the Transaction Security in accordance with the terms of the Security Documents. The Security Agent may take such action as in its sole discretion it thinks fit to enforce the Transaction Security.

26.10	Responsibility for documentation

Neither the Agent nor the Arrangers nor the Security Agent:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Security Agent, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated by the Finance Documents;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)	is responsible or liable for the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Finance Documents or the Transaction Security.

26.11	Excluded Obligations

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent shall not:

(a)	be bound to enquire as to (i) whether or not any Default has occurred or (ii) the performance, default or any breach by an Obligor of its obligations under any of the Finance Documents;

(b)	subject to Clause 28 (Sharing among the Finance Parties) and Clause 29.17 (Equalisation Payments), be bound to account to any other Finance Party for any sum or the profit element of any sum received by it for its own account;

(c)	be bound to disclose to any other person (including but not limited to any Finance Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

(d)	be under any obligations other than those which are specifically provided for in the Finance Documents; or

(e)	have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with, any Obligor.

26.12	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 29.11 (Disruption to Payment Systems etc.)), neither the Agent nor the Security Agent will be liable for any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any Finance Documents or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party may take any proceedings against any officer, employee or agent of the Agent or Security Agent in respect of any claim it might have against the Agent or Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or the Transaction Security and any officer, employee or agent of the Agent may rely on this Clause. Any third party referred to in this paragraph (b) may enjoy the benefit of and enforce the terms of this paragraph in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	The Security Agent shall not be liable for any shortfall which arises on the enforcement of any of the Transaction Security.

(e)	The Security Agent shall not be liable for any failure to:

(i)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(ii)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;

(iii)	register, file or record or otherwise protect any of the Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

(iv)	take, or to require any of the Obligors to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

(v)	require any further assurances in relation to any of the Security Documents.

(f)	Nothing in this Agreement shall oblige the Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Finance Party and each Finance Party confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

26.13	Lenders’ and Bilateral Banks’ indemnity to the Agent/Security Agent

Each Lender and Bilateral Bank shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent or the Security Agent (as the case may be), within three Business Days of demand, against any cost, loss or liability incurred by the Agent or the Security Agent (as the case may be) (otherwise than by reason of the Agent’s (or, as the case may be, the Security Agent’s) gross negligence or wilful misconduct) in acting as Agent or Security Agent under the Finance Documents (unless the Agent or Security Agent has been reimbursed by an Obligor pursuant to a Finance Document). In this Clause 26.13 Total Commitments shall include the Bilateral Commitments.

26.14	Resignation of the Agent/Security Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Parent.

(b)	Each of the Agent and the Security Agent may resign by giving notice to the Lenders and the Obligors’ Agent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Agent or Security Agent (as the case may be).

(c)	If the Majority Lenders have not appointed a successor Agent or Security Agent (as the case may be) in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Obligors’ Agent) may appoint a successor Agent or Security Agent (as the case may be) (acting through an office in the United Kingdom).

(d)	The retiring Agent or retiring Security Agent (as the case may be) shall, at its own cost, make available to the successor Agent or Security Agent (as the case may be) such documents and records and provide such assistance as the successor Agent or Security Agent (as the case may be) may reasonably request for the purposes of performing its functions as Agent or Security Agent (as the case may be) under the Finance Documents.

(e)	The Agent’s or the Security Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent or Security Agent (as the case may be) shall be discharged from any further obligation as Agent or Security Agent (as the case may be) in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Obligors’ Agent, the Majority Lenders may, by notice to the Agent or Security Agent (as applicable), require it to resign in accordance with paragraph (b) above. In this event, the Agent or Security Agent (as applicable) shall resign in accordance with paragraph (b) above.

(h)	The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above.

(i)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 13.6 (FATCA Information) and the Parent or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 13.6 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Parent or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Parent or that Lender, by notice to the Agent, requires it to resign.

26.15	Confidentiality

(a)	In acting as agent or trustee for the Finance Parties, the Agent shall be regarded as acting through its agency division and the Security Agent shall be regarded as acting through its trustee division (if separate from its agency division) each of which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent or Security Agent, it may be treated as confidential to that division or department and the Agent or (as the case may be) the Security Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, the Security Agent nor the Arranger are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

26.16	Relationship with the Lenders, Bilateral Banks and Hedging Banks

(a)	The Agent and Security Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

(c)	The Agent and Security Agent may treat each Bilateral Bank as a Bilateral Bank entitled to payments in respect of the relevant Bilateral Facility unless it has (in its capacity as Agent or Security Agent) received notice in writing to the contrary from that Bilateral Bank.

(d)	The Agent and Security Agent may treat each Hedging Bank as a Hedging Bank entitled to payments in respect of the relevant Hedging Agreement unless it has (in its capacity as Agent or Security Agent) received notice in writing to the contrary from that Hedging Bank.

26.17	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to the Agent, the Security Agent and each Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, any Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or any Transaction Security;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of, the Charged Property, the priority of any Transaction Security or the existence of any Security affecting the Charged Property.

26.18	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Parent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.19	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.20	Insurance by Security Agent

The Security Agent shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents. The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance. Where the Security Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless any Finance Party shall have requested it to do so in writing and the Security Agent shall have failed to do so within 14 days after receipt of that request.

26.21	Manner of enforcement of Security

Each of the Obligors waives, to the extent permitted under applicable law, all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any sum received or recovered from any person, or by virtue of the enforcement of any Transaction Security or any other Security, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.

26.22	Winding-up of Trust and Perpetuity Period

If the Security Agent, with the approval of the Majority Lenders, determines that (a) all of the Secured Obligations and all other obligations secured by any of the Security Documents, have been fully and finally discharged and (b) none of the Finance Parties is under any commitment, obligation or liability (whether actual or contingent) to make Loans or provide other financial accommodation to any Obligor pursuant to the Finance Documents, the trusts set out in this Agreement shall be wound up. At that time unless already released, the Security Agent shall release, without recourse or warranty, all of the Transaction Security then held by it and the rights of the Security Agent under each of the Security Documents, at which time each of the Security Agent, the Agent, the Finance Parties and the Obligors shall be released from its obligations in respect of these trusts and the Transaction Security (save for those which arose prior to such winding-up). The perpetuity period under the rule against perpetuities, if applicable to this Agreement, shall be the period of 125 years from the date of this Agreement.

26.23	Other Provisions relating to Security Agent

(a)	The Security Agent shall be entitled to carry out all dealings with the Finance Parties through the Agent, to give to the Agent any notice or other communication required to be given by the Security Agent to the Finance Parties and to rely on a certificate from the Agent as to the amount owed to any of the Finance Parties or by any Obligor.

(b)	The Security Agent may place (at the cost of the Obligors) any of the Finance Documents and any other documents relating to the Transaction Security in any safe custody selected by the Security Agent or with any financial institution, any company whose business includes the safe custody of documents or any firm of lawyers of good repute and the Security Agent shall not be responsible for, or be required to insure against, any loss incurred in connection with that deposit.

(c)	The Security Agent may accept without enquiry, and shall not be obliged to investigate, such right and title as each of the Obligors may have to any of the Charged Property and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title.

(d)	The Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction which would or might otherwise render it liable to any person, and the Security Agent may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

26.24	Delegation and Additional Trustees

(a)	The Security Agent may at any time delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents and such delegation may be made upon such terms and conditions (including the power to sub-delegate) and subject to such restrictions as the Security Agent may think fit in the interest of the Finance Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate; and

(b)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it (i) if it considers such appointment to be in the interests of the Finance Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Obligors’ Agent and the Agent of any such appointment. Any person so appointed (subject to the terms of this Agreement) shall have such rights, powers and discretions (not exceeding those conferred on the Security Agent by this Agreement) and such duties and obligations as are conferred or imposed by the instrument of appointment. The remuneration the Security Agent may pay to any such person, and any costs and expenses incurred by such person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

26.25	Agent’s/Security Agent’s Management Time

Any amount payable to the Agent under Clause 15.3 (Indemnity to the Agent), Clause 15.4 (Indemnity to the Security Agent), Clause 17 (Costs and expenses) and Clause 26.13 (Lenders’ and Bilateral Banks’ indemnity to the Agent/Security Agent) shall include the cost of utilising the Agent’s or Security Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent or Security Agent (as applicable) may notify to the Parent and the Lenders, and is in addition to any fee paid or payable to the Agent or Security Agent (as applicable) under Clause 12 (Fees).

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Lenders

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.6 (Partial payments).

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.6 (Partial payments).

28.3	Recovering Lender’s rights

(a)	On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

28.5	Exceptions

(a)	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Parties of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice or did not take separate legal or arbitration proceedings.

(c)	This Clause 28 shall not apply to the extent that the Recovering Finance Party is a Bilateral Bank or a Hedging Bank and the amounts recovered are amounts which are owing under a Bilateral Facility or, as the case may be, a Hedging Agreement and are received at a time when no notice has been served by the Agent under Clause 23.18 (Acceleration).

29.	PAYMENT MECHANICS

29.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

29.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 29.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or if the relevant Obligor and the Majority Lenders agree at that time pay that amount to an interest bearing account (which account shall bear interest at a market rate taking into account the currency and term of the deposit) held with a bank or financial institution which has a rating for its long term unsecured and non credit enhanced debt obligations of AA or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Aa2 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency or any other bank or financial institution agreed by the Majority Lenders, and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. The trust account must be held in London or in a principal financial centre of another jurisdiction whose law recognises the concept of a trust arrangement and in which the Majority Lenders consider that the rights of the Parties in respect of that account (and the rights to receive monies due to them standing to its credit) will not be prejudiced (including in the event of an insolvency or other similar proceedings affecting the Acceptable Bank or the relevant recipient party). In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 29.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 26.14 (Resignation of the Agent/Security Agent), each Party which has made a payment to a trust account in accordance with this Clause 29.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 29.2 (Distributions by the Agent).

29.6	Partial payments

(a)	Save in the circumstances described in paragraph (c) below, if the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Agent and the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in subparagraphs (a)(ii) to (iv) above.

(c)	If after the service of a notice by the Agent under Clause 23.18 (Acceleration) or pursuant to the provisions of Clause 29.12 (Application of Proceeds by Security Agent) the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor or a Bilateral Borrower (other than an Obligor) under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor or Bilateral Borrower (other than an Obligor), as the case may be, under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Agent and the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents (including without limitation provisions of cash cover in respect of contingent liabilities and payments due under the Bilateral Facilities and Hedging Agreements); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents,

provided that the amount applied by the Agent in respect of the obligations of the Bilateral Borrowers incorporated in the U.S. shall not exceed the aggregate amount received by the Agent from, or in respect of the assets of, the Obligors incorporated in the U.S.

(d)	The Agent shall, if so directed by the Majority Creditors, vary the order set out in subparagraphs (c)(ii) to (iv) above provided that any such variation shall be subject to the proviso to paragraph (c) of Clause 29.6 (Partial payments).

(e)	Paragraphs (a), (b), (c) and (d) above will override any appropriation made by an Obligor.

29.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal at the rate payable on the original due date.

29.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

(f)	For the purpose of or pending the discharge of any of the Secured Obligations the Security Agent may convert any moneys received or recovered by it from one currency to another, at the spot rate at which the Security Agent is able to purchase the currency in which the Secured Obligations are due with the amount received. The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

29.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

29.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Parent that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

29.12	Application of Proceeds by Security Agent

All moneys from time to time received or recovered by the Security Agent or Receiver (a) in connection with the realisation or enforcement of all or any part of the Transaction Security or (b) pursuant to a Recovery by a Relevant Bilateral Bank pursuant to Clause 29.17 (Equalisation Payments) shall be held by the Security Agent on trust to apply them as soon as the Security Agent in its sole discretion determines to be reasonably practicable, to the extent permitted by applicable law (subject to the provisions of this Clause and notwithstanding any purported appropriation by any Obligor), in the following order of priority:

(a)	in discharging any sums owing to the Security Agent (in its capacity as trustee), any Receiver or any Delegate;

(b)	in payment to the Agent, on behalf of the Finance Parties, for application towards the discharge of all sums due and payable by any Obligor or Bilateral Borrower (other than an Obligor) under any of the Finance Documents in the order set out in paragraph (c) of Clause 29.6 (Partial payments);

(c)	if none of the Obligors or Bilateral Borrowers (other than Obligors), is under any further actual or contingent liability under any Finance Document, in payment to any person to whom the Security Agent is obliged to pay in priority to any Obligor or Bilateral Borrower (other than an Obligor); and

(d)	the balance, if any, in payment to the relevant Obligor.

29.13	Investment of Proceeds by Security Agent

Prior to the application of the proceeds of the Transaction Security in accordance with Clause 29.12 (Application of Proceeds by Security Agent) the Security Agent may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent or Agent with such financial institution (including itself) for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Agent’s discretion in accordance with the provisions of this Clause 29.

29.14	Permitted Deductions by Security Agent

The Security Agent shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

29.15	Discharge of Secured Obligations

Each of the Obligors agrees that the Secured Obligations shall only be discharged to the extent of the receipts by or recoveries of the Security Agent pursuant to the enforcement of the Transaction Security. Any payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Agent and any payment so made shall be a good discharge to the extent of such payment, to the Security Agent.

29.16	Sums received by Obligors

If any of the Obligors receives any sum which, pursuant to any of the Finance Documents, should have been paid to the Security Agent, that sum shall be held by that Obligor on trust for the Finance Parties and shall promptly be paid to the Security Agent for application in accordance with this Clause.

29.17	Equalisation Payments

(a)	If at any time after the delivery of a notice by the Agent under Clause 23.18 (Acceleration) any Relevant Bilateral Bank makes a Recovery in respect of any sum owed by the relevant Bilateral Borrower whether directly or by set-off or by any other means which, if such sum had been recovered by the Relevant Bilateral Bank from an Obligor, would have fallen to be dealt with under Clause 29.12 (Application of Proceeds by Security Agent) then:

(i)	such Relevant Bilateral Bank will notify details of such Recovery to the Security Agent within three Business Days;

(ii)	the Security Agent will then determine in good faith the amount by which such Recovery exceeds the amount which such Relevant Bilateral Bank would have received had such Recovery been affected by the Security Agent from an Obligor pursuant to the Security Documents and applied as provided in Clause 29.12 (Application of Proceeds by Security Agent);

(iii)	such Relevant Bilateral Bank will pay an amount (the Equalisation Sharing Payment) equal to the excess to the Security Agent, retaining the balance in pro tanto satisfaction of the amount due to it;

(iv)	the Security Agent shall treat the excess as if it were a Recovery from an Obligor pursuant to the relevant Security Documents and shall deal with it in accordance with Clause 29.12 (Application of Proceeds by Security Agent) (taking into account the amount withheld by the Relevant Bilateral Bank in subparagraph (iii) above).

(b)	On a distribution by the Security Agent under paragraph (a), the Relevant Bilateral Bank will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(c)	If and to the extent that the Relevant Bilateral Bank is not able to rely on its rights under paragraph (b) above, the relevant Obligor shall be liable to the Relevant Bilateral Bank for a debt equal to the Equalisation Sharing Payment which is immediately due and payable.

30.	SET-OFF

Save as otherwise provided in Clause 22.9 (Hedging Arrangements), a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Parent and Innospec Finance, that identified with its name below;

(b)	in the case of each Finance Party or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent (as the case may be) and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s (or, as applicable, Security Agent’s) signature below (or any substitute department or officer as the Agent or the Security Agent (as the case may be) shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Obligors’ Agent in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)	All notices to a Lender from the Security Agent shall be sent through the Agent.

31.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number the Agent shall notify the other Parties.

31.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent, the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

31.6	Electronic communication

(a)	Any communication to be made between the Agent or the Security Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent or the Security Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or the Security Agent to the Agent only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

31.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)	Subject to Clause 35.2 (Exceptions) any term of the Finance Documents (other than the Security Documents, the Bilateral Facilities and the Hedging Agreements) may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of Majority Lenders or Majority Creditors in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment or the Total Commitments;

(v)	the nature or the scope of the guarantee and indemnity granted under Clause 18 (Guarantee and indemnity);

(vi)	a change to the Borrowers or Guarantors other than in accordance with Clause 25 (Changes to the Obligors);

(vii)	a release of any Security Documents other than in accordance with the terms of the Finance Documents;

(viii)	any provision which expressly requires the consent of all the Lenders;

(ix)	Clause 2.3 (Lender’s rights and obligations), Clause 2.5 (Voluntary increase), Clause 8.1 (Illegality) to Clause 8.3 (Disposals) (inclusive), Clause 24 (Changes to the Finance Parties), this Clause 35, Clause 40 (Governing law) or Clause 41 (Enforcement);

(x)	paragraph (c) of Clause 19.22 (Sanctions) and paragraph (b) of Clause 22.24 (Sanctions); or

(xi)	Clause 28 (Sharing among the Finance Parties) 29.12 (Application of Proceeds by Security Agent) and Clause 29.17 (Equalisation Payments),

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which has the effect of changing or which relates to any provision in this Agreement relating to the terms of any Bilateral Facility or Hedging Agreement or the rights of a Bilateral Bank or Hedging Bank thereunder may not be affected without the consent of the relevant Bilateral Bank or Hedging Bank (as the case may be).

(c)	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arranger may not be made without the consent of the Agent, the Security Agent or the Arranger (as the case may be).

(d)	An amendment or waiver that has the effect of changing or which relates to any provision which expressly requires the consent of the Majority Creditors, shall not be made without the prior consent of the Majority Creditors.

35.3	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 35.3, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a) or (b) of the definition of Defaulting Lender has occurred and, in the case of the events or circumstances referred to in paragraph (a), none of the exceptions to that paragraph apply, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

35.4	Replacement of a Defaulting Lender

(a)	The Parent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five Business Days’ prior written notice to the Agent and such Lender:

(b)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Finance Parties) all (and not part only) of its rights and obligations under this Agreement;

(i)	require such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Finance Parties) all (and not part only) of the undrawn Commitment of the Lender; or

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Finance Parties) all (and not part only) of its rights and obligations in respect of the Facility,

to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Parent (which shall not be a member of the Group), and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(c)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 35.4 shall be subject to the following conditions:

(i)	the Parent shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender;

(iii)	the transfer must take place no later than 30 days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

35.5	Amendments to Security Documents

Subject to Clause 35.6 (Exceptions relating to Security), the Security Agent may, if authorised by the Majority Lenders, amend the terms of, waive any of the requirements of, or grant consents under, any of the Security Documents, any such amendment, waiver or consent being binding on all the Parties.

35.6	Exceptions relating to Security

(a)	The prior consent of all of the Lenders is required to authorise any amendment of any Security Document which would affect the nature or the scope of the Charged Property or the manner in which proceeds of enforcement are distributed.

(b)	No waiver or amendment of any Security Document may impose any new or additional obligations on any person without the consent of that person.

35.7	Releases by Security Agent

Upon a disposal of any of the Charged Property (a) pursuant to the enforcement of the Transaction Security by a Receiver or the Security Agent or (b) if such disposal is permitted by paragraph (a) of Clause 22.4 (Disposals) of this Agreement or any other provision of the Finance Documents, the Security Agent shall (at the cost of the Obligor) release that property from the Transaction Security and is authorised to execute, without the need for any further authority from the Finance Parties, any release of the Transaction Security or other claim over that asset and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

35.8	Amendments by Obligors’ Agent

The Obligors’ Agent (acting on behalf of each of the Obligors) may agree any amendment to or modification of the provisions of any of the Finance Documents or any schedule thereto, or grant any waiver or consent in relation thereto and the Obligors will be bound by any such amendment or modification.

35.9	Amendment to correct Manifest Error

The Agent may agree with the Obligors’ Agent (acting on behalf of each of the Obligors) any amendment to or the modification of the provisions of any of the Finance Documents or any schedule thereto, which is necessary to correct a manifest error and the Obligors will be bound by any such amendment or modification.

35.10	Amendments to Hedging Agreements

Subject to the provisions of Clause 22.9 (Hedging Arrangements), a Hedging Agreement may be amended, varied, waived or modified by agreement between the parties thereto.

35.11	Amendments to Bilateral Facilities

A Bilateral Facility may be amended, varied, waived or modified by agreement between the parties thereto.

36.	OBLIGORS’ AGENT

Each Obligor by its execution of this Agreement or an Accession Letter irrevocably authorises the Obligors’ Agent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(a)	the Obligors’ Agent on its behalf to supply all information concerning itself, its financial condition and otherwise to the relevant persons contemplated under this Agreement and to give all notices and instructions (including, in the case of a Borrower (and without limitation), Utilisation Requests) on its behalf under the Finance Documents without further reference to or the consent of such Obligor; and

(b)	each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to the Obligors’ Agent on its behalf;

and in each such case such Obligor will be bound thereby as though such Obligor itself had supplied such information, given such notice and instructions or received any such notice, demand or other communication.

37.	USA PATRIOT ACT

Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

38.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

39.	PUBLICITY

(a)	Subject to paragraph (b) below, all publicity in connection with the Facilities shall be managed by the Arrangers in consultation with the Parent. No publicity in connection with the Facilities shall be released without the prior approval of the Parent and the Arrangers. If any member of the Group is obliged as a matter of applicable law or regulation to disclose any information relating to the Facilities it shall be permitted to do so and shall provide to the Agent details of that disclosure prior to making that disclosure.

(b)	Each Obligor consents to the release by any Arranger or Lender of publicity in connection with the Facilities for the purpose of that Arranger or Lender’s marketing materials, but excluding general press releases.

40.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

41.	ENFORCEMENT

41.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with any Finance Document (including a dispute relating to the existence, validity or termination of that Finance Document and any non-contractual obligations arising out of or in connection with any Finance Document regarding the existence, validity or termination of that Finance Document or the consequence of its nullity) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 41.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

41.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints Innospec Finance Limited (whose address for service is “Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire CH65 4EY, Fax: 0151 348 5756”) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

42.	WAIVER OF JURY TRIAL

Each of the parties to the Finance Documents irrevocably waives a jury trial in any action or proceeding with respect to any Finance Document.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART 1

THE ORIGINAL OBLIGORS

Name of Original Borrower	Jurisdiction of Incorporation and registration number (or equivalent, if any)

Innospec Limited	England, 344359

Innospec Fuel Specialties Limited	England, 3316334

Innospec Finance Limited	England, 5330706

Innospec Developments Limited	England, 3516662

Innospec Active Chemicals Limited	England, 4181366

Innospec Widnes Limited	England, 4178371

Innospec Inc	Delaware, U.S.A.

Innospec Fuel Specialties LLC	Delaware, U.S.A.

Name of Original Guarantor	Jurisdiction of Incorporation and registration number (or equivalent, if any)

Innospec Limited	England, 344359

Innospec Fuel Specialties Limited	England, 3316334

Innospec Developments Limited	England, 3516662

OboAdler Company Limited	England, 3760777

Innospec Trading Limited	England, 3516648

Innospec Holdings Limited	England, 4109325

Innospec International Limited	England, 3316194

Innospec (Plant) Limited	England, 873396

Innospec Finance Limited	England, 5330706

Innospec Alchemy	England, 4998182

Name of Original Guarantor	Jurisdiction of Incorporation and registration number (or equivalent, if any)

Innospec Active Chemicals Limited	England, 4181366

Innospec Widnes Limited	England 4178371

Innospec GmbH	Switzerland, CH-170.4.004.635-1

Alcor Chemie Vertriebs GmbH	Switzerland, CH-170.4.002.974-7

Innospec Inc.	Delaware, U.S.A.

Innospec Fuel Specialties LLC	Delaware, U.S.A.

Innospec Oil Field Chemicals LLC	Delaware, U.S.A.

Innospec Strata Holdings LLC	Delaware, U.S.A.

Innospec Active Chemicals LLC	Georgia, U.S.A.

Strata Control Services, Inc.	Louisiana, U.S.A.

PART 2

THE ORIGINAL LENDERS

Name of Original Lender	Commitment ($)
Barclays Bank PLC	32,000,000
Clydesdale Bank plc trading as Yorkshire Bank	32,000,000
Lloyds TSB Bank plc	20,000,000
National Westminster Bank Plc	32,000,000
Credit Suisse AG	17,000,000
Wells Fargo Bank N.A.	17,000,000
TOTAL	150,000,000

PART 3

THE ORIGINAL BILATERAL BANKS

Name of Original Bilateral Bank

Barclays Bank PLC

Credit Suisse AG

Lloyds TSB Bank plc

National Westminster Bank Plc

PART 4

THE HEDGING BANKS

Name of Original Hedging Bank

Barclays Bank PLC

Clydesdale Bank PLC trading as Yorkshire Bank

Lloyds TSB Bank plc

National Westminster Bank Plc

Wells Fargo Bank N.A.

SCHEDULE 2

CONDITIONS PRECEDENT

PART 1

CONDITIONS PRECEDENT TO INITIAL UTILISATION

6.	Corporate Documents

(a)	A copy of the constitutional documents of each Original Obligor.

(b)	A copy of a resolution of the board of directors (or equivalent thereof) of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A copy of a resolution signed by all the holders of the issued shares in each Original Guarantor (other than any US Guarantor), approving the terms of, and the transactions contemplated by, the Finance Documents to which that Original Guarantor is a party.

(d)	If applicable, a copy of a resolution of the board of directors of each corporate shareholder in each Original Guarantor, approving the terms of the resolution referred to in paragraph (c) above.

(e)	In respect of each Swiss Obligor a copy of a resolution of its general meeting of quotaholders approving the execution and the terms of, and the transactions contemplated by, the Finance Documents.

(f)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(g)	A certificate of each Original Obligor (signed by a member of Management or a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded (each certificate to remain true and correct up to and on the first Utilisation Date (unless notified to the contrary by the relevant Original Obligor)).

(h)	To the extent not otherwise provided above, the constitutive documents of any member of the Group incorporated in England and Wales or the U.S. whose shares are subject to Security under any of the Security Documents together with any resolutions of the shareholders of such member of the Group adopting such changes to the constitutive documents of such member of the Group as the Agent shall have reasonably required (prior to the date of this Agreement) to, among other things, remove any restriction on any transfer of shares or partnership interests (or equivalent) in such member of the Group pursuant to any enforcement of any of such Security Documents.

(i)	A copy of a good standing certificate with respect to each U.S. Group Member which is an Original Guarantor, issued as of a recent date by the Secretary of State or other appropriate official of such U.S. Group Member’s jurisdiction of incorporation or organisation

(j)	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this paragraph 6 of Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

7.	Finance Documents

The Fee Letters, duly executed.

8.	Legal opinions

(a)	A legal opinion of Allen & Overy LLP, legal advisers to the Arranger and the Agent in England as to English law, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of Mayer Brown LLP, legal advisers to the Obligors as to the laws of Delaware, U.S., substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	A legal opinion of Mayer Brown LLP, legal advisers to the Obligors as to the laws of New York, U.S., substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(d)	A legal opinion of Alston & Bird LLP, U.S. (Georgia), legal advisers to the Obligors as to the laws of the Georgia, U.S., substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(e)	A legal opinion of Bär & Karrer AG, the legal advisers to the Arranger and the Agent as to Swiss law, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

9.	Security

(a)	The Debentures, duly executed.

(b)	The Swiss Assignment Agreement, duly executed.

(c)	The U.S. Security Documents, duly executed.

(d)	The English Share Pledge, duly executed.

(e)	The Swiss Share Pledges, duly executed.

10.	Perfection of Security

(a)	Key Properties – Registration:

(i)	The results of HM Land Registry searches in favour of the Agent on the appropriate forms against all of the registered titles comprising each Key Property giving not less than 21 days priority beyond the date each Key Property became subject to the terms of the relevant Finance Documents and showing no adverse entries.

(ii)	An undertaking from DWF LLP (legal counsel to the Parent) to (subject to receipt of (A) the original Key Property Debenture following registration at Companies House (B) evidence of registration of the Key Property Debenture at Companies House and (C) executed releases of the existing Security relating to the Original Facilities Agreement): (I) within the priority periods afforded by the Land Registry searches (or such longer periods as granted by the Land Registry) make applications to the Land Registry on the appropriate forms together with the payment of the Land Registry fees to release such existing Security and to register the Security created in respect of each Key Property under the Finance Documents (including the restrictions and obligations to make further advances referred to in the Key Property Debenture) against the relevant title number for each Key Property (II) give notice of the Key Property Debentures to the landlords of all leasehold Key Properties (III) use reasonable endeavours to deal promptly with any requisitions raised by the Land Registry in connection with the applications mentioned above and (IV) hold any title deeds that come into their possession to the order of the Security Agent.

(b)	All original share certificates and related stock transfer forms executed in blank in relation to shares subject to the Security Documents to the extent appropriate under applicable law.

(c)	Executed notices of assignment/charge (to be dated the date that is the first Utilisation Date) of any contracts specifically identified in the Security Documents and any bank accounts listed in the Security Documents.

(d)	All insurance policies relating to Material Insurances in force as at the date of the first Utilisation under this Agreement or, if not available, broker’s letters confirming the matters specified in subparagraph (b)(i) of Clause 22.7 (Insurance).

11.	Other documents and evidence

(a)	The Original Financial Statements of the Parent.

(b)	The Group Structure Chart.

(c)	Information Package.

(d)	A copy of the Disclosure Letter.

(e)	Evidence that upon the date that the first Loan is made:

(i)	all Financial Indebtedness arising under or in connection with the Original Facilities Agreement will be immediately repaid in full and all commitments under the Original Facilities Agreement irrevocably cancelled; and

(ii)	all of the existing Security relating to the Original Facilities Agreement will be immediately released and the relevant reassignments have been made.

(f)	Evidence that the fees, costs and expenses then due pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid.

(g)	A certificate of solvency signed by the chief financial officer of each Original Obligor incorporated in the U.S.

(h)	Evidence that the Original Guarantors satisfy the requirements of paragraph (b) of Clause 22.18 (Guarantors and security) (by reference to the EBITDA and gross asset analysis based on the forecast used in the Information Package).

(i)	A Compliance Certificate for the Relevant Period ending 30 September 2011.

(j)	Documentation and other evidence as is reasonably requested by the Agent or the Lenders in order for the Agent and the Lenders to carry out and be satisfied with the results of all necessary “know your customer” or other checks on each Obligor pursuant to the transactions contemplated in the Finance Documents.

PART 2

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL OBLIGOR

1.	An Accession Letter, duly executed by the Additional Obligor and the Parent.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	A copy of a resolution of the board of directors of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	Where the Agent’s relevant counsel deems such to be either necessary or desirable either in place of or in addition to the resolution referred to in paragraph (b) above, a certificate or extract from a public commercial registry or other evidence setting out the names and signatures of the persons authorised to sign, on behalf of the Additional Obligor, each Finance Document to which such company is or is to be a party and any documents to be delivered by such company pursuant to any of the Finance Documents.

6.	Where the Agent’s relevant counsel deems such to be either necessary or desirable, either a copy of a resolution signed by all the holders of the issued shares in such company or a resolution of the supervisory board, work council or equivalent supervisory body of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which that company is a party.

7.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

8.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part 2 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

9.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

10.	If available, the latest audited financial statements of the Additional Obligor.

11.	A legal opinion of the legal advisers to the Arranger and the Agent in England.

12.	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arranger and the Agent in the jurisdiction in which the Additional Obligor is incorporated.

13.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 41.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

14.	Security Document(s) executed by the Additional Obligor in favour of the Security Agent for the benefit of the Finance Parties (or, if applicable, directly in favour of the Finance Parties) as the Agent shall have required in accordance with the provisions of Clause 22.18 (Guarantors and security).

15.	(To the extent permissible under applicable law) an executed Security Document by the immediate Holding Company of such Additional Obligor over the entire issued share capital of such Additional Obligor held by such Holding Company.

16.	If the Additional Obligor is formed in any state of the United States of America, a certificate of solvency signed by the Chief Financial Officer of such Additional Obligor and a copy of a good standing certificate with respect to that Additional Obligor issued as of a recent date by the Secretary of State or other appropriate official of that Additional Obligor’s jurisdiction of formation.

17.	Where the Agent’s relevant counsel reasonably deems such to be either necessary or advisable and to the extent practicable (taking into account the commercial benefit for the Finance Parties and the burden on the Obligors), any recordings, filings or other action required to perfect the Security purported to be created by the Security Documents referred to above (including, without limitation, delivery of share certificates and stock transfer forms executed in blank in relation to pledged shares, noting of pledges on share registers, application for registration of security and notices of assignment).

18.	The constitutive documents of any member of the Group whose shares are subject to Security under any of the Security Documents referred to above in the form required by the Agent together with any resolutions of the shareholders of such member of the Group adopting such changes to the constitutive documents of such member of the Group as the Agent shall have reasonably required to, among other things, remove any restriction on any transfer of shares or partnership interests (or equivalent) in such member of the Group pursuant to any enforcement of any of such Security Documents.

SCHEDULE 3

INCREASE AMOUNTS

Name of Lender	Increase amount ($)
Barclays Bank PLC	Up to 8,000,0000
Clydesdale Bank plc trading as Yorkshire Bank	Up to 8,000,0000
Lloyds TSB Bank plc	0
National Westminster Bank Plc	Up to 8,000,0000
Credit Suisse AG	Up to 3,000,0000
Wells Fargo Bank N.A.	Up to 3,000,0000
Acceding Lender	Up to 20,000,000
TOTAL	Up to 50,000,000

SCHEDULE 4

FORM OF UTILISATION REQUEST

From: [Borrower/Obligors’ Agent]

To: [Agent]

Dated:

Dear Sirs

Innospec Inc. – U.S.$150,000,000 Facility Agreement originally dated 14 December 2011

(as subsequently amended and restated) (the Facility Agreement)

1.	We wish [Name of Borrower] to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

2.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

3.	The proceeds of this Loan should be credited to [account].

[4/5] This Utilisation Request is irrevocable.

Yours faithfully

-----------------------------------------

authorised signatory for

[the Obligors’ Agent on behalf of]

[name of relevant Borrower]

SCHEDULE 5

FORM OF TRANSFER CERTIFICATES

PART 1

TRANSFERS BY ASSIGNMENT, ASSUMPTION AND RELEASE

To: [            ] as Agent

From: [The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

Innospec Inc. – U.S.$150,000,000 Facility Agreement originally dated 14 December 2011

(as subsequently amended and restated) (the Facility Agreement)

1.	We refer to the Facility Agreement. This is a Transfer Certificate.

2.	In accordance with the terms of the Facility Agreement:

(a)	the Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender specified in the Schedule together with a proportional interest under each Security Document;

(b)	the New Lender assumes obligations equivalent to those obligations of the Existing Lender under the Facility Agreement specified in the Schedule;

(c)	to the extent the obligations referred to in paragraph (b) above are effectively assumed by the New Lender, the Existing Lender is released from its obligations under the Facility Agreement specified in the Schedule; and

(d)	the New Lender becomes a Lender under the Facility Agreement and is bound by the terms of the Facility Agreement as a Lender.

3.	The proposed Transfer Date is [ ].

4.	The administrative details of the New Lender for the purposes of the Facility Agreement are set out in the Schedule.

5.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations in respect of this Transfer Certificate contained in the Facility Agreement.

6.	The New Lender and the Existing Lender expressly acknowledge that the Security granted by the Security Documents will be preserved for the benefit of the New Lender, the Agent and the remaining Lenders.

7.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Transfer Certificate.

8.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [    ].

[Agent]

By:

Note: The New Lender must decide which form of Transfer Certificate to use. It is likely to be better to use the Transfer Certificate in Part 1 of this Schedule because that may make it easier for the New Lender to obtain the benefit of security granted by an Obligor incorporated in or subject to the laws of a civil law jurisdiction. The New Lender is alone responsible for checking whether any further formalities should be complied with. An assignment may give rise to a stamp duty or transfer tax issues.

PART 2

TRANSFERS BY NOVATION

To: [            ] as Agent

From: [The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

Innospec Inc. – U.S.$150,000,000 Facility Agreement originally dated 14 December 2011

(as subsequently amended and restated) (the Facility Agreement)

We refer to the Facility Agreement. This is a Transfer Certificate.

1.	The Existing Lender transfers by novation to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the terms of the Facility Agreement together with a proportional interest under each Security Document.

2.	The proposed Transfer Date is [ ].

3.	The administrative details of the New Lender for the purposes of the Facility Agreement are set out in the Schedule.

4.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations in respect of this Transfer Certificate contained in the Facility Agreement.

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Transfer Certificate.

6.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

THE SCHEDULE

Rights and obligations to be transferred by assignment, assumption and release

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Agent as [            ].

[AGENT]

As Agent, for and on behalf of

each of the parties to the Facility Agreement

(other than the Existing Lender and

the New Lender)

Note: The New Lender must decide which form of Transfer Certificate to use. It is likely to be better to use the Transfer Certificate in Part 1 of this Schedule because that may make it easier for the New Lender to obtain the benefit of security granted by an Obligor incorporated in or subject to the laws of a civil law jurisdiction. The New Lender is alone responsible for checking whether any further formalities should be complied with. An assignment may give rise to a stamp duty or transfer tax issues.

SCHEDULE 6

FORM OF ACCESSION LETTER

To:     [            ] as Agent

From: [Subsidiary] and [Parent]/[Bilateral Bank]/[Hedging Bank]

Dated:

Dear Sirs

Innospec Inc. – U.S.$150,000,000 Facility Agreement originally dated 14 December 2011

(as subsequently amended and restated) (the Facility Agreement)

1.	[Subsidiary]/[Bilateral Bank]/[Hedging Bank] agrees to become an Additional [Borrower]/[Guarantor]/[Bilateral Bank]/[Hedging Bank] [Lender] and to be bound by the terms of the Facility Agreement as an Additional [Borrower]/[Guarantor]/[Bilateral Bank]/[Hedging Bank]/[Lender] pursuant to Clause [25.2 (Additional Borrowers)]/[Clause 25.4 (Additional Guarantors)]/[24.13 (Accession of Bilateral Banks)]/[24.14 (Accession of Hedging Banks) of the Facility Agreement. [Subsidiary]/[Bilateral Bank]/[Hedging Bank] is a company duly incorporated under the laws of [name of relevant jurisdiction].

2.	[Incorporate wording limiting the guarantee to the extent appropriate to satisfy any local legal requirements regarding corporate benefit, financial assistance etc and to avoid any material risk of legal liability of a director of the proposed Guarantor.]

3.	[Subsidiary’s]/[Bilateral Bank’s]/[Hedging Bank’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This letter and any non-contractual obligations arising out of or in connection with it is governed by English law.

This Guarantor Accession Letter is entered into by a deed.

[Parent]	[Subsidiary]/[Bilateral Bank]/[Hedging Bank]

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:     [            ] as Agent

From: [resigning Obligor] and [Parent]

Dated:

Dear Sirs

Innospec Inc. – U.S.$150,000,000 Facility Agreement originally dated 14 December 2011

(as subsequently amended and restated) (the Facility Agreement)

1.	Pursuant to [Clause 25.3 (Resignation of a Borrower)]/[Clause 25.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Facility Agreement.

2.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[ ] *

3.	This letter and any non-contractual obligations arising out of or in connection with it is governed by English law.

[Parent]	[Subsidiary]

By:	By:

*	Insert any other conditions required by the Facility Agreement.

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

To:     [            ] as Agent

From: [Parent]

Dated:

Dear Sirs

Innospec Inc. – U.S.$150,000,000 Facility Agreement originally dated 14 December 2011

(as subsequently amended and restated) (the Facility Agreement)

1.	We refer to the Facility Agreement. This is a Compliance Certificate.

2.	We confirm that:

(a)	The ratio of Total Net Debt on [Quarter Date] to EBITDA for the Relevant Period ending on such Quarter Date was [ ] and therefore we are [in compliance/not in compliance] with this financial covenant.

(b)	The ratio of EBITDA to Net Interest in respect of each Relevant Period ending on such Quarter Date was not less than 4.0:1 and therefore we are [in compliance/not in compliance] with this financial covenant.

3.	On the basis of the above, we confirm that the Margin in respect of Loans after your receipt of this Compliance Certificate will be [ ] per cent. per annum.

4.	[We also confirm that:

(a)	the aggregate (without double counting) EBITDA of the Guarantors for the Relevant Period ending on [ ] was [ ]% of the consolidated EBITDA of the Group for that Relevant Period;

(b)	the aggregate gross assets (without double counting) of the Guarantors as at [ ] was [ ]% of the consolidated gross assets of the Group as at such date;

(c)	Guarantors representing at least 65% of consolidated EBITDA of the Group for that relevant period and at least 65% of the consolidated gross assets of the Group as at [insert date of Relevant Period] have provided Transaction Security which continue to be in place[3]; and

(d)	the Material Group Companies for the purpose of paragraphs (b) and (d) of the definition of Material Group Company are as follows:

[        ]. [Note: This paragraph 4 only to be given with annual statements]

[3]	Delete for compliance certificates delivered in respect of periods falling after the Security Release Date.

5.	[We confirm that no Default is continuing.] [If this statement cannot be made, this certificate should identify the Default and the steps, if any, being taken to remedy it.]

Signed:
[Director/member of Management]
of
[Parent]

SCHEDULE 9

FORM OF INCREASE CONFIRMATION

To:     [            ] as Agent

From: [the Increase Lender/Accordion Lender] (the Increase Lender/Accordion Lender)

Dated:

Dear Sirs

Innospec Inc. – U.S.$150,000,000 Facility Agreement originally dated 14 December 2011

(as subsequently amended and restated) (the Facility Agreement)

1.	We refer to the Facility Agreement. This is an Increase Confirmation. Terms defined in the Facility Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause [2.4 (Increase – Defaulting Lender)/2.5 (Voluntary increase)] of the Facility Agreement.

3.	The [Increase/Accordion] Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the Relevant Commitment) as if it was an Original Lender under the Facility Agreement.

4.	The proposed date on which the increase in relation to the [Increase/Accordion] Lender and the Relevant Commitment is to take effect (the Increase Date) is [ ].

5.	[On the Increase Date, the [Increase/Accordion] Lender becomes party to the relevant Finance Documents as a Lender.]

6.	[The Facility Office and address, fax number and attention details for notices to the [Increase/Accordion] Lender for the purposes of Clause 31 (Notices) are set out in the Schedule.]

7.	[The [Increase/Accordion] Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph [(f) of Clause 2.4 (Increase – Defaulting Lender)/(h) of Clause 2.5 (Voluntary increase)].]

8.	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

9.	This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

10.	This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the [Increase/Accordion] Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase/Accordion Lender]

By:

This Facility Agreement is accepted as an Increase Confirmation for the purposes of the Facility Agreement by the Agent.

The Increase Date is confirmed as [        ].

Agent

By:

SCHEDULE 10

TIMETABLES

	Loans in euro	Loans in dollars	Loans in sterling	Loans in other currencies
Agent notifies the Parent if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	—	—	—	U-4
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 9.00 a.m.	U-3 9.00 a.m.	U-1 9.00 a.m.	U-3 9.00 a.m.
Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation)	U-3 11.00 a.m.	U-3 11.00 a.m.	U-1 11.00 a.m.	U-3 11.00 a.m.
Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 3.00 p.m.	U-3 3.00 p.m.	U-1 3.00 p.m.	U-3 3.00 p.m.
Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	U-3 5.00 p.m.	U-3 5.00 p.m.	U-1 5.00 p.m.	U-3 5.00 p.m.
Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	U-2 9.30 a.m.	U-2 9.30 a.m.	U 9.30 a.m.	U-2 9.30 a.m

LIBOR/EURIBOR is fixed	Quotation Day as of 11.00 a.m. London time in respect of LIBOR	Quotation Day as of 11.00 a.m. London time in respect of LIBOR	Quotation Day as of 11.00 a.m.	Quotation Day as of 11.00 a.m.
Quotation Day as of 11.00 a.m. Brussels time in respect of EURIBOR

“U” = date of utilisation

“U-X” = X Business Days prior to date of utilisation

SIGNATORIES

THE PARENT

INNOSPEC INC.

By:	Ian Cleminson

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

THE ORIGINAL BORROWERS

INNOSPEC LIMITED

By:	Ian Cleminson

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

INNOSPEC FUEL SPECIALTIES LIMITED

By:	Ian Cleminson

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

INNOSPEC FINANCE LIMITED

By:	Ian Cleminson

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

11

INNOSPEC DEVELOPMENTS LIMITED

By:	Ian Cleminson

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

INNOSPEC WIDNES LIMITED

By:	Ian Cleminson

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

INNOSPEC INC.

By:	Ian Cleminson

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

INNOSPEC FUEL SPECIALITIES LLC

By:	Ian Cleminson

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

12

INNOSPEC ACTIVE CHEMICALS LIMITED

By:	Ian Cleminson

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

THE ORIGINAL GUARANTORS

INNOSPEC LIMITED

By:	Ian Cleminson

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

INNOSPEC FUEL SPECIALTIES LIMITED

By:	Ian Cleminson

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

INNOSPEC DEVELOPMENTS LIMITED

By:	Ian Cleminson

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

13

INNOSPEC INC.

By:	Ian Cleminson

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

OBOADLER COMPANY LIMITED

By:	Brian R Watt

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

INNOSPEC TRADING LIMITED

By:	Ian Cleminson

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

14

INNOSPEC HOLDINGS LIMITED

By:	Ian Cleminson

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

INNOSPEC INTERNATIONAL LIMITED

By:	Ian Cleminson

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

ALCOR CHEMIE VERTRIEBS GMBH

By:	André Richiger and Martin Wettstein

Address:	Zählerweg 6
OPUS Gebäude 102
CH – 6300 Zug

Fax:	+ 41 41 767 0059

INNOSPEC (PLANT) LIMITED

By:	Ian Cleminson

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

15

INNOSPEC FINANCE LIMITED

By:	Ian Cleminson

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

INNOSPEC ALCHEMY

By:	Ian Cleminson

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

INNOSPEC GMBH

By:	André Richiger and Martin Wettstein

Address:	Zählerweg 6
OPUS Gebäude 102
CH – 6300 Zug

Fax:	+ 41 41 767 0059

INNOSPEC FUEL SPECIALTIES LLC

By:	Ian Cleminson

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

16

INNOSPEC ACTIVE CHEMICALS LLC

By:	David Williams

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

INNOSPEC ACTIVE CHEMICALS LIMITED

By:	Ian Cleminson

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

INNOSPEC WIDNES LIMITED

By:	Ian Cleminson

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

INNOSPEC OIL FIELD CHEMICALS LLC

By:	Patrick Williams

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

17

INNOSPEC STRATA HOLDINGS LLC

By:	Patrick Williams

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

STRATA CONTROL SERVICES, INC.

By:	Patrick Williams

Address:	Innospec Manufacturing Park
Oil Sites Road
Ellesmere Port
Cheshire
CH65 4EY

Fax:	0151 348 5837

18

THE AGENT

LLOYDS TSB BANK PLC

By:	Nigel Duffield

Contact details in respect of operational matters (such as Utilisation Requests, interest rate fixing, interest rate/fee calculations and payments):

Attention:	Wholesale Loans Servicing Agency Operations

Address:	Citymark 150 Fountainbridge Edinburgh EH3 9PE

Fax:

Contact details in respect of non-operational matters (such as documentation, covenant compliance, amendments and waivers):

Attention:	Wholesale Loans Agency

Address:	Lloyds TSB Bank plc 10 Gresham Street London EC2V 7AE

Fax:	+44 (0)20 7158 3204

19

THE SECURITY AGENT

LLOYDS TSB BANK PLC

By:	Nigel Duffield

Attention:	Wholesale Loans Agency

Address:	Lloyds TSB Bank plc
10 Gresham Street
London
EC2V 7AE

Fax:	+44 (0)20 7158 3198

20

THE ARRANGERS

BARCLAYS BANK PLC

By:	Chris Brown

CLYDESDALE BANK PLC TRADING AS YORKSHIRE BANK

By:	Seth Vaughan

CREDIT SUISSE AG

By:	Rolf Tschan and Simon Hagmann

LLOYDS TSB BANK PLC

By:	Nigel Duffield

THE ROYAL BANK OF SCOTLAND PLC ACTING AS AGENT FOR NATIONAL WESTMINSTER BANK ACTING AS ARRANGER

By:	Stuart Hamnett

WELLS FARGO BANK N.A.

By:	Gideon Oosthuizen

21

THE ORIGINAL LENDERS

BARCLAYS BANK PLC

By:	Chris Brown

CLYDESDALE BANK PLC TRADING AS YORKSHIRE BANK

By:	Seth Vaughan

CREDIT SUISSE AG

By:	Rolf Tschan and Simon Hagmann

LLOYDS TSB BANK PLC

By:	Nigel Duffield

NATIONAL WESTMINSTER BANK PLC

By:	Stuart Hamnett

WELLS FARGO BANK N.A.

By:	Gideon Oosthuizen

22

THE ORIGINAL HEDGING BANKS

BARCLAYS BANK PLC

By:	Chris Brown

LLOYDS TSB BANK PLC

By:	Nigel Duffield

NATIONAL WESTMINSTER BANK PLC

By:	Stuart Hamnett

CLYDESDALE BANK PLC TRADING AS YORKSHIRE BANK

By:	Seth Vaughan

WELLS FARGO BANK N.A.

By:	Gideon Oosthuizen

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